                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                 WELLPOINT HEALTH NETWORKS INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than the
      Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                [WellPoint Logo]

                                  April 4, 2001


VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


     Re: REVISED PROXY STATEMENT OF WELLPOINT HEALTH NETWORKS INC.

Ladies and Gentlemen:

     Pursuant to Rule 14a-6(h) of the Securities Exchange Act of 1934 (the "Exchange Act"), WellPoint Health Networks Inc. (the "Company") is hereby filing via EDGAR a revised Proxy Statement on Schedule 14A relating to the Company's 2001 Annual Meeting of Stockholders to be held on May 8, 2001. The version of the Proxy Statement filed via EDGAR on March 30, 2001 contained an inaccuracy in certain data contained in the Stock Performance Graph. This chart as originally filed indicated an incorrect stock price for "WellPoint Health Networks" and for the "Managed Care Peer Group" as of December 31, 1996. The revised Proxy Statement is hereby being submitted for filing in order to correct the inaccuracy. In all other respects, the revised Proxy Statement is unchanged from the version of the Proxy Statement submitted via EDGAR on March 30, 2001.

     The Proxy Statements as mailed to stockholders on or about April 2, 2001 contained the appropriate data in the Stock Performance Graph.

     If you have any questions or comments regarding the filing, please contact the undersigned by telephone at (805) 557-6112 or by facsimile at (805) 557-6821.

                                       Very truly yours,

                                       /s/ ROBERT A. KELLY
                                       -------------------
                                       Robert A. Kelly

                                [WELLPOINT LOGO]

                                 March 28, 2001

To our Stockholders:

    You are cordially invited to attend the 2001 Annual Meeting of Stockholders of WellPoint Health Networks Inc. (the "Company") which will be held on May 8, 2001, at 10:00 a.m., at the Hyatt Westlake Plaza, 880 South Westlake Boulevard, Westlake Village, California 91361.

    At the meeting, you will be asked to vote upon proposals to:

    - Elect two Class II directors;

    - Approve an amendment to the Company's Executive Officer Annual Incentive Plan; and

    - Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants.

    Details of business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

    Please take this opportunity to participate in the affairs of the Company by voting on the business to be presented at this meeting. Whether or not you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING REPLY ENVELOPE. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

    If you plan to attend the Annual Meeting and are a registered stockholder, please bring the admission ticket which is attached to your proxy card. If your shares are registered in the name of a bank or your broker, please bring your bank or broker statement showing your beneficial ownership with you to the Annual Meeting.

    We look forward to your attendance at the Annual Meeting.

                                          Sincerely,

                                          /s/ Leonard D. Schaeffer

                                          Leonard D. Schaeffer
                                          CHAIRMAN OF THE BOARD
                                          AND CHIEF EXECUTIVE OFFICER

                         WELLPOINT HEALTH NETWORKS INC.

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 8, 2001

                             ---------------------

    The 2001 Annual Meeting of Stockholders of WellPoint Health Networks Inc. (the "Company") will be held on Tuesday, May 8, 2001, at 10:00 a.m., local time, at the Hyatt Westlake Plaza located at 880 South Westlake Boulevard, Westlake Village, California 91361 to act on the following matters:

    1. Elect two Class II directors of the Company to serve until the 2004 Annual Meeting or the election of their successors;

    2. Approve an amendment to the Company's Executive Officer Annual Incentive Plan to increase the maximum bonus that may be awarded to any single participant over a certain period;

    3. Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001; and

    4. Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    These matters are more fully described in the Proxy Statement accompanying this Notice.

    Only stockholders of record at the close of business on March 16, 2001 are entitled to notice of and to vote at the Annual Meeting. A complete list of the stockholders entitled to vote at the meeting will be available for at least
10 days prior to the Annual Meeting at the Company's principal executive office located at 1 WellPoint Way, Thousand Oaks, California 91362 for the examination of any stockholders and will also be available for inspection at the meeting.

                                          By Order of the Board of Directors

                                          /s/ Thomas C. Geiser

                                          Thomas C. Geiser
                                          SECRETARY

Thousand Oaks, California
March 28, 2001

                             YOUR VOTE IS IMPORTANT

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY RETURNED A PROXY.

                         WELLPOINT HEALTH NETWORKS INC.

                               ------------------

                                PROXY STATEMENT

                      2001 ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of WellPoint Health Networks Inc. (the "Company" or "WellPoint") for use at the Annual Meeting of Stockholders to be held on May 8, 2001, at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hyatt Westlake Plaza located at 880 South Westlake Boulevard, Westlake Village, California 91361. The Company's principal executive office is located at 1 WellPoint Way, Thousand Oaks, California 91362 and the Company's telephone number is (818) 703-4000. This Proxy Statement and the proxy card are being mailed to stockholders on or about April 2, 2001.

PROXIES

    If any stockholder is unable to attend the Annual Meeting, the stockholder may vote by proxy. The enclosed proxy is solicited by the Company's Board of Directors (the "Board of Directors" or the "Board") and, when the proxy card is returned properly completed, it will be voted as directed by the stockholder on the proxy card. Stockholders are urged to specify their choices on the enclosed proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of Common Stock represented by the proxy will be voted "FOR" Proposals 1, 2 and 3 and will be voted in the proxyholders' discretion as to other matters that may properly come before the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (i) delivering to the Company's principal executive office, 1 WellPoint Way, Thousand Oaks, California 91362, Attention: Secretary, a written notice of revocation or duly executed proxy bearing a later date, or (ii) attending the Annual Meeting and voting in person.

    The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person, by telephone or facsimile. The Company's transfer agent, Mellon Investor Services, LLC, will assist in the solicitation of proxies as part of its transfer agent services to the Company. The fee for such services will be approximately $8,500 plus reasonable expenses.

WHO IS ENTITLED TO VOTE?

    Only holders of Common Stock of record at the close of business on March 16, 2001, the record date and time fixed by the Board of Directors, are entitled to vote at the meeting. As of March 16, 2001, approximately 63,096,476 shares of the Company's Common Stock were issued and outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder. A majority of the shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting.

QUORUM REQUIREMENT AND VOTING ISSUES

    An affirmative vote of a majority of shares of Common Stock present and voting at the meeting is required for approval of all items being submitted to the stockholders for their consideration, other than the election of directors. Directors are elected by a plurality of votes cast. An automated system administered by the Company's transfer agent tabulates stockholder votes. Abstentions will be treated as the equivalent of a negative vote for the purpose of determining whether a proposal has been adopted and will have no effect for the purpose of determining whether a director has been elected. Abstentions will be counted in determining whether there is a quorum. As to certain matters other than the election of directors, the New York Stock Exchange Rules generally require when shares are registered in "street" or nominee name that their member brokers receive specific instruction from the beneficial owners in order to vote on such a proposal. If a member broker indicates on the proxy that the broker does not have discretionary authority as to certain shares to vote on a particular matter, the Company will not consider those shares as present and entitled to vote with respect to those matters. The Company will, however, count the shares represented by such "broker non-votes" in determining whether there is a quorum.

    Except to the extent that a stockholder withholds votes from the nominees, the proxyholders named in the accompanying form of proxy, in their sole discretion, will vote the proxy for the election of the nominees listed below as directors of the Company.

    Under the provisions of the Company's 401(k) Retirement Savings Plan (the "401(k) Plan"), approximately 615,765 shares (as of March 16, 2001) of Common Stock of the Company held by Vanguard Fiduciary Trust Company, the trustee of the 401(k) Plan, may be voted at the meeting pursuant to confidential instructions from participating employees.

                                PROPOSAL NO. 1:
                             ELECTION OF DIRECTORS

    The Board of Directors proposes the election of two Class II directors at the Annual Meeting. The Company's Bylaws provide for nine directors. The Board of Directors is divided into three classes, each serving three-year terms, as provided in the Company's Restated Certificate of Incorporation. There are currently two Class II directors. The two current Class II directors hold office until this Annual Meeting. The three Class III directors hold office until the 2002 Annual Meeting and the three Class I directors hold office until the 2003 Annual Meeting. Unless otherwise instructed, the proxyholders will vote the proxies received by them for the two Class II director nominees to the Board of Directors named below. Mr. Davenport has served as a director of the Company since May 1996 and Mr. Jobe has served as a director since March 2001. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the proxyholders to fill the vacancy. However, it is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a Class II director will continue until the 2004 Annual Meeting of Stockholders or until the director's successor has been elected. Under an agreement with the California Department of Corporations (the "DOC"), Mr. Davenport has effectively agreed not to serve as a director beyond
April 2002. The Company anticipates that, upon Mr. Davenport's resignation from the Board of Directors in April 2002, the then-remaining directors will elect Mr. Davenport's successor, who will serve in such capacity until the Annual Meeting of Stockholders in 2004 or until such person's successor is elected.

NOMINEES FOR ELECTION AS DIRECTORS

    The names of the nominees and certain biographical information about them are set forth below:

    STEPHEN L. DAVENPORT, age 68, a Class II director, has been a director of the Company since May 1996, was an independent director of the Company's former parent company Blue Cross of California ("BCC") (which is now a wholly owned subsidiary of the Company) from 1991 until May 1996 and prior to that served as an advisory director of BCC from 1989. He is retired. From 1980 to 1995, he was president of D/A Financial Group. Prior to that he was Senior Vice President of Provident Mutual Life Insurance Company. Pursuant to an agreement with the DOC, Mr. Davenport has effectively agreed not to serve as a director beyond
April 2002. Mr. Davenport serves on the Compensation Committee of the Board.

    WARREN Y. JOBE, age 60, was elected a Class II director of the Company in March 2001, upon completion of the Company's merger with Cerulean
Companies, Inc. ("Cerulean") as provided in the Amended and Restated Agreement and Plan of Merger among the Company and Cerulean. Mr. Jobe has been Senior Vice President of Southern Company responsible for Corporate Development including customer relations and civic affairs since 1998. Since 1998, Mr. Jobe also has been Executive Vice President of Georgia Power Company. Mr. Jobe was Executive Vice President and Chief Financial Officer of Georgia Power Company from 1982 to 1998, during which time he was also a member of its Board of Directors.

    The Board of Directors recommends that stockholders vote FOR the election of each of the nominees set forth above.

DIRECTORS OTHER THAN THE NOMINEES

    The directors of the Company other than the nominees are as follows:

    W. TOLIVER BESSON, age 56, a Class III director, has been a director of the Company since May 1996, was an independent director of BCC from April 1994 until May 1996 and prior to that served as an advisory director of BCC from 1989. He has been a partner with the law firm of Paul, Hastings, Janofsky & Walker since 1978. He served on its national management committee from 1985 to 1990 and served on the Board of Governors of the California State Bar from 1979 to 1980. He currently serves as a member of the management committee of Cross Country Ventures (a venture capital limited partnership). Pursuant to an agreement with the DOC, Mr. Besson has effectively agreed not to serve as a director beyond April 2003. Mr. Besson serves on the Audit Committee of the Board and as the chairperson of the Nominating & Governance Committee of the Board.

    ROGER E. BIRK, age 70, a Class I director, has been a director of the Company since April 1993. He is retired. Mr. Birk served as President of the Federal National Mortgage Association ("Fannie Mae") from 1987 to 1992 and as Chairman and Chief Executive Officer of Merrill Lynch & Co., Inc. from 1982 to 1986. Mr. Birk serves as a director of Penske Corporation and Fannie Mae.
Mr. Birk serves as the chairperson of the Audit Committee of the Board.

    SHEILA P. BURKE, age 50, a Class I director, has been a director of the Company since April 1997. Since July 2000, Ms. Burke has been the Undersecretary for American Museums & National Programs of the Smithsonian Institution. From December 1996 until July, 2000 Ms. Burke served as an Executive Dean of the John
F. Kennedy School of Government, Harvard University. Previously in 1996,
Ms. Burke was a senior advisor to the Dole for President Campaign. From 1986 until June 1996, Ms. Burke was the chief of staff for the Office of the Republican Leader of the United States Senate. Ms. Burke currently serves on the Board of Directors of Chubb Corp. Ms. Burke serves on the Audit Committee and the Compensation Committee of the Board.

    JULIE A. HILL, age 54, a Class III director, has been a director of the Company since March 1994. Since December 1998, she has been the President and Chief Executive Officer of Hiram-Hill Development Company/The Hill Companies, a residential real estate development firm. Ms. Hill was President and Chief Executive Officer of Costain Homes Inc. ("Costain") from January 1991 until November 1998. During 1998, Ms. Hill also served as Chairman of the Board of Costain. Costain was a division of London-based Costain Group PLC and built single-family detached residential communities. Ms. Hill serves as the chairperson of the Compensation Committee and on the Nominating & Governance Committee of the Board.

    ELIZABETH A. SANDERS, age 55, a Class I director, has been a director of the Company since May 1996. Ms. Sanders has been a consultant to executive management from 1990 to the present. She was employed by Nordstrom Inc. from 1971 to 1990 and served as Vice President and General Manager of Nordstrom, Inc. from 1981 to 1990. Ms. Sanders is a founder of the National Bank of Southern California and was on its board of directors from 1983 to 1990. She currently serves on the following boards of directors: Washington Mutual Inc., Wal-Mart Stores, Inc., Wolverine Worldwide, Inc. and the Advantica Restaurant Group, Inc. Ms. Sanders serves on the Nominating & Governance Committee and the Compensation Committee of the Board.

    LEONARD D. SCHAEFFER, age 55, a Class III director, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since
August 1992. Mr. Schaeffer has also been Chief Executive Officer of BCC since 1986 and Chairman of its Board of Directors since 1989. From 1982 to 1986,
Mr. Schaeffer served as President of Group Health, Inc., an HMO in the midwestern United States. Prior to joining Group Health, Inc., Mr. Schaeffer was the Executive Vice President and Chief Operating Officer of the Student Loan Marketing Association, a financial institution that provides a secondary market for student loans, from 1980 to 1981. From 1978 to 1980, Mr. Schaeffer was the Administrator of the Health Care Financing Administration ("HCFA"). HCFA administers the Federal Medicare, Medicaid and Peer Review Organization programs. Mr. Schaeffer serves as a director of Allergan, Inc. and Providian Financial Corporation.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of fifteen meetings (including regularly scheduled meetings and special meetings) during 2000. During the same period, the Board of Directors acted several times by unanimous written consent. During 2000, each of the directors attended or participated in 75% or more of the aggregate number of meetings of the Board of Directors and committees of the Board on which the director served. The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating & Governance Committee.

    The Audit Committee, which consists of Messrs. Birk and Besson and
Ms. Burke, met four times during 2000. The Audit Committee reviews financial and auditing issues of the Company, recommends engagement of the Company's independent auditors, approves the services performed by the Company's independent auditors and reviews the Company's accounting principles, internal control structure and policies and procedures. During 2000, the Board of Directors examined the composition of the Audit Committee in light of the adoption by the New York Stock Exchange of new rules governing audit committees. Based upon this examination, the Board confirmed that all members of the Audit Committee are "independent" within the meaning of these new rules. Mr. Birk is chairperson of the Audit Committee. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached as Annex I to this Proxy Statement.

    The Compensation Committee, which consists of Mesdames Hill, Burke and Sanders and Mr. Davenport, met seven times during 2000. The Compensation Committee reviews and makes recommendations to the Board concerning the Company's executive compensation policy, bonus plans and stock incentive plans, and approves the granting of stock options and awards to executive officers. Ms. Hill is chairperson of the Compensation Committee.

    The Nominating & Governance Committee, which currently consists of
Mr. Besson and Mesdames Hill and Sanders, met two times during 2000. The Nominating & Governance Committee recommends qualified candidates for election as directors of the Company and generally reviews and makes recommendations to the Board concerning governance issues and Board compensation policies.
Mr. Besson is chairperson of the Nominating & Governance Committee. Stockholders wishing to recommend candidates for consideration by the Nominating & Governance Committee may do so by writing to the Secretary of the Company at the Company's principal executive office, giving the candidate's name, biographical affidavit and qualifications.

    The Board of Directors has adopted certain internally developed guidelines concerning its deliberations, conduct of meetings and other corporate governance issues. Pursuant to these guidelines, the Board of Directors meets at least two times per year in executive session. The Nominating & Governance reports regularly to the full Board of Directors and makes recommendations regarding governance issues. In considering nominations to the Board of Directors, the Board takes into account several factors, including the skills and experience as well as the independence of potential directors. The current Board of Directors consists entirely of non-employee directors, other than Mr. Schaeffer.

    There is currently one Class II vacancy on the Board of Directors. The proxyholders will not be able to vote for a greater number of nominees at the Annual Meeting than two nominees. Pursuant to the Company's Bylaws, the remaining directors may elect a new director to fill this vacancy. Such election may occur prior to or after the time of the Annual Meeting. Any director so elected would become a Class II director and would hold office until the 2004 Annual Meeting of Stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10 percent of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on a review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the year ended December 31, 2000, the Company's officers, directors and greater than 10 percent beneficial owners complied with all applicable filing requirements, except (i) Ronald A. Williams who reported late two transactions occurring in 2000 due to an administrative error and (ii) Woodrow
A. Myers, Jr., the Company's Executive Vice President and Chief Medical Officer who reported late one transaction occurring in 2000.

COMPENSATION OF DIRECTORS

    All non-employee directors of the Company are entitled to the following compensation: (i) $23,000 per year paid in quarterly installments; and
(ii) $1,300 per Board meeting and $900 per committee meeting, with the chairperson of the committee receiving $1,100 per committee meeting. The meeting fee is $500 for any telephonic Board or committee meeting. Non-employee directors of the Company are also entitled to receive a Company-paid annual physical examination.

    Non-employee directors may elect to defer the receipt of all or a portion of their fees. Under the Company's Board of Directors Deferred Compensation Plan (the "Directors' Deferred Compensation Plan"), amounts deferred may be credited with earnings at a rate equal to the actual rate of return of a range of investment vehicles authorized by the Compensation Committee. Alternatively, fees may be foregone in return for the grant of a non-statutory stock option. The number of shares of Common Stock subject to such option is equal to the dollar amount of cash compensation deferred divided by the product of the fair market value of the Company's Common Stock on the option grant date and 25%. The automatic stock awards discussed in the following paragraph may also be deferred under the Directors' Deferred Compensation Plan or may be foregone in exchange for stock options at a rate of four shares for each share foregone.

    On each date on which annual grants are made to officers of the Company subject to the short-swing profit liability of Section 16 of the Exchange Act, continuing non-employee directors who have served for at least six full calendar months automatically receive 800 shares of Common Stock and a 2,000-share stock option grant under the Company's 1999 Stock Incentive Plan. The 800-share grant is immediately vested and the 2,000-share stock option grant vests on the third anniversary of the grant date. Each newly elected non-employee director is also entitled to receive a 8,000-share stock option grant on the date of such director's election. This 8,000-share grant is immediately vested with respect to 2,000 shares, with the remaining shares vesting ratably on the first three anniversaries of the grant date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors is composed of Sheila
P. Burke, Stephen L. Davenport, Julie A. Hill and Elizabeth A. Sanders. The Company's Compensation Committee does not include any present or former officers or employees of the Company or any of its subsidiaries.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of Common Stock of the Company as of March 16, 2001 (or such other date as indicated) by (a) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock; (b) the Chief Executive Officer of the Company;
(c) each of the four other most highly compensated executive officers of the Company (determined for the year ended December 31, 2000) (collectively, with the Chief Executive Officer, the "Named Executive Officers"); (d) each director of the Company; and (e) all directors and executive officers as a group:

                                     NUMBER OF                     NUMBER OF        TOTAL SHARES
                                       SHARES                        SHARES       BENEFICIALLY AND
                                    BENEFICIALLY     PERCENT     SUPPLEMENTALLY    SUPPLEMENTALLY    PERCENT
NAME AND ADDRESS                      OWNED(1)     OF CLASS(2)       OWNED             OWNED         OF CLASS
----------------                    ------------   -----------   --------------   ----------------   --------
FMR Corp.(3)......................  6,131,323          9.7%            --             6,131,323        9.7%
  82 Devonshire Street
  Boston, MA 02109
Leonard D. Schaeffer..............  1,094,588(4)       1.7%        16,344(5)          1,110,932        1.7%
D. Mark Weinberg..................    278,650(6)         *         28,951(7)            307,601          *
Ronald A. Williams................    310,444(8)         *          1,543(9)            311,987          *
David C. Colby....................    245,548(10)        *         18,301(11)           263,849          *
Joan E. Herman....................     56,577(12)        *          6,927(13)            63,504          *
W. Toliver Besson.................      9,900(14)        *          1,600(15)            11,500          *
Roger E. Birk.....................     22,902(16)        *             --                22,902          *
Sheila P. Burke...................      9,200(17)        *             --                 9,200          *
Stephen L. Davenport..............     11,140(18)        *            800(19)            11,940          *
Julie A. Hill.....................     10,715(20)        *             --                10,715          *
Warren Y. Jobe....................      2,000(21)        *             --                 2,000          *
Elizabeth A. Sanders..............     10,600(22)        *            800(23)            11,400          *
All executive officers and          2,276,258(24)      3.5%        85,576             2,361,834        3.6%
  directors as a group (16
  persons)........................

------------------------

* Less than one percent.

(1) Except as indicated in footnotes to this table, the stockholders named in this table are known to the Company to have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. Shares shown as beneficially owned by any person have been determined in accordance with the requirements of Rule 13d-3 promulgated under the Exchange Act.

(2) Calculation based on approximately 63,096,476 shares of Common Stock outstanding as of March 16, 2001.

(3) Based solely on a Schedule 13G report filed with the SEC prepared as of December 31, 2000. Fidelity Management & Research Company, an investment advisor and a wholly owned subsidiary of FMR Corp., is deemed to be the beneficial owner of 5,528,060 of such shares as a result of acting as investment advisor to various investment companies registered under the Investment Company Act of 1940 and as sub-advisor to Fidelity Americal Special Situations Trust. Each of Edward C. Johnson 3d, FMR Corp. and the investment companies has sole power to dispose of the 5,528,060 shares owned by the investment companies. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares held by the investment companies, which power resides in the boards of trustees of the investment companies.

(4) Includes 90 shares held in a 401(k) account for the benefit of Mr. Schaeffer. Includes 935,352 shares subject to presently exercisable options, options that become exercisable within 60 days and restricted share right grants that vest within 60 days.

(5) Includes deferred rights to 16,344 shares held in a deferred compensation account for the benefit of Mr. Schaeffer.

(6) Includes 5,176 shares held in a 401(k) account for the benefit of Mr. Weinberg and 215,679 shares subject to presently exercisable options or options that become exercisable within 60 days.

(7) Represents deferred rights to 28,951 shares held in a deferred compensation account for the benefit of Mr. Weinberg.

(8) Includes 220 shares held in a 401(k) account for the benefit of Mr. Williams and 209,632 shares subject to presently exercisable options or options that become exercisable within 60 days.

(9) Represents deferred rights to 1,543 shares held in a deferred compensation account for the benefit of Mr. Williams.

(10) Includes 332 shares held in a 401(k) account for the benefit of Mr. Colby and 204,673 shares subject to presently exercisable options, options that become exercisable within 60 days and restricted share right grants that vest within 60 days.

(11) Includes a restricted share right grant with respect to 12,500 shares that vests on September 1, 2002. Includes a restricted share right grant with respect to 2,666 shares that vest in equal installments on August 18, 2001 and 2002. Includes deferred rights to 3,135 shares held in a deferred compensation account for the benefit of Mr. Colby.

(12) Includes 201 shares held in a 401(k) account for the benefit of Ms. Herman and 52,693 shares subject to presently exercisable options, options that become exercisable within 60 days and restricted share right grants that vest within 60 days.

(13) Includes a restricted share right grant with respect to 1,250 shares that vests in equal installments on June 1, 2001 and 2002. Includes deferred rights to 5,677 shares held in a deferred compensation account for the benefit of Ms. Herman.

(14) Includes 900 shares owned by the W. Toliver Besson Retirement Plan, of which Mr. Besson is trustee, and 100 shares owned by Mr. Besson's wife. Includes 6,000 shares subject to presently exercisable options.

(15) Includes deferred rights to 1,600 shares under the Company's Board of Directors Deferred Compensation Plan. See "Compensation of Directors."

(16) Includes 9,200 shares subject to presently exercisable options.

(17) Includes 6,000 shares subject to presently exercisable options.

(18) Includes 1,000 shares held in an IRA for the benefit of Mr. Davenport and 4,381 shares owned by the Davenport Family Trust, of which Mr. Davenport is trustee. Includes 5,759 shares subject to presently exercisable options.

(19) Includes deferred rights to 800 shares under the Company's Board of Directors Deferred Compensation Plan. See "Compensation of Directors."

(20) Includes 5,607 shares subject to presently exercisable options.

(21) Includes 2,000 shares subject to presently exercisable options.

(22) Includes 8,980 shares subject to presently exercisable options.

(23) Includes deferred rights to 800 shares under the Company's Board of Directors Deferred Compensation Plan. See "Compensation of Directors."

(24) Includes 1,823,026 shares subject to presently exercisable options, options that become exercisable within 60 days or restricted share right grants that vest within 60 days.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CERTAIN COMPENSATION

    The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company's Chief Executive Officer and each of the four other Named Executive Officers for the years ended December 31, 1998, 1999 and 2000:

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG-TERM
                                                                                           COMPENSATION AWARDS
                                                         ANNUAL COMPENSATION             -----------------------
                                               ---------------------------------------                SECURITIES
                                                                         OTHER ANNUAL    RESTRICTED   UNDERLYING     ALL OTHER
                                                 SALARY       BONUS      COMPENSATION      STOCK       OPTIONS     COMPENSATION
NAME                                  YEAR        ($)         ($)(1)          ($)           ($)          (#)          ($)(2)
----                                --------   ----------   ----------   -------------   ----------   ----------   -------------
Leonard D. Schaeffer..............    2000     $1,076,922   $3,344,676     $141,868(3)           0     272,454       $192,125
Chairman and                          1999        999,992    2,200,700     $129,849(4)           0     361,231        133,557
Chief Executive Officer               1998        977,951    1,150,000        4,727(5)    $317,531(6)  143,350        105,814

D. Mark Weinberg..................    2000     $  561,923   $  776,201            0              0     154,217       $ 49,740
Executive Vice President,             1999        532,116      400,000            0              0     113,141         40,286
Individual and Small Group            1998        516,156      250,000            0              0      77,430         41,383
Businesses

Ronald A. Williams(7).............    2000     $  588,846   $  968,177     $  5,105(5)           0     135,143       $ 63,539
Executive Vice President,             1999        532,116      562,000        4,887(5)           0     121,155         48,055
Large Group Businesses                1998        516,155      300,000        4,727(5)           0      85,874         46,260

David C. Colby....................    2000     $  459,846   $  642,110     $  5,656(5)           0      45,000       $ 41,969
Executive Vice President              1999        423,154      374,800        3,900(5)    $316,750(8)   45,000         35,752
and Chief Financial Officer           1998        405,654      300,000      289,056(9)     211,688(10)   42,000        24,176

Joan E. Herman(11)................    2000     $  401,000   $  710,730     $ 30,472(12)          0      47,822       $ 37,683
Executive Vice President,             1999        366,962      350,000       38,293(13)          0      30,174         27,416
Senior, Specialty and                 1998        195,192      192,525      121,663(14)   $154,844(15)   30,000         9,437
State-Sponsored Program Division

------------------------------
(1) Includes restricted share right grants vesting in equal installments on March 15, 2002, 2003 and 2004 for Leonard D. Schaeffer, D. Mark Weinberg, Ronald A. Williams, David C. Colby and Joan E. Herman in the amount of $1,437,500, $134,195, $242,177, $184,152 and $310,980, respectively. As of
    December 31, 2000, the shares underlying these grants (none of which were vested) had a fair market value of approximately $1,752,492, $164,462, $295,155, $224,507 and $379,057, respectively, not accounting for vesting restrictions. The unvested shares underlying this grant are subject to forfeiture in certain instances and to accelerated vesting upon a change in control. Dividends will not be paid on any shares prior to the lapsing of vesting restrictions.

(2) For the year ended December 31, 2000, "All Other Compensation" includes the following:

    - Contributions on behalf of Leonard D. Schaeffer, D. Mark Weinberg, Ronald
      A. Williams, David C. Colby and Joan E. Herman in the amount of $9,525, $6,931, $8,475, $8,475 and $8,475, respectively, to the 401(k) plan to match 2000 pre-tax elective deferral contributions (included under Salary) made by each to such plan;

    - Contributions on behalf of Leonard D. Schaeffer, D. Mark Weinberg, Ronald
      A. Williams, David C. Colby and Joan E. Herman in the amount of $158,198, $37,380, $43,913, $29,648 and $25,920, respectively, to match 2000 pre-tax elective deferral contributions (included under Salary) made by each to WellPoint's deferred compensation plan; and

    - Life insurance premiums paid on behalf of Leonard D. Schaeffer, D. Mark Weinberg, Ronald A. Williams, David C. Colby and Joan E. Herman in the amount of $24,402, $5,429, $11,150, $3,810 and $3,288, respectively.

(3) Represents $105,677 of inputed interest income on a loan from the Company, $13,489 of auto allowance, $12,109 for long-term disability insurance coverage and $10,593 for financial planning services (and/or reimbursement of tax obligations with respect thereto).

(4) Represents $93,779 of inputed interest income on a loan from the Company, $11,410 of auto allowance, $14,448 for long-term disability insurance coverage and $10,212 for financial planning services (and/or reimbursement of tax obligations with respect thereto).

(5) Represents financial and tax planning services (and/or reimbursement of tax obligations with respect thereto) provided by the Company.

(6) Represents a restricted share right grant of 4,500 shares vesting in equal installments on May 12, 1999, 2000 and 2001. As of December 31, 2000, the shares underlying this grant (3,000 of which were vested) had a fair market value of approximately $518,625, not accounting for vesting restrictions. The unvested shares underlying this grant are subject to forfeiture in certain instances and to accelerated vesting upon a change in control. Dividends will not be paid on any shares prior to the lapsing of vesting restrictions.

(7) Mr. Williams' employment with the Company terminated as of March 16, 2001.

(8) Represents a restricted share right grant of 4,000 shares vesting in equal installments on August 18, 2000, 2001 and 2002. As of December 31, 2000, the shares underlying this grant (1,333 of which were vested) had a fair market value of approximately $461,000, not accounting for vesting restrictions. The unvested shares underlying this grant are subject to forfeiture in certain instances and to accelerated vesting upon a change in control. Dividends will not be paid on any shares prior to the lapsing of vesting restrictions.

(9) Represents reimbursement of relocation expenses.

(10) Represents a restricted share right grant of 3,000 shares vesting in equal installments on May 12, 1999, 2000 and 2001. As of December 31, 2000, the shares underlying this grant (2,000 of which were vested) had a fair market value of approximately $345,750, not accounting for vesting restrictions. The unvested shares underlying this grant are subject to forfeiture in certain instances and to accelerated vesting upon a change in control. Dividends will not be paid on any shares prior to the lapsing of vesting restrictions.

(11) Ms. Herman joined the Company as of June 1, 1998.

(12) Represents forgiveness of $25,000 of a relocation loan and financial and tax planning services and/or reimbursement of tax obligations with respect thereto of $5,105.

(13) Represents forgiveness of $25,000 of a relocation loan, financial and tax planning services and/or reimbursement of tax obligations with respect thereto of $10,831, and reimbursement of relocation expenses of $2,462.

(14) Represents reimbursement of relocation expenses of $117,877 and financial and tax planning services and/or reimbursement of tax obligations with respect thereto of $3,786.

(15) Represents a restricted share right grant of 2,500 shares vesting on June 1, 1999, 2000, 2001 and 2002. As of December 31, 2000, the shares underlying this grant (1,250 of which were vested) had a fair market value of approximately $288,125, not accounting for vesting restrictions. The unvested shares underlying this grant are subject to forfeiture in certain instances and to accelerated vesting upon a change in control. Dividends will not be paid on any shares prior to the lapsing of vesting restrictions.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information with respect to stock options granted to the Named Executive Officers during 2000. No stock appreciation rights ("SARs") were granted in 2000.

                                                       INDIVIDUAL GRANTS
                                                    ------------------------
                                                    PERCENTAGE OF
                                 NUMBER OF SHARES   TOTAL OPTIONS
                                    UNDERLYING       GRANTED TO     EXERCISE   EXPIRATION   GRANT DATE PRESENT
NAME                             OPTIONS GRANTED      EMPLOYEES      PRICE        DATE           VALUE(1)
----                             ----------------   -------------   --------   ----------   ------------------
Leonard D. Schaeffer...........      163,500            7.58%        $68.38      2/10/10        $4,517,047
                                      44,865            2.08          67.50      2/28/10         1,221,131
                                      35,355            1.64          72.63       3/3/06         1,032,469
                                      19,854            0.92          86.33       3/3/06           679,759
                                       8,880            0.41         107.81       3/3/06           372,524
D. Mark Weinberg...............       60,000            2.78%        $68.38      2/10/10        $1,657,632
                                      22,464            1.02          67.50       2/9/07           611,423
                                      24,862            1.13          67.50       1/4/05           611,396
                                      19,416            0.90          86.33       1/4/05           664,763
                                      13,199            0.61          86.33       2/9/07           451,906
                                       2,315            0.11          86.33      2/11/08            79,261
                                       7,478            0.35          86.33      2/11/08           256,031
                                       4,483            0.21          86.33      2/11/08           153,489
Ronald A. Williams.............       70,000            3.25%        $68.38      2/10/10        $1,933,904
                                      22,463            1.04          67.50       2/9/07           611,396
                                      25,163            1.17         107.81      2/11/08         1,055,610
                                      17,517            0.81         107.81       3/3/06           734,854
David C. Colby.................       45,000            2.09%        $68.38      2/10/10        $1,243,224
Joan E. Herman.................       45,000            2.09%        $68.38      2/10/10        $1,243,224
                                       1,163            0.05          72.63       6/3/08            33,963
                                         148            0.01          86.33       6/3/08             5,067
                                       1,511            0.07         107.81       6/3/08            63,387

------------------------
(1) Grant date present values were calculated using the Black-Scholes option valuation model with the following assumptions:

    -          Expected life of options....................................  Four years
    -          Volatility..................................................         40%
    -          Dividend yield..............................................          0%
    -          Risk-free interest rate:
               For grants made on February 11, 2000........................       6.55%
               For grants made on March 1, 2000............................       6.50%
               For grants made on June 1, 2000.............................       6.42%
               For grants made on September 1, 2000........................       6.04%
               For grants made on December 1, 2000.........................       5.52%

    The actual value, if any, which a Named Executive Officer may realize will be based upon the difference between the market price of the Company's Common Stock on the date of exercise and the exercise price. There is no assurance that the actual realized value, if any, will be at or near the value estimated by the Black-Scholes model. The Black-Scholes model is only one method of valuing options, and the Company's use of the model should not be construed as an endorsement of its accuracy.

    The options shown for each individual may include annual grants of incentive stock options and nonqualified stock options as well as so-called "reload" grants of stock options resulting from a stock-for-stock option exercise. Reload options are granted when a stock option is exercised with the payment of the option price in the form of previously owned shares of the Company's Common Stock. The first grant shown for each individual in the table is the annual grant. Each annual grant vests in three equal annual installments beginning on the first anniversary of the grant date. Each such grant contains provisions for earlier vesting in full upon a change in control. Any additional grants shown represent reload stock options. These reload options are immediately vested and retain the expiration date of the original annual stock option grant.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION/SAR
  VALUES

    The following table sets forth certain information with respect to exercises by the Named Executive Officers of stock options during 2000 and the value of all unexercised employee stock options as of December 31, 2000 held by the Named Executive Officers. No SARs were exercised or outstanding in 2000.

                                                                                                VALUE OF UNEXERCISED
                                                                    NUMBER OF SHARES                IN-THE-MONEY
                                                                 UNDERLYING UNEXERCISED           OPTIONS AT FISCAL
                                  SHARES                       OPTIONS AT FISCAL YEAR-END            YEAR-END(1)
                                 ACQUIRED                      ---------------------------   ---------------------------
NAME                            ON EXERCISE   VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            -----------   --------------   -----------   -------------   -----------   -------------
Leonard D. Schaeffer..........    162,158       $6,371,874       792,864        301,834      $42,303,990    $14,483,839
D. Mark Weinberg..............    204,461        7,569,546       167,358        120,000        6,634,370      5,777,500
Ronald A. Williams............    220,306       11,579,964       146,298        130,000        4,616,425      6,246,250
David C. Colby................          0                0       159,673         89,000        9,401,813      4,274,000
Joan E. Herman................      4,777          146,436        28,015         75,000        1,315,035      3,531,250

------------------------------
(1) In accordance with SEC rules, value at fiscal year-end is calculated as the difference between (i) the aggregate trading price as of December 31, 2000 of all shares subject to the options, and (ii) the aggregate option exercise price. The actual amount realized from unexercised options is dependent upon the price of the Company's Common Stock at the time shares obtained upon exercise of such options are sold and, as to unexercisable options, whether restrictions on exercise of such options lapse.

PENSION PLANS

PENSION PLAN

    The Company sponsors the WellPoint Health Networks Inc. Pension Accumulation Plan (the "Pension Plan"), a cash balance plan that is designed to be a qualified defined benefit pension plan under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). The benefit payable under the Pension Plan is generally equal to the amount of annual annuity that could be purchased at age 65 (based on certain actuarial assumptions) with the balance of an account that is credited with the following amounts for each calendar year after 1986: (i) 3% of the participant's compensation for that year, PLUS (ii) 1% of the participant's compensation for that year, if the participant has at least
10 years of service, PLUS (iii) 1% of the participant's compensation for that year if the participant has at least 20 years of service, PLUS (iv) interest on the balance of such account at a rate equal to the 5-year Treasury Bill average yield for the immediately preceding December (but not less than 2 1/2%). The Pension Plan became effective on January 1, 1987 as a successor plan to the Non-Contributory Retirement Program for Certain Employees of Blue Cross of California (the "Prior Plan"). Certain participants in the Pension Plan are also eligible to receive retirement benefits under the Prior Plan.

    The Company also sponsors the Supplemental Pension Plan (the "Supplemental Plan") of WellPoint Health Networks Inc. which provides additional benefits payable out of general corporate assets to certain employees equal to the benefits these employees cannot receive under the Pension

Plan because of Internal Revenue Code limits on benefits and restrictions on participation by highly compensated employees.

    The estimated annual benefit payable upon retirement at age 65 under the Pension Plan and the Supplemental Plan for the Named Executive Officers as of December 31, 2000 based on service and compensation to such date and as projected at age 65 is: Leonard D. Schaeffer, $33,507 and $53,536; D. Mark Weinberg, $45,699 and $192,643; Ronald A. Williams, $36,407 and $162,543; David
C. Colby, $21,788 and $77,812; and Joan E. Herman, $18,274 and $57,571.
Mr. Schaeffer is also entitled to an additional annual annuity of $5,135 from the Prior Plan.

SPECIAL EXECUTIVE RETIREMENT PLAN FOR LEONARD D. SCHAEFFER

    The Company maintains a Special Executive Retirement Plan (the "LDS SERP") with respect to Mr. Schaeffer. The LDS SERP, as amended May 24, 2000, provides that, within 30 days of his retirement, Mr. Schaeffer will begin receiving an annual benefit equal to 80% of his then-current "Target Annual Compensation," reduced by the benefits provided by the Pension Plan, the Prior Plan and Supplemental Plan described above. The percentage described in the immediately preceding sentence is reduced to 66 2/3% in the event that Mr. Schaeffer engages in or has any interest in any business competitive with the Company's business at the time of termination of his employment. Target Annual Compensation is defined as base salary plus target annual incentive compensation. For purposes of the LDS SERP, base salary for any calendar month beginning after December 31, 1997 will be computed in the following manner: (i) on each January 1 through January 1, 2003, Mr. Schaeffer's base salary, starting with his base salary as of December 31, 1997, will be increased by five percent (5%),
(ii) on any date after December 31, 1997 and before January 2, 2003 that Mr. Schaeffer's actual base salary is increased so that the cumulative increase in his actual base salary since the most recent December 31 is more than five percent (5%), his base salary will be increased by the actual percentage increase in his base salary, but only to the extent that such increase, when added to earlier actual increases since the most recent December 31, exceeds five percent (5%), and (iii) on any date after January 1, 2003, his base salary will be increased in the same percentage amount that his actual base salary is increased. The benefit will be reduced by 6 1/4% per year for retirement before age 60. This retirement benefit is to be paid in monthly installments for the greater of Mr. Schaeffer's lifetime or a 10-year period, with payments, if any, made to Mr. Schaeffer's designated beneficiary after Mr. Schaeffer's death. On Mr. Schaeffer's death (or, if later, after retirement payments have been made for 10 years), the LDS SERP provides for a survivor benefit to be paid to his spouse for her lifetime equal to 50% of the benefit that he would receive. The Company's obligations under the LDS SERP are secured by a trust to which the Company makes annual, irrevocable contributions. Based upon fiscal 2000 base salary and target annual incentive levels, the estimated annual benefit payable to Mr. Schaeffer under the LDS SERP upon retirement at age 65 is $1,924,822.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The Company maintains a Supplemental Executive Retirement Plan (the "SERP") with respect to Messrs. Weinberg and Colby and Ms. Herman and, prior to leaving the Company, Mr. Williams. The SERP provides that each participant will receive a retirement benefit if the participant terminates employment with the Company on or after reaching age 62 and completing five years of service with the Company. The retirement benefit is equal to either 50% or 60% (as determined by the Compensation Committee when selecting an individual for participation in the
SERP) of the participant's final five-year average salary and target incentive compensation. Each participant's benefit is reduced by 3.33% per year (4% per year for participants with a 60% benefit) for each year of service less than 15 that has been completed by the participant. Participants with five years of service but who are at least 55 years old may also elect to receive a reduced benefit. Amounts payable under the SERP are reduced by amounts provided by the Pension Plan, Prior Plan, Supplemental Plan, any other defined benefit pension plan maintained by the Company and, in the discretion of the Compensation

Committee, any defined benefit pension plans of a participant's predecessor employers. Payments under the SERP will be made monthly, at each participant's election, in the form of (i) a single life annuity payable during the participant's lifetime, or (ii) a joint and survivor annuity payable during the participant's lifetime, with benefits continued at a rate equal to 50% or 100% during a surviving spouse's lifetime. If a participant with at least five years of service dies before beginning to receive retirement benefits under the SERP, the participant's surviving spouse will be entitled to receive a benefit equal to the benefit that such person would have received had his or her deceased spouse elected a 50% joint and survivor annuity. Any benefits being paid to a participant under the SERP will cease if the participant engages in or has an interest in any business competitive with the Company's business at the time of the participant's termination of employment. Based upon year 2000 base salary and target annual incentive levels, as of March 16, 2001 the estimated annual benefit payable under the SERP to each participant upon retirement at age 62 is:
Mr. Weinberg, $377,258; Mr. Williams, $472,600; Mr. Colby, $311,387; and
Ms. Herman, $272,655.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
  ARRANGEMENTS

    EMPLOYMENT AGREEMENT WITH LEONARD D. SCHAEFFER

    In January 1997, Leonard D. Schaeffer entered into an employment agreement with the Company which covers a five-year period that expires in January 2002, but which will be extended automatically on January 22 of each year for an additional year unless the Board of Directors elects to cease such automatic extension. This employment agreement was amended as of September 1, 1997 and as of February 10, 1999. Under Mr. Schaeffer's employment agreement, Mr. Schaeffer is entitled to receive an annual base salary of not less than $850,000, which can be adjusted upward as determined by the Board of Directors; provided, however, that the base salary in each successive year may not be less than the base salary in the preceding year. Mr. Schaeffer's annual base salary as of March 15, 2001 was $1,200,000.

    The employment agreement with Mr. Schaeffer provides that the Company will provide long-term disability benefits equal to Mr. Schaeffer's then-current annual base salary until he reaches age 65 if he continues to be considered disabled during such period. In connection with the February 1999 amendment to Mr. Schaeffer's employment agreement, the Company also agreed to provide
Mr. Schaeffer with certain additional benefits in the event that his employment is terminated for any reason other than cause after he has qualified for early or normal retirement from the Company. In such event, the Company has agreed to
(i) transfer ownership to Mr. Schaeffer of any automobile then provided to him by the Company, (ii) provide financial counseling benefits for five calendar years following his termination, and (iii) provide office space and clerical support for a period of 60 months following his termination.

    In addition, Mr. Schaeffer's employment agreement provides that, in the event that he is constructively terminated or the Company terminates his employment other than for cause, he will receive, in addition to payments under the SERP described above, a lump-sum payment equal to 2.99 times his then-annual base salary plus an amount equal to 2.99 times his then-current annual target incentive compensation. Mr. Schaeffer's annual target incentive compensation for 2001 is $1,500,000. To the extent that any such payment (alone or with other compensation payable to Mr. Schaeffer) would subject Mr. Schaeffer to an excise tax under Section 4999 of the Internal Revenue Code, the Company will make an additional cash payment to Mr. Schaeffer such that Mr. Schaeffer's net after-tax compensation is not reduced by such excise tax. In the event of such termination, he will continue to receive certain fringe benefits for 48 months. In addition, Mr. Schaeffer will be entitled to a pro rata portion of any bonus pursuant to the Company's bonus programs, and any options granted to Mr. Schaeffer on or after January 22, 1997 will immediately become exercisable. If the Company agrees to a change of control, the employment agreement with Mr. Schaeffer provides that rights and privileges under the agreement may not be affected. Mr. Schaeffer may elect to terminate his employment with the Company upon 90 days' written notice to the Company. In such event, Mr. Schaeffer will continue to receive his salary during the 90-day notification period. In addition, Mr. Schaeffer will continue to receive health, dental and life insurance and disability benefits for a six-month period.

    The current employment agreement with Mr. Schaeffer replaces previous employment agreements with BCC and the Company. At the time of the execution of Mr. Schaeffer's current employment agreement in January 1997, the Company also agreed that Mr. Schaeffer would receive 8,821 shares of the Company's Common Stock upon termination of Mr. Schaeffer's employment with the Company for any reason. At the time of the termination of certain cash-based performance units in May 1996, the Company granted Mr. Schaeffer deferred share rights with respect to an additional 55,366 shares of the Company's Common Stock. All of the 64,187 shares underlying these deferred share rights were issued to Mr. Schaeffer in February 1999 in connection with the execution of the most recent amendment to his employment agreement.

    In connection with the issuance of such shares in February 1999, the Company made an interest-free loan to Mr. Schaeffer of $2,243,670, representing the federal and state tax obligations associated with the value of such shares. Fifty percent of the principal balance of the loan will be forgiven provided that Mr. Schaeffer remains with the Company through February 10, 2003. An additional 25% of the principal balance will be forgiven if the fair market value (as defined) of the Company's Common Stock is equal to or greater than $103.49 on February 10, 2003; the entire remaining 50% of the loan will be forgiven if the fair market value of the Common Stock is $123.63 on such date. The entire outstanding principal balance of the note will also be forgiven upon a change in control or if Mr. Schaeffer's employment with the Company is terminated prior to February 10, 2003 by reason of his death, disability, involuntary termination without cause or constructive termination.

    In connection with the execution of the February 1999 amendment to Mr. Schaeffer's employment agreement, the Company issued to Mr. Schaeffer a stock option with respect to 128,374 shares. This option has an exercise price of $70.69 per share (the fair market value on the date of grant) with respect to 42,792 shares, $103.49 per share with respect to 42,791 shares and $123.63 per share with respect to 42,791 shares.

OFFICER SEVERANCE PLAN

    The Company maintains an Officer Severance Plan for the benefit of officers not otherwise covered by employment agreements or special officer severance agreements. Each of Messrs. Weinberg and Colby and Ms. Herman participates in this plan or has a separate agreement with the Company regarding severance benefits. Prior to leaving the Company, Mr. Williams also had a separate agreement regarding severance benefits. With respect to persons holding the title of Executive Vice President, the plan generally provides for a lump-sum payment, if an officer is involuntarily terminated (other than for cause), equal to 12 months salary and 100% of the previous fiscal year's target bonus, plus continuation for 12 months health, dental, vision and life insurance paid by the Company. Each of Messrs. Williams and Weinberg, in the event of involuntary termination (other than for cause), is entitled to receive 24 months salary and 200% of the previous fiscal year's target bonus plus benefits continuation for 24 months.

RELOCATION LOANS

    In connection with the purchase of a residence by Ms. Herman in 1998, the Company made an interest-free loan of $100,000 to Ms. Herman, forgivable in four annual installments of $25,000, so long as she remains employed by the Company. If Ms. Herman terminates employment voluntarily or if the Company terminates her employment for cause before the entire balance of the loan is forgiven, the remaining unpaid, unforgiven balance would become due. As of March 15, 2001, the outstanding principal balance of this loan was $50,000.

    In connection with the purchase of a residence by Woodrow A. Myers, Jr., M.D., Executive Vice President and Chief Medical Officer, in 2000, the Company made an interest-free loan of $200,000 to Dr. Myers, forgivable in four annual installments of $50,000, so long as he remains employed by the Company. If
Dr. Myers terminates employment voluntarily or if the Company terminates his employment for cause before the entire balance of the loan is forgiven, the remaining unpaid, unforgiven balance would become due. As of March 15, 2001, the outstanding principal balance of this loan was $200,000.

CHANGE IN CONTROL PLAN

    The Company has adopted the WellPoint Health Networks Inc. Officer Change in Control Plan (the "Change in Control Plan") to provide officers of WellPoint and affiliates controlled by WellPoint with benefits in the event of a "Change in Control." The Change in Control Plan defines a Change in Control as

    - the acquisition, directly or indirectly by any person or related group of persons, but other than WellPoint or a person that directly or indirectly controls, is controlled by, or is under, control with the Company, of beneficial ownership of securities of the Company that results in such person or related group of persons beneficially owning securities representing 40% or more of the combined voting power of the Company's then-outstanding securities; provided that this provision does not apply to an acquisition by the California HealthCare Foundation (the "Foundation") that either: (a) is on or before May 20, 1996, or (b) is both (I) after May 20, 1996 but before the first day thereafter, if any, that the Foundation's beneficial ownership is less than 35% and
      (II) involves securities representing less than 50% (or, if lower, the lowest percentage of beneficial ownership by the Foundation on or after May 20, 1996 plus 10%) of the combined voting power of the Company's then-outstanding securities;

    - a merger, recapitalization, consolidation or similar transaction to which WellPoint is a party, if (a) the beneficial owners of WellPoint's securities immediately before the transaction, do not, immediately after the transaction, have beneficial ownership of securities of the surviving entity or parent thereof representing at least 60% of the combined voting power of the then-outstanding securities of the surviving entity or parent, and (b) the directors of WellPoint immediately prior to consummation of the transaction do not constitute at least a majority of the board of directors of the surviving entity or parent upon consummation of the transaction;

    - a change in the composition of the Board of Directors of WellPoint (the "Board") over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (a) who were still in office at the time the Board approved such election or nomination; or

    - the sale, transfer or other disposition of all or substantially all of the Company's assets in complete liquidation or dissolution of WellPoint unless (a) the beneficial owners of WellPoint's securities immediately before the transaction have, immediately after the transaction, beneficial ownership of securities representing at least 60% of the combined voting power of the then-outstanding securities of the entity acquiring WellPoint's assets, and (b) the directors of WellPoint immediately prior to consummation of the transaction constitute a majority of the board of directors of the entity acquiring WellPoint's assets after consummation of the transaction.

    Officers will be eligible to receive Change in Control Plan severance benefits if the Company or any Affiliate (as defined in the Change in Control
Plan) involuntarily terminates (other than for cause) or constructively discharges the officer within 36 months after a Change in Control. An officer is deemed constructively discharged for purposes of the Change in Control Plan if, after a Change in Control, the Company or any Affiliate significantly reduces the officer's duties, responsibilities, status, titles or offices, reduces the officer's aggregate salary and target bonus by more than 10%, requests the officer to relocate further than 35 miles from the officer's place of employment or fails to assume the Company's obligations under the plan. Severance payments will consist of a base amount plus an outplacement benefit. The base amount is 2.75 times base salary plus 2.75 times target annual bonus in effect for an Executive Vice President. The outplacement benefit consists of outplacement services consistent with the Company's then-current policy. Each of Mr. Weinberg, Mr. Colby and Ms. Herman currently participates in the Change in Control Plan. Prior to leaving the Company, Mr. Williams also participated. Mr. Schaeffer does not participate.

    The Change in Control Plan also provides that, if any person holding a title of Senior Vice President or above receives compensation from the Company that subjects such person to an excise tax under Section 4999 of the Internal Revenue Code, the Company will make an additional payment to such person that, net of all such taxes, fully reimburses the employee for the amount of such excise tax.

    An officer who is to receive other severance benefits from an Affiliate will not receive benefits under the Change in Control Plan unless the other severance benefit plan so provides or the officer waives benefits under the other severance benefit plan. The Compensation Committee may amend or terminate the Change in Control Plan at any time; provided, that termination of the Change in Control Plan or any amendment that adversely affects the rights of participants will be effective no sooner than one year after the approval of such amendment or termination by the Committee.

    In addition to the benefits under the Change in Control Plan, options and restricted share right awards granted under the Company's stock incentive plans, including grants to the Named Executive Officers under the Company's 1999 Stock Incentive Plan, contain provisions for immediate acceleration of vesting upon a change in control (which is defined in substantially similar terms as in the Change in Control Plan).

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

    THE REPORT OF THE COMPENSATION COMMITTEE SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT WELLPOINT SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

    The Compensation Committee (the "Committee") of the Board of Directors is responsible for determining the compensation of the executive officers of the Company, including the Named Executive Officers. In making its determinations, the Committee receives input from Frederic W. Cook & Co., compensation consultants, and reports appropriate decisions to all non-employee directors who constitute a majority of the full Board of Directors. Seven Committee meetings were held during 2000.

COMPENSATION PHILOSOPHY

    The Company's executive compensation program reflects the philosophy that executives' rewards should be structured to closely align their interests with those of the stockholders. The program emphasizes pay for performance and stock-based incentives, and extends these concepts beyond the executive officers to other employees in the interests of motivation, teamwork and fairness. Annual earnings per share ("EPS") growth and Shareholder Value Added ("SVA") growth are the measures of short-term success and are rewarded through the Executive Officer Annual Incentive Plan (the "Annual Incentive Plan"). Stockholder value (as indicated by stock price appreciation) is the long-term measure and is rewarded through stock options which are currently the sole form of long-term incentive compensation. Stock ownership is an important element of the Company's compensation philosophy, and there are guidelines for Company stock ownership levels covering officers (including the Named Executive Officers) and non-employee directors.

    Compensation surveys and external competitiveness are used as tests for reasonableness, but corporate, business unit and individual performance are the primary determinants of individual pay amounts. The competitive market is viewed to be the Company's competitors in the managed-care industry (which includes some but not all of the companies that are included in the peer group indices described under "Stock Performance" below) as well as companies in general industry of similar market value, size, operating complexity and growth potential, so that the Company can compete for the best talent across different market segments.

PROGRAM OVERVIEW

    The elements of the Company's executive compensation program in 2000 consisted of base salaries, annual cash and stock incentives (under the Annual Incentive Plan), stock options and benefits. The mix of compensation for executive officers is weighted more heavily toward performance-based incentives rather than base salaries as position level increases.

BASE SALARIES

    Base salaries for executive officers were set based upon the competitive market and individual responsibilities, experience and performance. In 2000, executive officers received merit-based salary increases. The Committee believes that current base salaries for executive officers generally are between the competitive median and 75th percentile for comparable positions, which is in accordance with the Company's pay-for-performance philosophy.

ANNUAL INCENTIVES

    Executive officers earn awards under the Annual Incentive Plan. In accordance with Section 162(m) of the Internal Revenue Code, this plan has prescribed limits for award amounts. Under the plan, the Committee establishes specific annual overall Company performance targets applicable to each officer covered by the plan. The Committee also establishes annual financial performance payment schedules during the first 90 days of the performance year. Maximum bonus awards are set at each level of financial performance as established on the performance payout schedules. Under Section 162(m), the Company is only allowed to use "negative discretion" in setting final bonus amounts.

    Company financial performance is measured against EPS growth and SVA growth goals established by the Committee at the start of the year. These goals are based on internal business-plan objectives. No awards are earned unless specified threshold performance levels are achieved. Overall, the Company exceeded its financial goals for 2000, reflecting the combination of above-plan performance in some business units and below-plan performance in others. There were also significant strategic accomplishments during 2000 which included exceeding enrollment targets and a 23% increase in revenue from 1999. As a result, the bonuses paid to executive officers generally exceeded 100% of performance target awards, which are intended to represent approximately median-to-75th-percentile total annual compensation as compared to the competitive market when combined with base salaries.

STOCK OPTIONS

    The Committee uses stock options as the primary long-term incentive award. Stock options are currently granted on an annual schedule. They generally have 10-year terms and become vested in one-third cumulative installments on each of the first three annual grant date anniversaries. Individual option grants are based on grant guidelines designed to approximate the present value of median competitive annual long-term incentives for comparable companies and positions. Individual grants to executive officers under the Company's 1999 Stock Incentive Plan varied above and below the guidelines based upon the Committee's evaluation of individual performance, past grant history and other relevant factors. The Committee believes that 2000 option grants for executive officers generally are between the competitive median and 75th percentile for comparable positions, and the Committee intends to continue to use stock options in future years to provide executives with competitive long-term incentive compensation opportunities.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Mr. Schaeffer's total compensation package is representative of his consistent record of increased stockholder value. Under his leadership, the Company exceeded its 2000 EPS and SVA growth goals and accomplished critical strategic objectives. These included the accomplishments summarized earlier in the annual incentive discussion plus the successful acquisition and integration of Rush Prudential Health Plans. As a result of 2000 performance, the Company was again named to FORBES magazine's Platinum List as one of America's best large companies, and FORTUNE magazine identified the Company as America's most admired health care company for the third consecutive year. Mr. Schaeffer was named one of the top 25 managers of 2000 by Business Week magazine and one of the top 50 Chief Executive Officers by Worth magazine in 1999 and 2000.

    Based upon his performance, Mr. Schaeffer's base salary was increased by 10% in March 2000. The Committee believes that Mr. Schaeffer's salary is in the median-to-75th percentile competitive range for comparable positions. Under the Annual Incentive Plan, his annual incentive bonus was $3,345,226 for 2000 performance. The Committee also awarded Mr. Schaeffer an annual stock option grant that was set between the competitive median and 75th percentile, based on a 2000 competitive market analysis.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company's Chief Executive Officer or any of the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if Internal Revenue Code requirements are met. The Committee believes that stock options granted under the 1999 Stock Incentive Plan at an exercise price of 100% of the fair market value of the underlying Common Stock on the date of grant and awards payable under the Annual Incentive Plan qualify as performance-based compensation. In authorizing the type and levels of other compensation payable to executive officers, the Committee considers, as one factor, the deductibility of that compensation, but may deem it appropriate to authorize compensation that is not deductible by reason of
Section 162(m) or other provisions of the Internal Revenue Code.

    The foregoing report has been furnished by the Compensation Committee of the Board of Directors of WellPoint Health Networks Inc.

                                          Julie A. Hill, Chairperson
                                          Sheila P. Burke
                                          Stephen L. Davenport
                                          Elizabeth A. Sanders

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

    THE REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT WELLPOINT SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

    The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited consolidated financial statements to accounting principles generally accepted in the United States of America.

    In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independent Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee has considered whether the independent auditors' provision of information technology services and other non-audit services to the Company is compatible with the auditors' independence.

    In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

    The foregoing report has been furnished by the Audit Committee of the Board of Directors of WellPoint Health Networks Inc.

                                          Roger E. Birk, Chairperson
                                          W. Toliver Besson
                                          Sheila P. Burke

                               STOCK PERFORMANCE

    THE STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OR UNDER THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT WELLPOINT SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

    In accordance with the regulations of the SEC, the following graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total stockholder returns of the Standards & Poor's 500 stock index and a Managed Care Peer Group (1). The comparison assumes the investment of $100 on December 31, 1995, and that all dividends were reinvested.

                                    [CHART]


                                    DEC. 31, 1995   DEC. 31, 1996   DEC. 31, 1997   DEC. 31, 1998   DEC. 31, 1999   DEC. 31, 2000
                                    -------------   -------------   -------------   -------------   -------------   -------------
Wellpoint Health Networks.........     $100.00         $ 98.03         $120.48         $248.09         $188.03         $328.65
Managed Care Peer Group...........     $100.00         $ 97.34         $100.34         $118.33         $113.17         $206.63
S&P 500...........................     $100.00         $122.96         $163.98         $210.84         $255.22         $231.98


------------------------------
(1) The Managed Care Peer Group is comprised of the following publicly traded managed care companies: Aetna, Inc.; CIGNA Corporation; Coventry Corporation; First Health Group Corp.; Health Net, Inc. (formerly known as Foundation Health Systems, Inc.); Humana Inc.; Mid Atlantic Medical Services, Inc.; Oxford Health Plans, Inc.; PacifiCare Health Systems, Inc.; United HealthGroup, Incorporated; and WellPoint. The numbers provided above are weighted annually by market capitalization of the companies comprising the Managed Care Peer Group.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In September 2000, the Company purchased an aggregate 602,800 shares of Common Stock owned by the California HealthCare Foundation (the "Foundation") for a purchase price of $86 15/16 per share. At the time of such purchase, the Foundation beneficially owned in excess of 5% of the Company's outstanding Common Stock.

    Mr. Besson is a partner in the law firm of Paul, Hastings, Janofsky & Walker, which has been retained by the Company to advise it on a variety of matters. During 2000, approximately $188,778 was paid by WellPoint to such firm for legal fees and disbursements.

    Fredrick Davenport, CLU, ChFC, the son of Stephen L. Davenport, serves as an insurance broker for Company-provided insurance and provides financial counseling services to officers of the Company. In connection with such services, Fredrick Davenport serves as the originating agent for certain life insurance policies provided to officers by the Company. For life insurance policies in force during 2000, a company in which Fredrick Davenport had an ownership interest received commissions, expense reimbursements and other amounts of approximately $39,240. Stephen L. Davenport has no equity or other ownership interest in this entity.

                                PROPOSAL NO. 2:
     ADOPTION OF AMENDMENT TO 1999 EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

GENERAL

    The Company's 1999 Executive Officer Annual Incentive Plan (the "Annual Incentive Plan") was approved by the stockholders at the 1999 Annual Meeting of Stockholders. At the 2001 Annual Meeting, the stockholders will be asked to approve an amendment to the Annual Incentive Plan (as amended, the "Amended Plan"). The description of the Amended Plan contained below is qualified in its entirety by reference to the provisions of the Amended Plan, which is attached as Appendix II to this Proxy Statement.

    The Amended Plan differs from the Annual Incentive Plan only with respect to the maximum payment payable to any single participant over a particular period. Under the Annual Incentive Plan this limit is set at $5,000,000 over a consecutive three fiscal year period, while under the Amended Plan this limit would be increased to $15,000,000 over a consecutive two fiscal year period.

    The committee described below selects participants in the Annual Incentive Plan from among the Company's Chief Executive Officer and the other officers subject to the short-swing trading restrictions of Section 16(b) of the Exchange Act, other than any officer who is designated as such solely by reason of his or her position as Controller. As of March 19, 2001, approximately eight officers were eligible to be designated to participate in the Annual Incentive Plan.

PURPOSE

    The purpose of the Annual Incentive Plan is to motivate certain executive officers and reward them for performance with tax-deductible payments. As discussed above under "Report of the Compensation Committee of the Board of Directors," Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company's chief executive officer or any of the four other most highly compensated executive officers, unless such compensation qualifies as "performance-based compensation."

ADMINISTRATION

    The Annual Incentive Plan is administered by a committee (the "Incentive Plan Committee") consisting of at least two non-employee directors, each of whom satisfies the requirements for an "outside director" as the term is defined under Section 162(m). The Incentive Plan Committee is generally authorized to construe and interpret the Annual Incentive Plan in good faith to satisfy the requirements for tax deductibility and to select the participants and performance criteria for any applicable fiscal year pursuant to the terms of the Annual Incentive Plan. Since the inception of the Annual Incentive Plan in 2000, the Company's Compensation Committee has served as the Incentive Plan Committee.

DETERMINATION OF AWARDS UNDER THE ANNUAL INCENTIVE PLAN

    For each fiscal year, the Incentive Plan Committee establishes performance criteria for any individual position and the formula or formulas for determining the amount of payment that the Incentive Plan Committee may award for performance during such year. The Incentive Plan Committee may use a variety of performance criteria, including earnings per share, shareholder return and/or value (including economic value added or shareholder value added), stock price, operating profits or net profits. The performance criteria established may be measured based on corporate, subsidiary or business unit bases, or any combination thereof. Performance criteria may also reflect absolute entity performance or performance relative to a peer group or other external measures of the selected performance criteria. Profit, earnings and revenues used for performance criteria shall exclude specified extraordinary items, including gains or losses on operating asset sales or dispositions, asset write-downs, effects of changes in tax law or rate on deferred tax liabilities, reorganization or restructuring accruals or any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30.

    Notwithstanding the achievement of selected performance targets, no participant may receive an aggregate payment in excess of $5,000,000 for performance relating to any consecutive three fiscal year period. When the Annual Incentive Plan was originally adopted in 1999, this maximum bonus amount was greater than bonus levels paid by the Company in previous years. This bonus limit was also set in part to allow the Annual Incentive Plan to accommodate continued growth of the Company and because the regulations adopted under
Section 162(m) allow only "negative discretion" with respect to payout determinations under the Annual Incentive Plan. As a result of superior Company financial performance during 2000, this feature may serve to limit bonuses that the Incentive Plan Committee would otherwise determine to be appropriate. Under the Amended Plan, this limit would be $15,000,000 over a consecutive two fiscal year period. The Board believes that this new limit will provide the Incentive Plan Committee with sufficient flexibility to recognize exceptional individual performance. In its sole discretion, the Incentive Plan Committee may reduce the amount of payment below the amount otherwise determined by using the applicable payment schedule or formula for a given participant.

AMENDMENT OR TERMINATION

    The Annual Incentive Plan provides that the Board may amend or otherwise modify the Annual Incentive Plan at any time, provided that, without stockholder approval, the Board may not make any change if such change would otherwise result in payments not qualifying for deductibility under Section 162(m) as determined by the Board in good faith. Under Section 162(m), the amendment made under the Amended Plan requires stockholder approval.

NEW PLAN BENEFITS

    For performance during the year ended December 31, 2000, the following persons received the following awards under the Annual Incentive Plan:

NAME OR CATEGORY                                                AWARD
----------------                                              ----------
Leonard D. Schaeffer........................................  $3,344,676
D. Mark Weinberg............................................     776,201
Ronald A. Williams..........................................     968,177
David C. Colby..............................................     642,110
Joan C. Herman..............................................     710,730
Current executive officers as a group (seven persons).......   7,080,588
Non-executive Director group................................          --
All employees, including all current officers who are not
  executive officers as, a group (approximately 10,900
  persons)..................................................          --

    Because the amount payable to an executive under the Annual Incentive Plan is subject to discretion as to the target amount, the performance goals selected and whether the amount resulting from achievement of such goal will actually be paid, the amount that will be paid in the future to any eligible executive is not presently determinable.

VOTE REQUIRED FOR APPROVAL OF THE AMENDED PLAN

    The affirmative vote of a majority of the shares of Common Stock represented and voting at the Annual Meeting is necessary to approve the Amended Plan. The Board believes that the Amended Plan is in the best interests of the Company and its stockholders.

    If approval of the Amended Plan in not obtained at the Annual Meeting, annual bonuses will not be paid pursuant to the terms of such plan. The Company would consider alternative annual cash compensation programs (including discretionary bonuses) that, in some cases, would likely result in annual cash compensation to executive officers that would not be deductible under
Section 162(m).

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.

                                PROPOSAL NO. 3:
          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The firm of PricewaterhouseCoopers LLP served as the Company's independent public accountants for the fiscal year ended December 31, 2000. The Board of Directors has selected that firm to continue in this capacity for the current fiscal year. Ratification by the stockholders will be sought by the Board of Directors for the selection of PricewaterhouseCoopers LLP as independent public accountants to audit the accounts and records of the Company for the fiscal year ending December 31, 2001, and to perform other appropriate services.

    PricewaterhouseCoopers LLP's total fees and expenses for professional services rendered to the Company were approximately $3,810,300 during the year ended December 31, 2000. The fees and expenses for professional services included:

        Audit Fees -- PricewaterhouseCoopers LLP's fees and expenses relating to the audit of the Company's annual financial statements for the year ended December 31, 2000 and for the review of the Company's interim financial statements for each quarter during such year were approximately $1,174,300.

        Financial Information Systems Design and Implementation Fees -- PricewaterhouseCoopers LLP's fees and expenses relating to financial information systems design and implementation services were approximately $142,000 during the year ended December 31, 2000.

        All Other Fees -- Fees and expenses paid to PricewaterhouseCoopers LLP, other than those included in the previous two categories, were approximately $2,494,000 during the year ended December 31, 2000.

    The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

    The Board of Directors recommends that stockholders vote FOR the proposal to ratify PricewaterhouseCoopers LLP as independent public accountants of the Company for the fiscal year ending December 31, 2001.

    A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if the representative so desires.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted to this meeting. If any other matters properly come before the meeting, the persons named in the accompanying form of proxy will vote the shares represented by proxy as the Board of Directors may recommend or as the proxyholders, acting in their sole discretion, may determine.

                 STOCKHOLDERS PROPOSALS FOR 2002 ANNUAL MEETING

    Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act must be received by the Company at its principal executive office at 1 WellPoint Way, Thousand Oaks, California 91362 no later than November 28, 2001 to be considered for inclusion in the Proxy Statement for the 2002 Annual Meeting of Stockholders, which is expected to be held on May 14, 2002. The Company's management may exercise discretionary voting authority with respect to any stockholder proposal which is not submitted pursuant to Rule 14a-8 for inclusion in the Proxy Statement for the 2002 Annual Meeting of Stockholders if such proposal is received by the Company after February 17, 2002.

                             ADDITIONAL INFORMATION

    The audited financial statements of the Company for the year ended
December 31, 2000, a Management's Discussion and Analysis of Financial Condition and Results of Operations and certain other information are included as supplemental information to this Proxy Statement.

    THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER, UPON WRITTEN OR ORAL REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, WELLPOINT HEALTH NETWORKS INC., 1 WELLPOINT WAY, THOUSAND OAKS, CALIFORNIA 91362. THE COMPANY'S TELEPHONE NUMBER IS (818) 703-4000.

                                          By Order of the Board of Directors

                                          /s/ Thomas C. Geiser

                                          Thomas C. Geiser
                                          SECRETARY

March 28, 2001

                         WELLPOINT HEALTH NETWORKS INC.
                            SUPPLEMENTAL INFORMATION
                            TO 2001 PROXY STATEMENT
                       INDEX TO SUPPLEMENTAL INFORMATION

                                                                PAGE
                                                              --------
Executive Officers of the Registrant........................     29

Market for the Registrant's Common Equity and Related
  Stockholder Matters.......................................     30

Selected Financial Data.....................................     31

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     32

Quantitative and Qualitative Disclosures about Market
  Risk......................................................     46

Selected Quarterly Financial Information (Unaudited)........     49

Report of Independent Accountants...........................     50

Consolidated Balance Sheets as of December 31, 2000 and
  1999......................................................     51

Consolidated Income Statements for the Three Years Ended
  December 31, 2000.........................................     52

Consolidated Statements of Changes in Stockholders' Equity
  for the Three Years Ended December 31, 2000...............     53

Consolidated Statements of Cash Flows for the Three Years
  Ended December 31, 2000...................................     54

Notes to Consolidated Financial Statements..................     55

EXECUTIVE OFFICERS OF THE REGISTRANT

    Leonard D. Schaeffer, age 55, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since August 1992. Mr. Schaeffer has also been Chief Executive Officer of Blue Cross of California since 1986 and Chairman of its Board of Directors since 1989. From 1982 to 1986, Mr. Schaeffer served as President of Group Health, Inc., an HMO in the midwestern United States. Prior to joining Group Health, Inc., Mr. Schaeffer was the Executive Vice President and Chief Operating Officer of the Student Loan Marketing Association ("Sallie Mae"), a financial institution that provides a secondary market for student loans, from 1980 to 1981. From 1978 to 1980, Mr. Schaeffer was the Administrator of HCFA. HCFA administers the Federal Medicare, Medicaid and Peer Review Organization programs. Mr. Schaeffer serves as a director of Allergan, Inc. and Providian Financial Corporation.

    D. Mark Weinberg, age 48, has been Executive Vice President, Individual and Small Group Division of the Company since April 1999. From October 1995 until March 1999, he has served as Executive Vice President, UNICARE Businesses of the Company. From August 1992 until May 1996, Mr. Weinberg served as a director of the Company. From February 1993 to October 1995, Mr. Weinberg was Executive Vice President, Consumer and Specialty Services of the Company. Prior to
February 1993, Mr. Weinberg was Executive Vice President of BCC's Consumer Services Group from December 1989 to February 1993 and was Senior Vice President of Individual and Senior Services of BCC from April 1987 to December 1989. From 1981 to 1987, Mr. Weinberg held a variety of positions at Touche Ross & Co. From 1976 to 1981, Mr. Weinberg was general manager for the CTX Products Division of PET, Inc.

    Joan E. Herman, age 47, joined the Company in June 1998 as Executive Vice President, Specialty Businesses. From April 1999 until March 2000, Ms. Herman was Executive Vice President, Senior and Specialty Businesses. Since
March 2000, Ms. Herman has been Executive Vice President, Senior, Specialty and State-Sponsored Programs Division. From 1982 until joining the Company,
Ms. Herman was with Phoenix Home Life Mutual Insurance Company, a mutual insurance company, most recently serving as Senior Vice President. Ms. Herman is a member of the Society of Actuaries and American Academy of Actuaries.

    David S. Helwig, age 44, has been Executive Vice President, Large Group Division of the Company since March 2001. From May 2000 until March 2001,
Mr. Helwig was Senior Vice President, Western Region, Large Group Businesses of the Company and from March 1999 until May 2000, Mr. Helwig served as Senior Vice President and Chief Actuary for the Company. From 1995 until March 1999,
Mr. Helwig served as Senior Vice President of Individual and Small Group Services for the Company and from May 1994 until 1995, Mr. Helwig was Senior Vice President of Consumer Services for CaliforniaCare Health Plans, a subsidiary of the Company. From 1991 to May 1994, Mr. Helwig was Senior Vice President and Chief Actuary of Blue Cross of California and from February 1993 until May 1994, Mr. Helwig also served as Chief Financial Officer and Treasurer of Blue Cross of California.

    Rebecca Kapustay, age 49, has been Executive Vice President, Blue Cross and Blue Shield of Georgia since March 2001. From 1979 until 1992, Ms. Kapustay held various positions with Blue Cross of California of increasing responsibility in both operations and data processing. From 1993 until April 1994, Ms. Kapustay was General Manager of the Company and from May 1994 until 2000, Ms. Kapustay held various positions with the Company including Senior Vice President, California Operations and more recently Senior Vice President, Large Group Services.

    Woodrow A. Myers, Jr., M.D., age 47, has been Executive Vice President, Chief Medical Officer of the Company since September 2000. From 1995 until September 2000, he served as Director, Healthcare Management of Ford Motor Company. From 1991 until 1995, Dr. Myers served as Senior Vice President and Corporate Medical Director of the Associated Group (now known as Anthem Blue

Cross Blue Shield). From 1990 to 1991, Dr. Myers was the Commissioner of Health for the City of New York. Dr. Myers Serves as a director of Somnus Medical Technologies.

    David C. Colby, age 47, joined the Company in September 1997 as Executive Vice President and Chief Financial Officer. From April 1996 until joining the Company, Mr. Colby was Executive Vice President, Chief Financial Officer and Director of American Medical Response, Inc., a health care services company focusing on ambulance services and emergency physician practice management. From July 1988 until March 1996, Mr. Colby was with Columbia/HCA Healthcare Corporation, most recently serving as Senior Vice President and Treasurer. From September 1983 until July 1988, Mr. Colby was Senior Vice President and Chief Financial Officer of The Methodist Hospital in Houston, Texas.

    Thomas C. Geiser, age 50, has been Executive Vice President, General Counsel and Secretary of the Company since May 1996. From July 1993 until May 1996,
Mr. Geiser held the position of Senior Vice President, General Counsel and Secretary. Prior to joining the Company, he was a partner in the law firm of Brobeck, Phleger & Harrison from June 1990 to June 1993 and a partner in the law firm of Epstein Becker Stromberg & Green from May 1985 to May 1990. Mr. Geiser joined the law firm of Hanson, Bridgett, Marcus, Vlahos & Stromberg as an associate in March 1979 and became a partner in the firm, leaving in May 1985.

MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    The Company's Common Stock has been traded on the New York Stock Exchange under the symbol "WLP" since the Company's initial public offering on January 27, 1993. The following table sets forth for the periods indicated the high and low sale prices for the Common Stock.

                                                                HIGH          LOW
                                                              --------      --------
Year Ended December 31, 1999
  First Quarter.............................................     87 13/16      69 3/8
  Second Quarter............................................     97            66 13/16
  Third Quarter.............................................     86 11/16      54 3/4
  Fourth Quarter............................................     67 5/8        48 1/4
Year Ended December 31, 2000
  First Quarter.............................................     78 1/2        56 15/16
  Second Quarter............................................     79 7/8        66 3/4
  Third Quarter.............................................     96 3/8        70 3/8
  Fourth Quarter............................................    121 1/2        91 9/16

    On March 16, 2001 the closing price on the New York Stock Exchange for the Company's Common Stock was $93.01 per share. As of March 16, 2001, there were approximately 660 holders of record of Common Stock.

    The Company did not pay any dividends on its Common Stock in 1999 or 2000. Management currently expects that all of WellPoint's future income will be used to expand and develop its business. The Board of Directors currently intends to retain the Company's net earnings during 2001.

SELECTED FINANCIAL DATA.

                                                                                 YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------------------------
                                                                 2000         1999         1998         1997         1996
                                                              ----------   ----------   ----------   ----------   ----------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA, MEMBERSHIP DATA AND
                                                                                  OPERATING STATISTICS)
CONSOLIDATED INCOME STATEMENTS(A)(B)
  Revenues:
    Premium revenue.........................................  $8,583,663   $6,896,857   $5,934,812   $5,068,947   $3,699,337
    Management services revenue.............................     451,847      429,336      433,960      377,138      147,911
    Investment income.......................................     193,448      159,234      109,578      196,153      123,584
                                                              ----------   ----------   ----------   ----------   ----------
                                                               9,228,958    7,485,427    6,478,350    5,642,238    3,970,832
  Operating Expenses:
    Health care services and other benefits.................   6,935,398    5,533,068    4,776,345    4,087,420    2,825,914
    Selling expense.........................................     394,217      328,619      280,078      249,389      202,318
    General and administrative expense......................   1,265,155    1,075,449      975,099      836,581      543,541
    Nonrecurring costs......................................          --           --           --       14,535           --
                                                              ----------   ----------   ----------   ----------   ----------
                                                               8,594,770    6,937,136    6,031,522    5,187,925    3,571,773
                                                              ----------   ----------   ----------   ----------   ----------

  Operating Income..........................................     634,188      548,291      446,828      454,313      399,059
    Interest expense........................................      23,978       20,178       26,903       36,658       36,628
    Other expense, net......................................      45,897       40,792       27,939       31,301       25,195
                                                              ----------   ----------   ----------   ----------   ----------
  Income from Continuing Operations before provision for
    income taxes, extraordinary gain and cumulative effect
    of accounting change....................................     564,313      487,321      391,986      386,354      337,236
    Provision for Income Taxes..............................     222,026      190,110       72,438      156,917      138,718
                                                              ----------   ----------   ----------   ----------   ----------
  Income from Continuing Operations before extraordinary
    gain and cumulative effect of accounting change.........     342,287      297,211      319,548      229,437      198,518
    Income (Loss) from Discontinued Operations..............          --           --      (88,268)      (2,028)       3,484
    Extraordinary gain from early extinguishment of debt,
      net of tax............................................          --        1,891           --           --           --
    Cumulative effect of accounting change, net of tax......          --      (20,558)          --           --           --
                                                              ----------   ----------   ----------   ----------   ----------
  Net Income................................................  $  342,287   $  278,544   $  231,280   $  227,409   $  202,002
                                                              ==========   ==========   ==========   ==========   ==========
  Per Share Data(A)(C)(D):
    Income from Continuing Operations before extraordinary
      gain and cumulative effect of accounting change:
      Earnings Per Share....................................  $     5.47   $     4.50   $     4.63   $     3.33   $     2.99
      Earnings Per Share Assuming Full Dilution.............  $     5.29   $     4.38   $     4.55   $     3.30   $     2.99
    Extraordinary gain:
      Earnings Per Share....................................  $       --   $     0.03   $       --   $       --   $       --
      Earnings Per Share Assuming Full Dilution.............  $       --   $     0.02   $       --   $       --   $       --
    Cumulative Effect Of
      Accounting Change:....................................  $       --   $    (0.31)  $       --   $       --   $       --
      Earnings Per Share Assuming Full Dilution.............  $       --   $    (0.30)  $       --   $       --   $       --
    Income (Loss) from Discontinued Operations:
      Earnings Per Share....................................  $       --   $       --   $    (1.28)  $    (0.03)  $     0.05
      Earnings Per Share Assuming Full Dilution.............  $       --   $       --   $    (1.26)  $    (0.03)  $     0.05
    Net Income:
      Earnings Per Share....................................  $     5.47   $     4.22   $     3.35   $     3.30   $     3.04
      Earnings Per Share Assuming Full Dilution.............  $     5.29   $     4.10   $     3.29   $     3.27   $     3.04

OPERATING STATISTICS(A)(E):
  Loss ratio................................................        80.8%        80.2%        80.5%        80.6%        76.4%
  Selling expense ratio.....................................         4.4%         4.5%         4.4%         4.6%         5.3%
  General and administrative expense ratio..................        14.0%        14.7%        15.3%        15.4%        14.1%
  Net income ratio..........................................         3.8%         3.8%         3.6%         4.2%         5.3%

                                                                                       DECEMBER 31,
                                                              --------------------------------------------------------------
                                                                 2000         1999         1998         1997         1996
                                                              ----------   ----------   ----------   ----------   ----------
BALANCE SHEET DATA(A):
  Cash and investments......................................  $3,780,050   $3,258,666   $2,764,302   $2,560,537   $1,849,814
  Total assets..............................................  $5,504,706   $4,593,234   $4,225,834   $4,234,124   $3,149,378
  Long-term debt............................................  $  400,855   $  347,884   $  300,000   $  388,000   $  625,000
  Total equity..............................................  $1,644,417   $1,312,700   $1,315,223   $1,223,169   $  870,459

  Cash dividends declared per common share(F)...............          --           --           --           --   $    10.00
MEDICAL MEMBERSHIP(G).......................................   7,869,119    7,300,003    6,892,000    6,638,000    4,485,000

----------------------------------
(A) Financial information prior to 1998 has been restated to present workers' compensation business as a discontinued operation.
(B) The Company's consolidated results of operations for the years presented above include the results of several acquisitions which are components of the Company's national expansion strategy. (See "Item 7. Management's Discussion and Analysis Of Financial Condition And Results Of Operations.")
(C) Per share data for the year ended December 31, 1996 has been calculated using 66,366,500 shares, the number of shares outstanding immediately following completion of the Company's May 1996 recapitalization plus the weighted average number of shares issued during 1996 after such transaction.
(D) Per share data includes nonrecurring costs of $0.13 per share for 1997.
(E) The loss ratio represents health care services and other benefits as a percentage of premium revenue. All other ratios are shown as a percentage of premium revenue and management services revenue.
(F) The Company paid a $995.0 million special dividend in conjunction with the recapitalization which occurred on May 20, 1996. Management currently expects that all of the Company's future income will be used to expand and develop its business.
(G) Membership numbers are approximate and include some estimates based upon the number of contracts at the relevant date and an actuarial estimate of the number of members represented by each contract.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS

    This discussion contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors including, but not limited to, those set forth under "Factors That May Affect Future Results of Operations."

GENERAL

    The Company is one of the nation's largest publicly traded managed health care companies. As of December 31, 2000, WellPoint had approximately
7.9 million medical members and approximately 40.3 million specialty members. As a result of the March 15, 2001 closing of the Cerulean transaction, the Company's medical membership increased to 9.7 million. The Company offers a broad spectrum of network-based managed care plans. WellPoint provides these plans to the large and small employer, individual and senior markets. The Company's managed care plans include HMOs, PPOs, POS plans, other hybrid medical plans and traditional indemnity plans. In addition, the Company offers managed care services, including underwriting, actuarial services, network access, medical cost management and claims processing. The Company also provides a broad array of specialty and other products, including pharmacy, dental, utilization management, life insurance, preventive care, disability insurance, behavioral health, COBRA and flexible benefits account administration. The Company markets its products in California primarily under the name Blue Cross of California, in Georgia primarily under the name Blue Cross Blue Shield of Georgia and in other states primarily under the name UNICARE. Historically, the Company's primary market for managed care products has been California. The Company holds the exclusive right to market its products under the Blue Cross name and mark in California and under the Blue Cross Blue Shield name and mark in Georgia.

ACQUISITION OF RUSH PRUDENTIAL

    On March 1, 2000, the Company completed its acquisition of Rush Prudential Health Plans ("Rush Prudential") (See Note 2 to the Consolidated Financial Statements). Rush Prudential offers a broad array of products and services ranging from HMO products to traditional PPO products, which has been primarily integrated into the Company's existing Large Employer Group Business. Rush Prudential has historically experienced a higher loss ratio than the Company's core business, which may result in an increase in the Company's overall loss ratio. The acquisition has significantly increased the Company's Illinois medical membership to over 537,000 members as of December 31, 2000. Subsequent to the acquisition, the acquired business has been operated as UNICARE Health Plans. The transaction, which was financed with cash from operations and debt from the Company's existing revolving credit facility, is valued at approximately $204 million, subject to certain post-closing adjustments. This acquisition was accounted for under the purchase method of accounting.

ACQUISITION OF PRECISIONRX

    On December 5, 2000, the Company completed its acquisition of a mail order pharmacy fulfillment facility. The facility, located in Fort Worth Texas, now operates under the new name of PrecisionRx. The acquisition was accounted for under the purchase method of accounting.

ACQUISITION OF CERULEAN

    On July 9, 1998, the Company entered into an Agreement and Plan of Merger with Cerulean (See Note 23 to the Consolidated Financial Statements). On
March 15, 2001, the Company completed this transaction, pursuant to which Cerulean has become a wholly owned subsidiary of the Company. The transaction, which was financed with cash from operations and debt from the Company's existing revolving credit facility is valued at approximately $700 million. Cerulean, principally through its Blue Cross and Blue Shield of Georgia subsidiary, offers insured and administrative services products primarily in the State of Georgia. Cerulean has historically experienced a higher administrative expense ratio than the Company's core businesses due to its higher concentration of administrative services business. Cerulean has also historically experienced a higher medical loss ratio than the Company's core businesses due to its higher percentage of Large Employer Group business and fewer managed care offerings. Accordingly, it is expected that Cerulean's higher loss and administrative expense ratios will ultimately contribute to an increase in those ratios for the Company.

SALE OF WORKERS' COMPENSATION SEGMENT

    On July 29, 1998, WellPoint entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") by and between WellPoint and Fremont Indemnity Company ("Fremont"). Pursuant to the Stock Purchase Agreement, Fremont acquired all of the outstanding capital stock of UNICARE Specialty Services, Inc., a wholly owned subsidiary of WellPoint ("UNICARE Specialty"). The transaction was completed on September 1, 1998. The principal asset of UNICARE Specialty was the capital stock of UNICARE Workers' Compensation Insurance Company ("UNICARE Workers' Compensation"). The purchase price for the acquisition was the statutory surplus (adjusted in accordance with the terms of the Purchase Agreement) of UNICARE Workers' Compensation as of the date of the closing. The purchase price based upon adjusted statutory surplus of UNICARE Workers' Compensation as of September 1, 1998, the closing date of the transaction, was approximately $110.0 million, after closing adjustments. Subsequent to September 1, 1998, the Company and Fremont are jointly marketing integrated workers' compensation and medical insurance products in the small employer group market. Based upon the results of a post-closing audit, the Company made a payment of approximately $6.7 million in final settlement of the purchase price.

NATIONAL EXPANSION AND OTHER RECENT DEVELOPMENTS

    In an effort to pursue the expansion of the Company's business outside the state of California, the Company acquired two businesses in 1996 and 1997, the Life and Health Benefits Management Division ("MMHD") of Massachusetts Mutual Life Insurance Company and the Group Benefits Operations (the "GBO") of John Hancock Mutual Life Insurance Company. The Cerulean, Rush Prudential and PrecisionRx acquisitions are each components of this expansion strategy.

    As a result of these acquisitions, the Company has significantly expanded its operations outside of California. In order to integrate its acquired businesses and implement the Company's regional expansion strategy, the Company will need to develop satisfactory networks of hospitals, physicians and other health care service providers, develop distribution channels for its products and successfully convert acquired books of business to the Company's existing information systems, which will require continued investments by the Company.

    In January 2001, the Company introduced new benefit plans (known as PlanScape) to all of its individual PPO members in California. All of the Company's existing individual PPO plans were converted into newly designed plans, offering an array of premium levels, deductibles, cost sharing features and out-of-pocket limits. Although the precise effects of these plans will not be known until some time after they are introduced, the Company expects that this portion of its business will be subject to less seasonality than traditionally experienced. In connection with the introduction of these plans, the Company has announced that it will not increase premiums for certain members during portions of 2001. These plan changes will not affect any of the Company's PPO plans under employer-sponsored arrangements.

    In response to rising medical and pharmacy costs, the Company has from time to time implemented premium increases with respect to certain of its products. The Company will continue to evaluate the need for further premium increases, plan design changes and other appropriate actions in the future in order to maintain or restore profit margins. There can be no assurances, however, that the Company will be able to take subsequent pricing or other actions or that any actions previously taken or implemented in the future will be successful in addressing any concerns that may arise with respect to the performance of certain businesses. In this regard, as mentioned in the previous paragraph, the Company has committed that it will not increase premiums for certain California individual PPO members for certain periods during 2001.

LEGISLATION

    Federal legislation enacted during the last five years seeks, among other things, to insure the portability of health coverage and mandates minimum maternity hospital stays. California legislation enacted since 1999, among other things, establishes an explicit duty on managed care entities to exercise ordinary care in arranging for the provision of medically necessary health care services and establishes a system of independent medical review. In 1997, Texas adopted legislation purporting to make managed care organizations such as the Company liable for their failure to exercise ordinary care when making health care treatment decisions. Similar legislation has also been enacted in Georgia. These and other proposed measures may have the effect of dramatically altering the regulation of health care and of increasing the Company's loss ratio and administrative costs or decreasing the affordability of the Company's products.

RESULTS OF OPERATIONS

    The Company's revenues are primarily generated from premiums earned for risk-based health care and specialty services provided to its members, fees for administrative services, including claims processing and access to provider networks for self-insured employers and investment income. Operating expenses include health care services and other benefits expenses, consisting primarily of payments for physicians, hospitals and other providers for health care and specialty products claims; selling expenses for broker and agent commissions; general and administrative expenses; interest expense; depreciation and amortization expense; and income taxes.

    The Company's consolidated results of operations for the year ended December 31, 2000 include the results of Rush Prudential from March 1, 2000 and PrecisionRx from December 5, 2000, their respective dates of acquisition.

    The following table sets forth selected operating ratios. The loss ratio for health care services and other benefits is shown as a percentage of premium revenue. All other ratios are shown as a percentage of premium revenue and management services revenue combined.

                                                               YEAR ENDED DECEMBER 31,
                                                         ------------------------------------
                                                           2000          1999          1998
                                                         --------      --------      --------
Operating Revenues:
  Premium revenue..................................        95.0%         94.1%         93.2%
  Management services revenue......................         5.0%          5.9%          6.8%
                                                          -----         -----         -----
                                                          100.0%        100.0%        100.0%
Operating Expenses:
  Health care services and other benefits (loss
    ratio).........................................        80.8%         80.2%         80.5%
  Selling expense..................................         4.4%          4.5%          4.4%
  General and administrative expense...............        14.0%         14.7%         15.3%

MEMBERSHIP

    The following table sets forth membership data and the percent change in membership:

                                                               AS OF DECEMBER 31,
                                                              ---------------------      PERCENT
                                                                2000        1999         CHANGE
                                                              ---------   ---------   -------------
Medical Membership(a)(b)(c):
Large Employer Group(d)
  California
    HMO.....................................................  1,800,932   1,650,350             9.1%
    PPO and Other...........................................  1,982,474   1,790,671            10.7%
                                                              ---------   ---------
      Total California......................................  3,783,406   3,441,021            10.0%
                                                              ---------   ---------
  Texas.....................................................    197,037     170,435            15.6%
  Georgia...................................................     43,160      53,237           (18.9)%
  Illinois..................................................    459,282     247,027            85.9%
  Other States..............................................  1,205,883   1,298,688            (7.1)%
                                                              ---------   ---------
      Total Large Employer Group............................  5,688,768   5,210,408             9.2%
                                                              ---------   ---------
Individual and Small Employer Group
  California
    HMO.....................................................    355,400     336,315             5.7%
    PPO and Other...........................................  1,228,230   1,167,959             5.2%
                                                              ---------   ---------
      Total California......................................  1,583,630   1,504,274             5.3%
                                                              ---------   ---------
  Texas.....................................................    167,845     168,517            (0.4)%
  Georgia...................................................     34,185      30,100            13.6%
  Illinois..................................................     67,550      35,417            90.7%
  Other States..............................................     96,546     115,221           (16.2)%
                                                              ---------   ---------
      Total Individual and Small Employer Group.............  1,949,756   1,853,529             5.2%
                                                              ---------   ---------
Senior(e)
  California
    HMO.....................................................     34,930      28,207            23.8%
    PPO and Other...........................................    173,311     168,059             3.1%
                                                              ---------   ---------
      Total California......................................    208,241     196,266             6.1%
                                                              ---------   ---------
  Texas(f)..................................................        222      22,224           (99.0)%
  Georgia...................................................      1,050         516           103.5%
  Illinois..................................................     10,936       4,381           149.6%
  Other States..............................................     10,146      12,679           (20.0)%
                                                              ---------   ---------
      Total Senior..........................................    230,595     236,066            (2.3)%
                                                              ---------   ---------
Total Medical Membership....................................  7,869,119   7,300,003             7.8%
                                                              =========   =========
Membership by Network(g)
  Proprietary Networks......................................  6,246,519   5,485,769            13.9%
  Affiliate Networks........................................    994,166   1,043,865            (4.8)%
  Non-Network...............................................    628,434     770,369           (18.4)%
                                                              ---------   ---------
Total Medical Membership....................................  7,869,119   7,300,003             7.8%
                                                              =========   =========
Management Services Membership
  California................................................  1,309,994   1,217,176             7.6%
  Other States..............................................  1,233,405   1,382,390           (10.8)%
                                                              ---------   ---------
Total Management Services Membership........................  2,543,399   2,599,566            (2.2)%
                                                              =========   =========

------------------------------

(a) Membership numbers are approximate and include some estimates based upon the number of contracts at the relevant date and an actuarial estimate of the number of members represented by the contract.

(b) Classification between states for employer groups is determined by the zip code of the subscriber.

(c) Medical membership includes management services members, which are primarily included in the Large Employer Group segment.

(d) Large Employer Group membership includes 813,468 and 709,598 state-sponsored program members as of December 31, 2000 and 1999, respectively.

(e) Senior membership includes members covered under both Medicare risk and Medicare supplement products.

(f) In the fourth quarter of 1999, the Company's UNICARE Life & Health Insurance Company subsidiary made a strategic decision to discontinue its offering of Medicare supplement products primarily in the state of Texas.

(g) Proprietary networks consist of California, Texas and other WellPoint-developed or WellPoint-controlled networks. Affiliate networks consist of third-party networks that incorporate provider discounts and some basic managed care elements. Non-network consists of fee for service and percentage-of-billed charges contracts with providers. Membership in both periods shown reflects a restatement to include in proprietary network membership members of WellPoint-controlled networks which were previously reflected as affiliate network members.

SPECIALTY MEMBERSHIP

                                                 AS OF DECEMBER 31,
                                               -----------------------      PERCENT
                                                  2000         1999         CHANGE
                                               ----------   ----------   -------------
Pharmacy.....................................  29,038,815   21,979,758            32.1%
Dental.......................................   2,245,490    2,452,727            (8.4)%
Utilization Management.......................   2,103,396    2,664,566           (21.1)%
Life.........................................   2,020,069    2,125,214            (4.9)%
Disability...................................     569,266      598,129            (4.8)%
Behavioral Health(a).........................   4,352,988    2,156,642           101.8%

------------------------

    (a) Behavioral health membership as of December 31, 2000 reflects an addition of 1.6 million members over December 31, 1999 due to the mental health parity requirements in the State of California, which became effective in the third quarter of 2000.

COMPARISON OF RESULTS FOR THE YEAR ENDED DECEMBER 31, 2000 TO THE YEAR ENDED
  DECEMBER 31, 1999

    The following table depicts premium revenue by business segment:

                                                       YEAR ENDED DECEMBER 31,
                                                       -----------------------
                                                          2000         1999
                                                       ----------   ----------
                                                           (IN THOUSANDS)
Large Employer Group.................................  $5,011,562   $3,889,032
Individual and Small Employer Group..................   3,030,503    2,551,961
Corporate and Other..................................     541,598      455,864
                                                       ----------   ----------
Consolidated.........................................  $8,583,663   $6,896,857
                                                       ==========   ==========

    Premium revenue increased 24.5%, or $1,686.8 million, to $8,583.7 million for the year ended December 31, 2000 from $6,896.9 million for the year ended December 31, 1999. The Rush Prudential acquisition contributed $378.1 million or 22.4% of the overall premium revenue increase. Also contributing to increased premium revenue was an increase in insured member months of 12.5% in the Large Employer Group and Individual and Small Employer Group business segments, in addition to the implementation of premium increases in both segments.

    The following table depicts management services revenue by business segment:

                                                           YEAR ENDED DECEMBER 31,
                                                           ------------------------
                                                             2000           1999
                                                           ---------      ---------
                                                                (IN THOUSANDS)
Large Employer Group.................................      $379,142       $367,060
Individual and Small Employer Group..................         2,865          4,579
Corporate and Other..................................        69,840         57,697
                                                           --------       --------
Consolidated.........................................      $451,847       $429,336
                                                           ========       ========

    Management services revenue increased approximately $22.5 million to $451.8 million for the year ended December 31, 2000 from $429.3 million for the year ended December 31, 1999. The Rush Prudential acquisition contributed
$4.2 million, or 18.6% of the overall increase. Also contributing to the increased management services revenue was the implementation of price increases, partially offset by a decrease in non-insured member months of approximately 0.9%, related to attrition of previously acquired businesses.

    Investment income was $193.4 million for the year ended December 31, 2000 compared to $159.2 million for the year ended December 31, 1999, an increase of 21.5%, or $34.2 million. The Rush

Prudential acquisition accounted for $5.3 million or 15.4% of the increase. An increase in net interest and dividend income of $16.2 million to $212.7 million for the year ended December 31, 2000 in comparison to $196.5 million for the year ended December 31, 1999 also contributed to the overall net increase in investment income. This increase was primarily due to higher average investment balances in 2000 versus 1999, partially offset by a reduction in other interest income related to interest income received in 1999 related to the Company's refund from the Internal Revenue Service ("IRS"). See "-- Liquidity and Capital Resources." Net realized losses on investment securities totaled $21.6 million for the year ended December 31, 2000 in comparison to losses of $33.8 million for the year ended December 31, 1999.

    The loss ratio attributable to managed care and related products for the year ended December 31, 2000 increased to 80.8% compared to 80.2% for the year ended December 31, 1999, due in part to the incremental effect of the Rush Prudential acquisition on the Company's overall results. The acquired Rush Prudential business has traditionally experienced a higher loss ratio than the Company's core business. Excluding the acquired operations of Rush Prudential, the loss ratio would have been 80.5%. The increase in the loss ratio excluding Rush Prudential was primarily due to growth in the Company's Large Employer Group business segment which has historically experienced a higher loss ratio than the Company's Individual and Small Employer Group business.

    Selling expense consists of commissions paid to outside brokers and agents representing the Company. The selling expense ratio decreased slightly to 4.4% for the year ended December 31, 2000 from 4.5% for the year ended December 31, 1999.

    The administrative expense ratio decreased to 14.0% for the year ended December 31, 2000 from 14.7% for the year ended December 31, 1999. The overall decline is primarily attributable to savings from the integration of information systems centers related to acquired businesses on the Company's information systems platform, a reduction in Year 2000 remediation expense from 1999 levels, economies of scale associated with premium revenue growth in relation to fixed corporate administrative expenses in addition to technology investments made by the Company (e.g., electronic claims submission, internet self-service and interactive voice response).

    Interest expense increased $3.8 million to $24.0 million for the year ended December 31, 2000 compared to $20.2 million for the year ended December 31, 1999. The increase in interest expense was related to the higher average debt balance due to the Rush Prudential, which was partially offset by a decrease in the effective interest rate due to the issuance of the Company's Zero Coupon Convertible Subordinated Debentures (the "Debentures") in July 1999. The weighted average interest rate for all debt for the year ended December 31, 2000, including the fees associated with the Company's borrowings and interest rate swap agreements, was 6.16%.

    The Company's income from continuing operations, before extraordinary gain and the cumulative effect of accounting change, for the year ended December 31, 2000 was $342.3 million, compared to $297.2 million for the year ended
December 31, 1999. Earnings per share from continuing operations before extraordinary gain and cumulative effect of accounting change totaled $5.47 and $4.50 for the years ended December 31, 2000 and 1999, respectively. Earnings per share from continuing operations before extraordinary gain and cumulative effect of accounting change assuming full dilution totaled $5.29 and $4.38 for years ended December 31, 2000 and 1999, respectively.

    Earnings per share for the year ended December 31, 2000 is based upon weighted average shares outstanding of 62.5 million, excluding potential common stock, and 65.1 million shares, assuming full dilution. Earnings per share for the year ended December 31, 1999 is based on 66.1 million shares, excluding potential common stock, and 68.1 million shares, assuming full dilution. The decrease in weighted average shares outstanding primarily resulted from of the repurchase of approximately 2.5 million shares during the year ended
December 31, 2000. For weighted average shares outstanding assuming full dilution, the decline was partially offset by the impact of the assumed conversion of the Debentures.

    Effective January 1, 1999, the Company changed its method of accounting for start-up costs related to the Company's provider network and distribution channel development and is now expensing these costs. The cumulative effect of this change of $20.6 million, net of tax, was reflected in the results of operations for the year ended December 31, 1999.

COMPARISON OF RESULTS FOR THE YEAR ENDED DECEMBER 31, 1999 TO THE YEAR ENDED
  DECEMBER 31, 1998

    The following table depicts premium revenue by business segment:

                                                       YEAR ENDED DECEMBER 31,
                                                       -----------------------
                                                          1999         1998
                                                       ----------   ----------
                                                           (IN THOUSANDS)
Large Employer Group.................................  $3,889,032   $3,467,742
Individual and Small Employer Group..................   2,551,961    2,114,094
Corporate and Other..................................     455,864      352,976
                                                       ----------   ----------
Consolidated.........................................  $6,896,857   $5,934,812
                                                       ==========   ==========

    Premium revenue increased 16.2%, or $962.1 million, to $6,896.9 million for the year ended December 31, 1999 from $5,934.8 million for the year ended December 31, 1998. The overall increase was due to an increase in insured member months of 9.5% in the Large Employer Group and the Individual and Small Employer Group business segments, and the implementation of price increases throughout the Company's business segments.

    The following table depicts management services revenue by business segment:

                                                           YEAR ENDED DECEMBER 31,
                                                           ------------------------
                                                             1999           1998
                                                           ---------      ---------
                                                                (IN THOUSANDS)
Large Employer Group.................................      $367,060       $388,301
Individual and Small Employer Group..................         4,579          4,627
Corporate and Other..................................        57,697         41,032
                                                           --------       --------
Consolidated.........................................      $429,336       $433,960
                                                           ========       ========

    Management services revenue decreased 1.1% for the year ended December 31, 1999 in comparison to the same period in the prior year. The overall decline was due to a 4.0% decline in management services member months, offset by the implementation of price increases in the Large Employer Group business segment. The decrease in management services member months was primarily related to attrition on acquired MMHD membership and, to a lesser extent, the GBO membership.

    Investment income was $159.2 million for the year ended December 31, 1999 compared to $109.6 million for the year ended December 31, 1998, an increase of $49.6 million. The increase was primarily due to an increase in net interest and dividend income of $51.3 million to $196.5 million for the year ended
December 31, 1999 in comparison to $145.2 million for the year ended
December 31, 1998. This increase was primarily due to interest income of $23.8 million related to the Company's refund from the IRS (See "--Liquidity and Capital Resources") and higher average investment balances in 1999 versus 1998. Interest and dividend income for the year ended December 31, 1999 also included a $1.3 million charge related to the partial termination of the Company's interest rate swap agreements. The increase was also attributable to the recognition of an "other than temporary" decline in value in accordance with SFAS No. 115 of $48.7 million in 1998 relating to the Company's equity holdings in FPA Medical Management Inc. ("FPA"). Net realized losses on investment securities totaled

$33.8 million for the year ended December 31, 1999 in comparison to a gain of $16.7 million for the year ended December 31, 1998, excluding the FPA loss.

    The loss ratio attributable to managed care and related products for the year ended December 31, 1999 decreased to 80.2% compared to 80.5% for the year ended December 31, 1998. The decline was primarily due to price increases implemented throughout the year in the Company's Large Employer Group and Individual and Small Employer Group business segments. In addition, the decline was also attributable to membership attrition related to underperforming MMHD and GBO acquired accounts in the Company's Large Employer Group business, which historically experienced a higher loss ratio than the Company's other business.

    The selling expense ratio increased slightly to 4.5% for the year ended December 31, 1999 from 4.4% from the year ended December 31, 1998.

    The general and administrative expense ratio decreased to 14.7% for the year ended December 31, 1999 from 15.3% for the year ended December 31, 1998. The overall decline was primarily attributable to savings from the consolidation of various offices outside of California, the integration of information systems centers related to acquired businesses with the Company's information systems and a reduction in Year 2000 remediation expense from 1998 levels, in addition to economies of scale associated with membership and premium revenue growth in relation to certain fixed general and administrative expenses.

    Interest expense was $20.2 million for the year ended December 31, 1999 compared to $26.9 million for the year ended December 31, 1998. The decrease in interest expense was related to the higher average debt balance in 1999 (due to significant share repurchases (See "--Liquidity and Capital Resources")) compared to 1998, which was more than offset by a decrease in the effective interest rate due to the issuance of the Company's Debentures. The weighted average interest rate for all debt for the year ended December 31, 1999, including the fees associated with the Company's borrowings and interest rate swaps, was 7.04%.

    The provision for income taxes increased $117.7 million, resulting in a tax provision of $190.1 million for the year ended December 31, 1999. The increase was primarily due to the effect of a private letter ruling received from the IRS in September 1998, which resulted in a decrease in income tax expense of $85.5 million during 1998. Excluding the ruling, the provision for income taxes would have been $157.9 million during the year ended December 31, 1998, representing an overall tax rate consistent with the tax rate for 1999.

    During the fourth quarter of 1999, the Board of Directors authorized the repurchase of some or all of the Debentures, which were issued in July 1999 to fund the purchase of two million shares of WellPoint Common Stock from the California HealthCare Foundation. The extraordinary gain from this repurchase was $1.9 million, after tax, and is reported in the results of operations for the year ended December 31, 1999.

    The Company's income from continuing operations, excluding extraordinary gain and the cumulative effect of accounting change for the year ended
December 31, 1999 was $297.2 million, compared to $319.5 million for the year ended December 31, 1998. The decrease is primarily the result of the impact of the private letter ruling received from the IRS in 1998. Earnings per share from continuing operations, excluding extraordinary gain and the cumulative effect of accounting change, totaled $4.50 and $4.63 for the years ended December 31, 1999 and 1998, respectively.

    Earnings per share for the year ended December 31, 1999 is based upon weighted average shares outstanding of 66.1 million, excluding potential common stock, and 68.1 million shares, assuming full dilution. Earnings per share for the year ended December 31, 1998 is based on 69.1 million shares, excluding potential common stock, and 70.3 million shares, assuming full dilution. The decrease in weighted average shares outstanding primarily resulted from the repurchase of approximately

4.3 million shares during the year ended December 31, 1999. For weighted average shares outstanding assuming full dilution, the decline was partially offset by the impact of the assumed conversion of the Debentures.

FINANCIAL CONDITION

    The Company's consolidated assets increased by $911.5 million, or 19.8%, from $4,593.2 million as of December 31, 1999 to $5,504.7 million as of December 31, 2000. The increase in total assets was primarily due to growth in cash and investments as a result of operating cash flow. Cash and investments totaled $3.8 billion as of December 31, 2000, or 68.7% of total assets. The Rush Prudential acquisition accounted for $93.6 million or 10.3% of the increase.

    Overall claims liabilities increased $401.0 million, or 26.9%, from $1,491.2 million as of December 31, 1999 to $1,892.2 million as of December 31, 2000. This increase is primarily due to an increase in insured membership from December 31, 1999, to December 31, 2000 of approximately 13.3% in the Company's Large Employer Group and Individual and Small Employer Group business segments, in addition to the timing of certain pharmacy claim payments. The Rush Prudential acquisition accounted for $57.2 million or 14.3% of the increase.

    As of December 31, 2000, the Company's long-term indebtedness was $400.9 million, of which $150.9 million was related to the Company's Debentures and $250.0 million was related to the Company's revolving credit facility. As of December 31, 1999, the Company's long-term indebtedness was $347.9 million, of which $200 million was related to the Company's revolving credit facility and $147.9 million was related to the Company's Debentures.

    Stockholders' equity totaled $1,644.4 million as of December 31, 2000, an increase of $331.7 million from $1,312.7 million as of December 31, 1999. The increase was primarily due to net income of $342.3 million for the year ended December 31, 2000, an increase of $147.4 million of stock issuances under the Company's stock option/purchase plans and an increase in net unrealized gains on investment securities, net of tax, of $68.1 million. These increases were partially offset by stock repurchases made during 2000 totaling $174.6 million, funded primarily from income from operations. In addition, the Company experienced net losses on the reissuance of the Company's Common Stock from treasury of $51.5 million.

    During the year ended December 31, 1998, the Company's Board of Directors approved a stock repurchase plan of up to eight million shares. During the year ended December 31, 1999, the Board of Directors amended the plan to approve the repurchase of an additional 4.7 million shares. At December 31, 2000, approxmiately 2.4 million shares remained available for repurchase under that plan.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's primary sources of cash are premium and management services revenues received and investment income. The primary uses of cash include health care claims and other benefits, capitation payments, income taxes, repayment and repurchases of long-term debt, interest expense, broker and agent commissions, administrative expenses, common stock repurchases and capital expenditures. In addition to the foregoing, other uses of cash include costs of provider networks and systems development, and costs associated with the integration of acquired businesses.

    The Company generally receives premium revenue in advance of anticipated claims for related health care services and other benefits. The Company's investment policies are designed to provide liquidity, preserve capital and maximize yield. Cash and investment balances maintained by the Company are sufficient to meet applicable regulatory financial stability and net worth requirements, including license requirements of the Blue Cross Blue Shield Association. As of December 31, 2000, the Company's investment portfolio consisted primarily of investment grade fixed-maturity securities.

    Net cash flow provided by continuing operating activities was $647.9 million for the year ended December 31, 2000, compared with $829.4 million in 1999. Cash flow from continuing operations for the year ended December 31, 2000 was due primarily to income from continuing operations, before extraordinary gain and cumulative effect of accounting change, of $342.3 million, and an increase in medical claims payable of $367.2 million, which related to the growth of insured members, and the timing of other operating liability payments. Cash flow from continuing operations was offset by increases in receivables of $162.4 million. In addition, the change in cash flow from continuing operations before extraordinary gain and cumulative effect decreased from the prior year because the Company had received a cash refund from the IRS of $183.0 million in 1999.

    Net cash used in continuing investing activities in 2000 totaled
$557.4 million, compared with $531.1 million in 1999. The cash used in 2000 was attributable primarily to the purchase of investments and property and equipment, net of sales proceeds, of $3,427.5 million and $44.5 million, respectively. In addition, during the year ended December 31, 2000, net cash used in investing activities was affected by the purchase of Rush Prudential for approximately $204.0 million less acquired cash of $61.2 million. This was partially offset by the proceeds from investments sold and matured of $3,066.3 million.

    Net cash used in financing activities totaled $28.6 million in 2000, compared to $204.1 million in 1999. During the year ended December 31, 2000, the Company repurchased 2.5 million shares of the Company's Common Stock for an aggregate $174.6 million and issued Common Stock for an aggregate of $96.0 million pursuant to the Company's stock incentive and employee stock purchase programs. Additionally, the Company increased indebtedness by $50.0 million under its revolving credit facility.

    The Company has a $1.0 billion unsecured revolving credit facility. Borrowings under the credit facility bear interest at rates determined by reference to the bank's base rate or to the London Interbank Offered Rate ("LIBOR") plus a margin determined by reference to the Company's leverage ratio (as defined in the credit agreement) or the then-current rating of the Company's unsecured long-term debt by specified rating agencies. Borrowings under the credit facility are made on a committed basis or pursuant to an auction-bid process. The credit facility expires as of May 15, 2002, although it may be extended for an additional one-year period under certain circumstances. The credit agreement requires the Company to maintain certain financial ratios and contains restrictive covenants, including restrictions on the occurrence of additional indebtedness and the granting of certain liens, limitations on acquisitions and investments and limitations on changes in control. The total amount outstanding under the credit facility was $250.0 million and $200.0 million as of December 31, 2000 and 1999, respectively. The weighted average interest rate for the year ended December 31, 2000, including the facility and other fees and the effect of the interest rate swap agreements discussed in the following paragraph, was 7.57%.

    As a part of a hedging strategy to limit its exposure to variable interest rate increases, the Company entered into interest rate swap agreements in order to reduce the volatility of interest expense resulting from changes in interest rates. The swap agreements are contracts to exchange variable-rate interest payments (weighted average rate for 2000 of 6.6%) for fixed-rate interest payments (weighted average rate for 2000 of 5.6%) without the exchange of the underlying notional amounts. The agreements mature at various dates through 2006. As of December 31, 2000, the Company had entered into $200 million of fixed rate swap agreements, which consisted of a $150 million notional amount swap agreement at 6.99% and a $50 million notional amount swap agreement at 7.06%.

    The Company has entered into foreign currency forward exchange contracts for each of the fixed maturity securities on hand as of December 31, 2000 denominated in foreign currencies in order to hedge asset positions with respect to currency fluctuations related to these securities. The unrealized gains and losses from such forward exchange contracts are reflected in accumulated other comprehensive income. In addition, the Company has entered into forward exchange contracts to hedge the foreign currency risk between the trade date and the settlement date when a foreign currency denominated bond is purchased. Gains and losses from these contracts are recognized in income.

    On March 15, 2001, WellPoint completed the acquisition of Cerulean. The purchase price of $700 million was financed through $550 million of borrowings under the Company's revolving credit facility and $150 million in operating cash.

    In July 1999, the Company received proceeds of approximately $200.8 million from the issuance of the Debentures. Of this amount, $162.0 million was used to repurchase 2,000,000 shares of the Company's Common Stock from the California HealthCare Foundation, and the remaining proceeds were available for general corporate purposes. The Debentures accrue interest at a yield to maturity of 2.0% per year, compounded semi-annually. The Debentures may be converted into Common Stock, at the option of the debentureholder, at a rate of 6.797 shares per $1,000 principal amount at maturity. The Company may redeem the Debentures for cash at any time after July 2, 2002. The applicable redemption price will be the original issue price plus original issue discount accrued to the date of redemption. The Debentureholders can cause the Company to repurchase the Debentures on July 2, 2002, July 2, 2009 and July 2, 2014 at a price equal to the original issue price plus original issue discount accrued to the date of repurchase.

    On October 6, 1999, the Board of Directors authorized the repurchase from time to time of some or all of the Company's Debentures for cash. As of December 31, 2000, the Company had repurchased $81.0 million aggregate principal amount of the Debentures for a total purchase price of $49.8 million.

    The Company intends to monitor its other cash needs before making additional repurchases of its Debentures or its Common Stock under its current authorizations.

    Certain of the Company's subsidiaries are required to maintain minimum capital requirements prescribed by various regulatory agencies, including the California Department of Managed Health Care, formerly the California Department of Corporations, and the Departments of Insurance in various states. As of December 31, 2000, those subsidiaries of the Company were in compliance with all minimum capital requirements.

    The Company believes that cash flow generated by operations and its cash and investment balances, supplemented by the Company's ability to borrow under its existing revolving credit facility or through public or private financing sources, will be sufficient to fund continuing operations and expected capital requirements for the foreseeable future.

NEW ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133, as amended by SFAS Nos. 137 and 138, establishes the accounting and reporting standards for derivative instruments and for hedging activities. Upon adoption of SFAS
No. 133, all derivatives must be recognized on the balance sheet at their then fair value. Any deferred gains and losses remaining on the balance sheet under previous hedge-accounting rules must be removed from the balance sheet and all hedging relationships must be designated anew and documented pursuant to the new accounting. The new standard will be effective in the first quarter of 2001.

    Based upon the Company's review of its operations, the adoption of SFAS No. 133 on January 1, 2001, resulted in an after tax increase to net income of $0.2 million and an after-tax decrease to other comprehensive income of $4.2 million.

FACTORS THAT MAY AFFECT FUTURE RESULTS OF OPERATIONS

    Certain statements contained herein, such as statements concerning potential or future loss ratios, the effects as the Company continues to integrate its recently acquired operations and other statements regarding matters that are not historical facts, are forward-looking statements (as such term is defined in the Securities Exchange Act of 1934). Such statements involve a number of risks and uncertainties that may cause actual results to differ from those projected. Factors that can cause actual results to differ materially include, but are not limited to, those discussed below and those discussed from time to time in the Company's various filings with the Securities and Exchange Commission.

    The Company's operations are subject to substantial regulation by federal, state and local agencies in all jurisdictions in which the Company operates. Many of these agencies have increased their scrutiny of managed health care companies in recent periods or are expected to increase their scrutiny, as newly passed legislation becomes effective. From time to time, the Company and its subsidiaries receive requests for information from regulatory agencies or are notified that such agencies are conducting reviews, investigations or other proceedings with respect to certain of the Company's activities. The Company also provides insurance products to Medi-Cal beneficiaries in various California counties under contracts with the California Department of Health Services (or delegated local agencies) and provides administrative services to the Health Care Finance Administration ("HCFA") in various capacities. There can be no assurance that acting as a government contractor in these circumstances will not increase the risk of heightened scrutiny by such government agencies or that such scrutiny will not have a material adverse effect on the Company, either through negative publicity about the Company or through an adverse impact on the Company's results of operations. In addition, profitability from this business may be adversely affected through inadequate premium rate increases due to governmental budgetary issues. Future actions by any regulatory agencies may have a material adverse effect on the Company's business.

    In connection with the Cerulean transaction, WellPoint incurred significant indebtedness to fund the transaction. This indebtedness may result in a significant percentage of the Company's cash flow being applied to the payment of interest, and there can be no assurance that the Company's operations will generate sufficient cash flow to service the indebtedness. This indebtedness, as well as any indebtedness the Company may incur in the future, may adversely affect the Company's ability to finance its operations and could limit its ability to pursue business opportunities that may be in the best interests of the Company and its stockholders.

    As part of the Company's business strategy, the Company has acquired substantial operations in new geographic markets over the last five years. These businesses, some of which include substantial indemnity-based insurance operations, have experienced varying profitability or losses in recent periods. Since the relevant dates of acquisition of MMHD and GBO, the Company has continued to work extensively on the integration of these businesses. The Company has also begun its integration of the Rush Prudential business. The Company expects to begin its integration of Cerulean during the remainder of 2001. However, there can be no assurances regarding the ultimate success of the Company's integration efforts or regarding the ability of the Company to maintain or improve the results of operations of the businesses of completed or pending transactions as the Company pursues its strategy of motivating the acquired members to select managed care products. In order to implement this business strategy, the Company has incurred and will, among other things, need to continue to incur considerable expenditures for provider networks, distribution channels and information systems in addition to the costs associated with the integration of these acquisitions. The integration of these complex businesses may result in, among other things, temporary increases in claims inventory or other service-related issues that may negatively affect the Company's relationship with its customers and contribute to increased attrition of such customers. The Company's results of operations could be adversely affected in the event that the Company experiences such problems or is otherwise unable to implement fully its expansion strategy.

    The Company and certain of its subsidiaries are subject to capital surplus requirements by the California Department of Managed Health Care, the Georgia Department of Insurance, various other state Departments of Insurance and the Blue Cross Blue Shield Association. Although the Company believes that it is currently in compliance with all applicable requirements, there can be no assurances that such requirements will not be increased in the future.

    From time to time, the Company and certain of its subsidiaries are parties to various legal proceedings, many of which involve claims for coverage encountered in the ordinary course of business. The Company, like HMOs and health insurers generally, excludes certain health care services from coverage under its HMO, PPO and other plans. The Company is, in its ordinary course of business, subject to the claims of its enrollees arising out of decisions to restrict treatment or reimbursement for certain services. The loss of even one such claim, if it results in a significant punitive damage award, could have a material adverse effect on the Company. In addition, the risk of potential liability under punitive damage theories may increase significantly the difficulty of obtaining reasonable settlements of coverage claims.

    In June 2000, the California Medical Association filed a lawsuit in U.S. district court in San Francisco against BCC. The lawsuit alleges that BCC violated the RICO Act through various misrepresentations to and inappropriate actions against health care providers. In late 1999, a number of class-action lawsuits were brought against several of the Company's competitors alleging, among other things, various misrepresentations regarding their health plans and breaches of fiduciary obligations to health plan members. In August 2000, the Company was added as a party to SHANE V. HUMANA, et al., a class-action lawsuit brought on behalf of health care providers nationwide. In addition to the RICO claims brought in the California Medical Association lawsuit, this lawsuit also alleges violations of ERISA, federal and state "prompt pay" regulations and certain common law claims. In October 2000, the federal Judicial Panel on Multidistrict Litigation issued an order consolidating the California Medical Association lawsuit, the Shane lawsuit and various other pending managed care class-action lawsuits against other companies before District Court Judge Federico Moreno in the Southern District of Florida for purposes of the pretrial proceedings. In March 2001, Judge Moreno dismissed the plaintiffs' claims based on violation of the RICO Act, although the dismissal was made without prejudice to the plaintiffs' ability to subsequently refile their claims. Judge Moreno also dismissed, with prejudice, the plaintiffs' federal prompt pay law claims. The Company currently expects that a hearing on the plaintiffs' motion to certify a class will be held in early May 2001. On March 26, 2001, the California Medical Association filed an amended complaint in its lawsuit, alleging, among other things, revised RICO claims and violations of California law. The financial and operational impact that these and other evolving theories of recovery will have on the managed care industry generally, or the Company in particular, is at present unknown.

    The Company's future results will depend in large part on accurately predicting health care costs incurred on existing business and upon the Company's ability to control future health care costs through product and benefit design, underwriting criteria, utilization management and negotiation of favorable provider contracts. Changes in mandated benefits, utilization rates, demographic characteristics, health care practices, provider consolidation, inflation, new pharmaceuticals/ technologies, clusters of high-cost cases, the regulatory environment and numerous other factors are beyond the control of any health plan provider and may adversely affect the Company's ability to predict and control health care costs and claims, as well as the Company's financial condition, results of operations or cash flows. Periodic renegotiations of hospital and other provider contracts coupled with continued consolidation of physician, hospital and other provider groups may result in increased health care costs and limit the Company's ability to negotiate favorable rates. Recently, large physician practice management companies have experienced extreme financial difficulties, including bankruptcy, which may subject the Company to increased credit risk related to provider groups and cause the Company to incur duplicative claims expense. Additionally, the Company faces competitive pressure to contain premium prices. In connection with the introduction of new individual PPO plans in California in January 2001, the Company has announced that it will not raise premiums to certain members during portions of 2001. Fiscal concerns regarding the continued viability of government-sponsored programs such as Medicare and Medicaid may cause decreasing reimbursement rates for these programs. Any limitation on the Company's ability to increase or maintain its premium levels, design products, implement underwriting criteria or negotiate competitive provider contracts may adversely affect the Company's financial condition or results of operations.

    Managed care organizations, both inside and outside California, operate in a highly competitive environment that has undergone significant change in recent years as a result of business consolidations, new strategic alliances, aggressive marketing practices by competitors and other market pressures. Additional increases in competition could adversely affect the Company's financial condition, cash flows or results of operations. Additional increases in competition (including competition from market entrants offering Internet-based products and services), could adversely affect the Company's financial condition.

    As a result of the Company's acquisitions, the Company operates on a select geographic basis nationally and offers a spectrum of health care and specialty products through various risk-sharing arrangements. The Company's health care products include a variety of managed care offerings as well as traditional fee-for-service coverage. With respect to product type, fee-for-service products are generally less profitable than managed care products. A critical component of the Company's expansion strategy is to transition over time the traditional insurance members of the Company's acquired businesses to more managed care products.

    With respect to the risk-sharing nature of products, managed care products that involve greater potential risk to the Company generally tend to be more profitable than management services products and those managed care products where the Company is able to shift risks to employer groups. Individuals and small employer groups are more likely to purchase the Company's higher-risk managed care products because such purchasers are generally unable or unwilling to bear greater liability for health care expenditures. Typically, government-sponsored programs involve the Company's higher-risk managed care products. Over the past few years, the Company has experienced a slight decline in margins in its higher-risk managed care products and to a lesser extent on its lower-risk managed care and management services products. This decline is primarily attributable to product mix change, product design, competitive pressure and greater regulatory restrictions applicable to the small employer group market. From time to time, the Company has implemented price increases in certain of its managed care businesses. While these price increases are intended to improve profitability, there can be no assurance that this will occur. Subsequent unfavorable changes in the relative profitability between the Company's various products could have a material adverse effect on the Company's results of operations and on the continued merits of the Company's geographic expansion strategy.

    Substantially all of the Company's investment assets are in interest-yielding debt securities of varying maturities or equity securities. The value of fixed income securities is highly sensitive to fluctuations in short- and long-term interest rates, with the value decreasing as such rates increase and increasing as such rates decrease. In addition, the value of equity securities can fluctuate significantly with changes in market conditions. Changes in the value of the Company's investment assets, as a result of interest rate fluctuations, can affect the Company's results of operations and stockholders' equity. There can be no assurances that interest rate fluctuations will not have a material adverse effect on the results of operations or financial condition of the Company.

    The Company's operations are dependent on retaining existing employees, attracting additional qualified employees and achieving productivity gains from the Company's investment in technology. The Company faces intense competition for qualified information technology personnel and other skilled professionals. There can be no assurances that an inability to retain existing employees or attract additional employees will not have a material adverse effect on the Company's results of operations.

    In December 2000, a wholly-owned subsidiary of the Company completed its acquisition of certain mail order pharmaceutical service assets and conducts business as a mail order pharmacy. The pharmacy business is subject to extensive federal, state and local regulations which are in many instances different from those under which the Company currently operates. The failure to properly adhere to these and other applicable regulations could result in the imposition of civil and criminal penalties, which could adversely affect the Company's results of operations or financial condition. In addition, pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceuticals and other health care products. Although the Company intends to maintain professional liability and errors and omissions liability insurance, there can be no assurances that the coverage limits under such insurance programs will be adequate to protect against future claims or that the Company will be able to maintain insurance on acceptable terms in the future.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    The Company regularly evaluates its asset and liability interest rate risks as well as the appropriateness of investments relative to its internal investment guidelines. The Company operates within these guidelines by maintaining a well-diversified portfolio, both across and within asset classes. The Company has retained an independent consultant to advise the Company on the appropriateness of its investment policy and the compliance therewith.

    Asset interest rate risk is managed within a duration band tied to the Company's liability interest rate risk. Credit risk is managed by maintaining high average quality ratings and a well-diversified portfolio.

    The Company's use of derivative instruments is generally limited to hedging purposes and has principally consisted of forward exchange contracts intended to minimize the portfolio's exposure to currency volatility associated with certain foreign currency denominated bond holdings. The Company's investment policy prohibits the use of derivatives for leveraging purposes as well as the creation of risk exposures not otherwise allowed within the policy.

    Since 1996, the Company has from time to time entered into interest rate swap agreements primarily by exchanging the floating debt payments due under its outstanding indebtedness for fixed rate payments. The Company believes that this allows it to better anticipate its interest payments while helping to manage the asset-liability relationship.

INTEREST RATE RISK

    As of December 31, 2000, approximately 76% of the Company's investment portfolio consisted of fixed income securities (maturing in more than one year). Of the remainder, 11% was comprised of equities and 13% was comprised of cash, which is not subject to interest rate risk, the value of which generally varies inversely with changes in interest rates.

    The Company has evaluated the net impact to the fair value of its fixed income investments from a hypothetical change in all interest rates of 100, 200 and 300 basis points ("bp"). In doing so, optionality was addressed through Monte Carlo simulation of the price behavior of securities with embedded options. In addressing prepayments on mortgage-backed securities, the model follows the normal market practice of estimating a non-interest rate sensitive component (primarily related to relocations) and an interest sensitive component (primarily related to refinancings) separately. The model is based on statistical techniques applied to historical prepayment and market data, and then incorporates forward-looking mortgage market research and judgments about future prepayment behavior. Changes in the fair value of the investment portfolio are reflected in the balance sheet through stockholders' equity. Under the requirements of SFAS No. 133, effective January 1, 2001, all derivative financial instruments will be reflected on the balance sheet at fair value. See"Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--New

Accounting Pronouncements." The results of this analysis as of December 31, 2000 are reflected in the table below. The table reflects the change in valuation of interest rate swap agreements for the year ended December 31, 2000 to the extent that the notional amount of interest rate swap agreements exceeded the principal balance of the Company's floating rate indebtedness.

                                                      INCREASE (DECREASE) IN FAIR VALUE
                                                     GIVEN AN INTEREST RATE INCREASE OF:
                                                     ------------------------------------
                                                      100 BP        200 BP        300 BP
                                                     --------      --------      --------
                                                                (IN MILLIONS)
Fixed Income Portfolio.........................       $(85.5)      $(170.0)      $(250.1)
Valuation of Interest Rate Swap Agreements.....          6.1          12.0          17.6
                                                      ------       -------       -------
                                                      $(79.4)      $(158.0)      $(232.5)
                                                      ======       =======       =======

    Results as of December 31, 1999 are reflected in the table below. The table reflects the change in valuation of interest rate swap agreements for the year ended December 31, 1999 to the extent that the notional amount of interest rate swap agreements exceeded the principal balance of the Company's floating rate indebtedness.

                                                      INCREASE (DECREASE) IN FAIR VALUE
                                                     GIVEN AN INTEREST RATE INCREASE OF:
                                                     ------------------------------------
                                                      100 BP        200 BP        300 BP
                                                     --------      --------      --------
                                                                (IN MILLIONS)
Fixed Income Portfolio.........................       $(89.2)      $(172.8)      $(250.5)
Valuation of Interest Rate Swap Agreements.....          7.3          14.2          20.8
                                                      ------       -------       -------
                                                      $(81.9)      $(158.6)      $(229.7)
                                                      ======       =======       =======

    The Company believes that an interest rate shift in a 12-month period of 100 bp represents a moderately adverse outcome, while a 200 bp shift is significantly adverse and a 300 bp shift is unlikely given historical precedents. Although the Company holds its bonds as "available for sale" for purposes of SFAS No. 115, the Company's cash flows and the short duration of its investment portfolio should allow it to hold securities to maturity, thereby avoiding the recognition of losses, should interest rates rise significantly.

INTEREST RATE SWAP AGREEMENTS

    The Company has entered into interest rate swap agreements in order to reduce the volatility of interest expense resulting from changes in interest rates. As of December 31, 2000, the Company had entered into $200 million of floating to fixed rate swap agreements, which consist of a $150 million notional amount swap agreement at 6.99% and a $50 million notional amount swap agreement at 7.06%. As of December 31, 2000, the Company also had $250 million of LIBOR-based floating rate debt outstanding. The Company also receives a LIBOR-based payment as a result of its swap arrangements, thereby eliminating the payment exposure to changes in interest rates on that $250 million of outstanding debt. In 1999, the Company entered into an additional interest rate swap agreement with a notional amount of $100 million to exchange three month LIBOR (the index associated with the aforementioned swap) for one month LIBOR (the index associated with the revolving credit facility) in order to hedge against rising interest rates at the end of the year. This agreement matured February 28, 2000.

EQUITY PRICE RISK

    The Company's equity securities are comprised primarily of domestic stocks as well as certain foreign holdings. Assuming an immediate decrease of 10% in market value, as of December 31, 2000 and 1999, the hypothetical loss in fair value of stockholders' equity is estimated to be approximately $39.3 million and $31.4 million, respectively.

FOREIGN EXCHANGE RISK

    The Company has generally hedged the foreign exchange risk associated with its fixed income portfolio. The Company uses short-term foreign exchange contracts to hedge the risk associated with certain fixed-income securities denominated in foreign currencies. Therefore, the Company believes that there is minimal risk to the fixed-income portfolio due to currency exchange rate fluctuations. The Company's hedging program related to its foreign currency denominated investments is described in Note 16 to the Consolidated Financial Statements.

    The Company does not hedge its foreign exchange risk arising from equity investments denominated in foreign currencies. Assuming a foreign exchange loss of 10% across all foreign equity investments, the net hypothetical pretax loss in fair value as of December 31, 2000 and 1999, is estimated to be $8.1 million and $8.9 million, respectively.

                         WELLPOINT HEALTH NETWORKS INC.
                    QUARTERLY SELECTED FINANCIAL INFORMATION
                                  (UNAUDITED)

                                                                 FOR THE QUARTER ENDED
                                               ----------------------------------------------------------
                                                MARCH 31,     JUNE 30,     SEPTEMBER 30,    DECEMBER 31,
                                                  2000          2000            2000            2000
                                               -----------   -----------   --------------   -------------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA AND MEMBERSHIP DATA)
Total revenues...............................  $2,145,246    $2,288,835      $2,353,324      $2,441,553
Operating income.............................     143,946       157,692         165,133         167,417
Income before provision for income taxes.....     130,615       137,194         146,727         149,777
Income from continuing operations............      79,644        83,667          89,504          89,472
                                               ----------    ----------      ----------      ----------
Net income...................................  $   79,644    $   83,667      $   89,504      $   89,472
                                               ==========    ==========      ==========      ==========
Per Share Data:
  Earnings Per Share.........................  $     1.27    $     1.35      $     1.43      $     1.43
                                               ==========    ==========      ==========      ==========
  Earnings Per Share Assuming Full
    Dilution.................................  $     1.23    $     1.30      $     1.38      $     1.37
                                               ==========    ==========      ==========      ==========
Medical membership...........................   7,541,027     7,617,773       7,742,973       7,869,119
                                               ==========    ==========      ==========      ==========

                                                                 FOR THE QUARTER ENDED
                                               ----------------------------------------------------------
                                                MARCH 31,     JUNE 30,     SEPTEMBER 30,    DECEMBER 31,
                                                  1999          1999            1999            1999
                                               -----------   -----------   --------------   -------------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA AND MEMBERSHIP DATA)
Total revenues...............................  $1,771,245    $1,856,773      $1,891,513      $1,965,896
Operating income.............................     130,756       132,720         136,614         148,201
Income before provision for income taxes.....     116,571       116,563         125,014         129,173
Income before extraordinary gain and
  cumulative effect of accounting change.....      71,110        71,079          76,233          78,789
Extraordinary gain, net of tax...............          --            --              --           1,891
Cumulative effect of accounting change, net
  of
  tax........................................     (20,558)           --              --              --
                                               ----------    ----------      ----------      ----------
Net income...................................  $   50,552    $   71,079      $   76,233      $   80,680
                                               ==========    ==========      ==========      ==========
Per Share Data(A):
  Earnings Per Share.........................  $     1.06    $     1.05      $     1.16      $     1.24
                                               ==========    ==========      ==========      ==========
  Earnings Per Share Assuming Full
    Dilution.................................  $     1.04    $     1.03      $     1.11      $     1.20
                                               ==========    ==========      ==========      ==========
Medical membership...........................   6,913,107     7,014,456       7,174,363       7,300,003
                                               ==========    ==========      ==========      ==========

------------------------

(A) Per share data for all periods presented is based on income before extraordinary gain and cumulative effect of accounting change.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors

WellPoint Health Networks Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated income statements and consolidated statements of changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of WellPoint Health Networks Inc. and its subsidiaries (the "Company") at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in Note 3 to the Consolidated Financial Statements, effective January 1, 1999, the Company changed its method of accounting for start-up costs.

PricewaterhouseCoopers LLP
Los Angeles, California
January 31, 2001, except note 23 as to which the date is March 15, 2001

                         WELLPOINT HEALTH NETWORKS INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                        DECEMBER 31,
                                                              ---------------------------------
                                                                  2000                 1999
                                                              ------------         ------------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
                                  ASSETS
Current Assets:
  Cash and cash equivalents.................................   $  566,889           $  505,014
  Investment securities, at market value....................    3,096,350            2,645,372
  Receivables, net..........................................      699,868              513,079
  Deferred tax assets.......................................       77,757               92,774
  Other current assets......................................       59,545               59,725
                                                               ----------           ----------
    Total Current Assets....................................    4,500,409            3,815,964
Property and equipment, net.................................      151,031              125,917
Intangible assets, net......................................      165,164               96,298
Goodwill, net...............................................      418,120              307,647
Long-term investments, at market value......................      116,811              108,280
Deferred tax assets.........................................       92,982               84,063
Other non-current assets....................................       60,189               55,065
                                                               ----------           ----------
    Total Assets............................................   $5,504,706           $4,593,234
                                                               ==========           ==========

                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Medical claims payable....................................   $1,566,569           $1,142,183
  Reserves for future policy benefits.......................       58,085               57,435
  Unearned premiums.........................................      232,132              230,407
  Accounts payable and accrued expenses.....................      513,637              440,412
  Experience rated and other refunds........................      249,725              223,066
  Income taxes payable......................................       53,898               84,026
  Other current liabilities.................................      398,867              349,757
                                                               ----------           ----------
    Total Current Liabilities...............................    3,072,913            2,527,286
Accrued postretirement benefits.............................       71,510               68,903
Reserves for future policy benefits, non-current............      267,552              291,626
Long-term debt..............................................      400,855              347,884
Other non-current liabilities...............................       47,459               44,835
                                                               ----------           ----------
    Total Liabilities.......................................    3,860,289            3,280,534
Stockholders' Equity:
  Preferred Stock--$0.01 par value, 50,000,000 shares
    authorized, none issued and outstanding.................           --                   --
  Common Stock--$0.01 par value, 300,000,000 shares
    authorized, 71,390,971 issued at December 31, 2000 and
    1999....................................................          714                  714
  Treasury stock, at cost, 8,566,399 and 7,764,668 shares at
    December 31, 2000 and 1999, respectively................     (536,524)            (481,331)
  Additional paid-in capital................................      983,028              955,016
  Retained earnings.........................................    1,145,464              854,642
  Accumulated other comprehensive income....................       51,735              (16,341)
                                                               ----------           ----------
    Total Stockholders' Equity..............................    1,644,417            1,312,700
                                                               ----------           ----------
      Total Liabilities and Stockholders' Equity............   $5,504,706           $4,593,234
                                                               ==========           ==========

      See the accompanying notes to the consolidated financial statements.

                         WELLPOINT HEALTH NETWORKS INC.

                         CONSOLIDATED INCOME STATEMENTS

                                                                           YEAR ENDED DECEMBER 31,
                                                                  ------------------------------------------
                                                                     2000            1999            1998
                                                                  ----------      ----------      ----------
                                                                  (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)
Revenues:
  Premium revenue...........................................      $8,583,663      $6,896,857      $5,934,812
  Management services revenue...............................         451,847         429,336         433,960
  Investment income.........................................         193,448         159,234         109,578
                                                                  ----------      ----------      ----------
                                                                   9,228,958       7,485,427       6,478,350
Operating Expenses:
  Health care services and other benefits...................       6,935,398       5,533,068       4,776,345
  Selling expense...........................................         394,217         328,619         280,078
  General and administrative expense........................       1,265,155       1,075,449         975,099
                                                                  ----------      ----------      ----------
                                                                   8,594,770       6,937,136       6,031,522
                                                                  ----------      ----------      ----------
Operating Income............................................         634,188         548,291         446,828
  Interest expense..........................................          23,978          20,178          26,903
  Other expense, net........................................          45,897          40,792          27,939
                                                                  ----------      ----------      ----------
Income from Continuing Operations before Provision for
  Income Taxes, Extraordinary Gain and Cumulative Effect of
  Accounting Change.........................................         564,313         487,321         391,986
  Provision for income taxes................................         222,026         190,110          72,438
                                                                  ----------      ----------      ----------
Income from Continuing Operations before Extraordinary Gain
  and Cumulative Effect of Accounting Change................         342,287         297,211         319,548
Discontinued Operations:
  Loss from Workers' Compensation Segment, net of tax
    benefit of $6,959.......................................              --              --         (12,592)
  Loss on disposal of Workers' Compensation Segment, net of
    tax benefit of $33,022..................................              --              --         (75,676)
                                                                  ----------      ----------      ----------
Loss from Discontinued Operations...........................              --              --         (88,268)
Extraordinary Gain from Early Extinguishment of Debt, net of
  tax.......................................................              --           1,891              --
Cumulative Effect of Accounting Change, net of tax..........              --         (20,558)             --
                                                                  ----------      ----------      ----------
Net Income..................................................      $  342,287      $  278,544      $  231,280
                                                                  ==========      ==========      ==========
Earnings Per Share:
  Income from continuing operations before extraordinary
    gain and cumulative effect of accounting change.........      $     5.47      $     4.50      $     4.63
  Loss from discontinued operations.........................              --              --           (1.28)
  Extraordinary gain from early extinguishment of debt, net
    of tax..................................................              --            0.03              --
  Cumulative effect of accounting change, net of tax........              --           (0.31)             --
                                                                  ----------      ----------      ----------
  Net income................................................      $     5.47      $     4.22      $     3.35
                                                                  ==========      ==========      ==========
Earnings Per Share Assuming Full Dilution:
  Income from continuing operations before extraordinary
    gain and cumulative effect of accounting change.........      $     5.29      $     4.38      $     4.55
  Loss from discontinued operations.........................              --              --           (1.26)
  Extraordinary gain from early extinguishment of debt, net
    of tax..................................................              --            0.02              --
  Cumulative effect of accounting change, net of tax........              --           (0.30)             --
                                                                  ----------      ----------      ----------
  Net income................................................      $     5.29      $     4.10      $     3.29
                                                                  ==========      ==========      ==========

      See the accompanying notes to the consolidated financial statements.

                         WELLPOINT HEALTH NETWORKS INC.
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                COMMON STOCK
                                                 ------------------------------------------
                                                       ISSUED              IN TREASURY        ADDITIONAL
                                     PREFERRED   -------------------   --------------------    PAID-IN      RETAINED
                                       STOCK      SHARES     AMOUNT     SHARES     AMOUNT      CAPITAL      EARNINGS
                                     ---------   --------   --------   --------   ---------   ----------   ----------
                                                                      (IN THOUSANDS)
Balance as of January 1, 1998......   $    --     69,778      $698           5    $    (103)   $882,312    $  345,318
Stock grants to employees and
  directors........................                    6                                            399
Stock issued for employee stock
  option and stock purchase
  plans............................                  837         8                               39,036
Stock repurchased, at cost.........                                      3,497     (193,332)
Comprehensive income
  Net income.......................                                                                           231,280
  Other comprehensive income, net
    of tax
    Change in unrealized valuation
      adjustment on investment
      securities, net of
      reclassification
      adjustment...................
                                                                                                           ----------
Total comprehensive income.........                                                                           231,280
                                      -------    -------      ----      ------    ---------    --------    ----------
Balance as of December 31, 1998....        --     70,621       706       3,502     (193,435)    921,747       576,598
Stock grants to employees and
  directors........................                   75         1          (4)         172       3,051
Stock issued for employee stock
  option and stock purchase
  plans............................                  695         7         (66)       3,616      30,218
Stock repurchased, at cost.........                                      4,333     (291,684)
Net losses from treasury stock
  reissued.........................                                                                              (500)
Comprehensive income
  Net income.......................                                                                           278,544
  Other comprehensive income, net
    of tax
    Change in unrealized valuation
      adjustment on investment
      securities, net of
      reclassification
      adjustment...................
  Foreign currency adjustments, net
    of tax.........................
                                                                                                           ----------
Total comprehensive income.........                                                                           278,544
                                      -------    -------      ----      ------    ---------    --------    ----------
Balance as of December 31, 1999....        --     71,391       714       7,765     (481,331)    955,016       854,642
Stock grants to employees and
  directors........................                                        (15)       1,013
Stock issued for employee stock
  option and stock purchase
  plans............................                                     (1,668)     118,396      28,012
Stock repurchased, at cost.........                                      2,484     (174,602)
Net losses from treasury stock
  reissued.........................                                                                           (51,465)
Comprehensive income
  Net income.......................                                                                           342,287
  Other comprehensive income, net
    of tax
    Change in unrealized valuation
      adjustment on investment
      securities, net of
      reclassification
      adjustment...................
    Foreign currency adjustments,
      net of tax...................
                                                                                                           ----------
Total comprehensive income.........                                                                           342,287
                                      -------    -------      ----      ------    ---------    --------    ----------
Balance as of December 31, 2000....   $    --     71,391      $714       8,566    $(536,524)   $983,028    $1,145,464
                                      =======    =======      ====      ======    =========    ========    ==========


                                      ACCUMULATED
                                         OTHER
                                     COMPREHENSIVE
                                         INCOME         TOTAL
                                     --------------   ----------
                                           (IN THOUSANDS)
Balance as of January 1, 1998......     $ (5,056)     $1,223,169
Stock grants to employees and
  directors........................                          399
Stock issued for employee stock
  option and stock purchase
  plans............................                       39,044
Stock repurchased, at cost.........                     (193,332)
Comprehensive income
  Net income.......................                      231,280
  Other comprehensive income, net
    of tax
    Change in unrealized valuation
      adjustment on investment
      securities, net of
      reclassification
      adjustment...................       14,663          14,663
                                        --------      ----------
Total comprehensive income.........       14,663         245,943
                                        --------      ----------
Balance as of December 31, 1998....        9,607       1,315,223
Stock grants to employees and
  directors........................                        3,224
Stock issued for employee stock
  option and stock purchase
  plans............................                       33,841
Stock repurchased, at cost.........                     (291,684)
Net losses from treasury stock
  reissued.........................                         (500)
Comprehensive income
  Net income.......................                      278,544
  Other comprehensive income, net
    of tax
    Change in unrealized valuation
      adjustment on investment
      securities, net of
      reclassification
      adjustment...................      (26,179)        (26,179)
  Foreign currency adjustments, net
    of tax.........................          231             231
                                        --------      ----------
Total comprehensive income.........      (25,948)        252,596
                                        --------      ----------
Balance as of December 31, 1999....      (16,341)      1,312,700
Stock grants to employees and
  directors........................                        1,013
Stock issued for employee stock
  option and stock purchase
  plans............................                      146,408
Stock repurchased, at cost.........                     (174,602)
Net losses from treasury stock
  reissued.........................                      (51,465)
Comprehensive income
  Net income.......................                      342,287
  Other comprehensive income, net
    of tax
    Change in unrealized valuation
      adjustment on investment
      securities, net of
      reclassification
      adjustment...................       68,045          68,045
    Foreign currency adjustments,
      net of tax...................           31              31
                                        --------      ----------
Total comprehensive income.........       68,076         410,363
                                        --------      ----------
Balance as of December 31, 2000....     $ 51,735      $1,644,417
                                        ========      ==========

      See the accompanying notes to the consolidated financial statements.

                         WELLPOINT HEALTH NETWORKS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 2000          1999          1998
                                                              -----------   -----------   -----------
                                                                          (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Income from continuing operations before extraordinary
    gain and cumulative effect of accounting change.........  $   342,287   $   297,211   $   319,548
  Adjustments to reconcile income from continuing operations before extraordinary gain and cumulative effect of
    accounting change to net cash provided by continuing
    operating activities:
      Depreciation and amortization, net of accretion.......       75,402        68,767        54,590
      Loss on sales of assets, net..........................       24,170        31,898        34,679
      Provision (benefit) for deferred income taxes.........      (61,188)       41,087       (83,261)
      Amortization of deferred gain on sale of building.....       (4,426)       (4,426)       (4,425)
      Accretion of interest on zero coupon convertible
        subordinated debentures.............................        2,971         1,465            --
      (Increase) decrease in certain assets:
        Receivables, net....................................     (162,375)      (29,263)       17,621
        Income taxes recoverable............................           --       191,079        15,099
        Other current assets................................        1,829       (26,169)      (20,087)
        Other non-current assets............................       (5,324)       (8,451)        1,978
      Increase (decrease) in certain liabilities:
        Medical claims payable..............................      367,189       195,681        23,844
        Reserves for future policy benefits.................      (23,424)      (25,019)       (9,142)
        Unearned premiums...................................        1,460        15,349        18,853
        Accounts payable and accrued expenses...............       61,856       107,086        (6,415)
        Experience rated and other refunds..................       26,659       (26,619)       (5,810)
        Income taxes payable................................      (30,070)           --            --
        Other current liabilities...........................       20,692        (5,227)       35,398
        Accrued postretirement benefits.....................        2,607         1,845         3,167
        Other non-current liabilities.......................        7,634         3,064        (1,027)
                                                              -----------   -----------   -----------
          Net cash provided by continuing operating
            activities......................................      647,949       829,358       394,610
                                                              -----------   -----------   -----------
Loss from discontinued operations...........................           --            --       (12,592)
Adjustment to derive cash flows from discontinued operating
  activities
        Change in net operating assets......................           --            --         7,410
                                                              -----------   -----------   -----------
Net cash used in discontinued operating activities..........           --            --        (5,182)
                                                              -----------   -----------   -----------
          Net cash provided by operating activities.........      647,949       829,358       389,428
CASH FLOWS FROM INVESTING ACTIVITIES:
        Investments purchased...............................   (3,427,465)   (3,456,317)   (2,843,102)
        Proceeds from investments sold......................    2,979,906     2,892,802     2,666,355
        Proceeds from investments matured...................       86,412        83,404       106,436
        Property and equipment purchased....................      (46,891)      (38,516)      (78,431)
        Proceeds from property and equipment sold...........        2,358         1,925        25,721
        Proceeds from sale of Workers' Compensation
          business..........................................           --            --       101,413
        Settlement of sales price for sale of Workers'
          Compensation business.............................           --        (6,733)           --
        Acquisition of new businesses, net of cash
          acquired..........................................     (151,748)       (7,700)           --
                                                              -----------   -----------   -----------
          Net cash used in continuing investing
            activities......................................     (557,428)     (531,135)      (21,608)
                                                              -----------   -----------   -----------
Net cash provided by investing activities of discontinued
  operations................................................           --            --        15,877
                                                              -----------   -----------   -----------
          Net cash used in investing activities.............     (557,428)     (531,135)       (5,731)
                                                              -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
        Proceeds from issuance of zero coupon convertible
          subordinated debentures...........................           --       200,823            --
        Net borrowing (repayment) of long-term debt under
          the revolving credit facility.....................       50,000      (149,788)      (88,000)
        Proceeds from issuance of common stock..............       95,956        36,565        39,443
        Common stock repurchased............................     (174,602)     (291,684)     (193,332)
                                                              -----------   -----------   -----------
          Net cash used in financing activities.............      (28,646)     (204,084)     (241,889)
                                                              -----------   -----------   -----------
Net increase in cash and cash equivalents...................       61,875        94,139       141,808
Cash and cash equivalents at beginning of period............      505,014       410,875       269,067
                                                              -----------   -----------   -----------
Cash and cash equivalents at end of period..................  $   566,889   $   505,014   $   410,875
                                                              ===========   ===========   ===========

      See the accompanying notes to the consolidated financial statements.

                         WELLPOINT HEALTH NETWORKS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

    WellPoint Health Networks Inc. (the "Company" or "WellPoint") is one of the nation's largest publicly traded managed health care companies. As of December 31, 2000, WellPoint had approximately 7.9 million medical members and approximately 40.3 million specialty members. The Company offers a broad spectrum of network-based managed care plans. WellPoint provides these plans to the large and small employer, individual and senior markets. The Company's managed care plans include preferred provider organizations ("PPOs"), health maintenance organizations ("HMOs"), point-of-service ("POS") plans, other hybrid medical plans and traditional indemnity plans. In addition, the Company offers managed care services, including underwriting, actuarial service, network access, medical cost management and claims processing. The Company offers a continuum of managed health care plans while providing incentives to members and employers to select more intensively managed plans. The Company also provides a broad array of specialty and other products and services including pharmacy, dental, utilization management, life insurance, preventive care, disability, behavioral health, COBRA and flexible benefits account administration.

    As more fully described in Note 12, on September 1, 1998, the Company completed the sale of its workers' compensation segment. Such sale was accounted for as a discontinued operation.

2. ACQUISITIONS

    On March 1, 2000, the Company completed its acquisition of Rush Prudential Health Plans ("Rush Prudential"). Rush Prudential offers a broad array of products and services ranging from HMO products to traditional PPO products. The acquisition significantly increased the Company's current Illinois medical membership to over 537,000 members as of December 31, 2000. Subsequent to the acquisition, the acquired business has been operated as UNICARE Health Plans. The transaction, which was financed with both cash from operations and debt from the Company's existing revolving credit facility, is valued at approximately $204.0 million, subject to certain post-closing adjustments. This acquisition was accounted for under the purchase method of accounting. Cash of $104.0 million and debt totaling $100.0 million were used to purchase net assets with a fair value of approximately $19.2 million, resulting in goodwill and other intangibles totaling $217.1 million. The resulting goodwill includes
$32.3 million of deferred tax liabilities relating to preliminary identified intangibles. The purchase price allocation between goodwill and identifiable intangible assets had not been finalized as of December 31, 2000.

    On December 5, 2000, the Company completed its acquisition of a mail order pharmacy fulfillment facility from RxAmerica LLC ("RxAmerica"). RxAmerica is a pharmacy benefits management joint venture between Albertson's, Inc. and Longs Drugs Stores California, Inc. Subsequent to the acquisition, the business was re-named PrecisionRx. This acquisition was accounted for under the purchase method of accounting.

    In accordance with the requirements of APB Opinion No. 16, "Business Combinations," the following unaudited pro forma summary presents revenues, income before extraordinary gain and cumulative effect of accounting change, net income and per share data of WellPoint as if the acquisition of Rush Prudential and Precision Rx had occurred on January 1, 1999. The pro forma information includes the results of operations for the period prior to the acquisition, adjusted for interest expense on long-term debt incurred to fund the acquisition of Rush Prudential, amortization of goodwill and intangible assets and the related income tax effects. The pro forma financial information is presented for informational purposes only and may not be indicative of the results of operations had

                         WELLPOINT HEALTH NETWORKS INC.

2. ACQUISITIONS (CONTINUED)
the Company been a single entity during the years ended December 31, 2000 and 1999, nor is it necessarily indicative of future results of operations. Pro forma earnings per share assuming full dilution is based on 65.1 million and
68.1 million weighted average shares for the years ended December 31, 2000 and 1999, respectively.

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                           ---------------------
                                                             2000        1999
                                                           ---------   ---------
                                                           (IN MILLIONS, EXCEPT
                                                            EARNINGS PER SHARE)
Revenues.................................................  $9,440.1    $8,138.7
Income before Extraordinary Gain and Cumulative Effect of
  Accounting Change......................................  $  337.9    $  288.2
Net Income...............................................  $  337.9    $  269.5
Earnings Per Share Assuming Full Dilution:
  Income before Extraordinary Gain and Cumulative Effect
    of Accounting Change.................................  $   5.19    $   4.23
  Net Income.............................................  $   5.19    $   3.96

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    As a managed health care organization, the Company derives the majority of its revenues from premiums received for providing prepaid health services and prepares its financial statements in accordance with the AICPA Audit and Accounting Guide for "Health Care Organizations." The following is a summary of significant accounting policies used in the preparation of the accompanying consolidated financial statements. Such policies are in accordance with accounting principles generally accepted in the United States of America and have been consistently applied. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for each reporting period. The significant estimates made in the preparation of the Company's consolidated financial statements relate to the assessment of the carrying value of the goodwill and intangible assets, medical claims payable, reserves for future policy benefits, experience rated refunds and contingent liabilities. While management believes that the carrying value of such assets and liabilities is adequate as of December 31, 2000 and 1999, actual results could differ from the estimates upon which the carrying values were based.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

CASH EQUIVALENTS

    The Company considers cash equivalents to include highly liquid debt instruments purchased with an original remaining maturity of three months or less.

                         WELLPOINT HEALTH NETWORKS INC.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments, bonds, foreign currency denominated forward exchange contracts and interest rate swap agreements. The Company invests its excess cash primarily in commercial paper and money market funds. Although a majority of the cash accounts exceed the federally insured deposit amount, management does not anticipate nonperformance by financial institutions and reviews the financial viability of these institutions. The Company attempts to limit its risk in investment securities by maintaining a diversified portfolio. The components of investment securities are shown in Note 4.

INVESTMENTS

    Investment securities consist primarily of U.S. Treasury and agency securities, foreign currency denominated bonds, mortgage-backed securities, investment grade and non-investment grade corporate bonds and equity securities. The Company has determined that its investment securities are available for use in current operations and, accordingly, has classified such investment securities as current without regard to contractual maturity dates.

    Long-term investments consist primarily of restricted assets, equity and other investments. Restricted assets, at market value, included in long-term investments at December 31, 2000 and 1999 were $104.1 million and $100.0 million, respectively, and consisted of investments on deposit with the California Department of Managed HealthCare ("DMHC"). These deposits consisted primarily of U.S. Treasury and agency bonds and notes. Due to their restricted nature, such investments are classified as long-term without regard to contractual maturity.

    The Company has determined that its debt and equity securities are available-for-sale. Debt and equity securities are carried at estimated fair value based on quoted market prices for the same or similar instruments. Unrealized gains and losses are computed on the basis of specific identification and are included in other comprehensive income, net of applicable deferred income taxes. Realized gains and losses on the disposition of investments are included in investment income. The specific identification method is used in determining the cost of debt and equity securities sold.

    The Company participates in a securities lending program whereby marketable securities in the Company's portfolio are transferred to an independent broker or dealer in exchange for collateral equal to at least 102% of the market value of securities on loan.

    The Company utilizes derivative instruments, specifically forward exchange contracts, to mitigate foreign currency risk associated with its foreign currency denominated investment portfolio. Forward exchange contracts are used to hedge the foreign currency risk between trade date and settlement date of foreign currency investment transactions. Gains and losses from such instruments are recognized in the Company's income statement at the settlement date.

    Forward exchange contracts are also used to hedge asset positions in foreign denominated currencies. The unrealized gains and losses, net of deferred taxes, from such forward contracts and related hedging investments are reflected in other comprehensive income at the balance sheet dates.

                         WELLPOINT HEALTH NETWORKS INC.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PREMIUMS RECEIVABLE

    Premiums receivable are shown net of an allowance based on historical collection trends and management's judgment on the collectibility of these accounts. These collection trends, as well as prevailing and anticipated economic conditions, are routinely monitored by management, and any adjustments required are reflected in current operations.

PROPERTY AND EQUIPMENT, NET

    Property and equipment are stated at cost, net of depreciation, and are depreciated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are stated net of amortization and are amortized over a period not exceeding the term of the lease. Upon disposal of property and equipment, the cost of the asset and the related accumulated depreciation are removed from the accounts while the resulting gain or loss is reflected in current operations.

    Computer software costs that are incurred in the preliminary project stage are expensed as incurred. Direct consulting costs, payroll and payroll related cost for employees, incurred during the development stage, who are directly associated with each project are capitalized and amortized over a five-year period when placed into production.

INTANGIBLE ASSETS AND GOODWILL, NET

    Intangible assets and goodwill represent the cost in excess of fair value of the net assets, net of the related tax impact, acquired in purchase transactions. Intangible assets and goodwill are being amortized, utilizing a composite useful life, on a straight-line basis over periods ranging from 1.5 to 25 years. (See Note 7 for a more complete discussion of the Company's intangible assets and goodwill.)

    The Company evaluates whether events or circumstances have occurred that may affect the estimated useful life or the recoverability of the remaining balance of goodwill and other identifiable intangible assets. Impairment of an intangible asset is triggered when the estimated future undiscounted cash flows (excluding interest charges) do not exceed the carrying amount of the intangible asset and related goodwill. If the events or circumstances indicate that the remaining balance of the intangible asset and goodwill may be permanently impaired, such potential impairment will be measured based upon the difference between the carrying amount of the intangible asset and goodwill and the fair value of such asset determined using the estimated future discounted cash flows (excluding interest charges) generated from the use and ultimate disposition of the respective acquired entity.

MEDICAL CLAIMS PAYABLE

    The liability for medical claims payable includes claims in process and a provision for incurred but not reported claims, which is actuarially determined based on historical claims payment experience and other statistics. Claim processing expenses are also accrued based on an estimate of expenses necessary to process such claims. Such reserves are continually monitored and reviewed with any adjustments reflected in current operations. Capitation costs represent monthly fees paid one month in advance to physicians, certain other medical service providers and hospitals in the Company's HMO networks as retainers for providing continuing medical care. The Company maintains various programs that provide incentives to physicians, certain other medical service providers and hospitals participating in its HMO networks through the use of risk-sharing agreements and other programs. Payments under such

                         WELLPOINT HEALTH NETWORKS INC.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) agreements are made based on the providers' performance in controlling health care costs while providing quality health care. Expenses related to these programs, which are based in part on estimates, are recorded in the period in which the related services are rendered.

RESERVES FOR FUTURE POLICY BENEFITS

    The estimated reserves for future policy benefits relate to life and disability policies written in connection with health care contracts. Reserves for future extended benefit coverage are based on projections of past experience. Reserves for future policy and contract benefits for certain long-term disability products and group paid-up life products are based upon interest, mortality and morbidity assumptions from published actuarial tables, modified based upon the Company's experience. Reserves are continually monitored and reviewed, and as settlements are made or reserves adjusted, differences are reflected in current operations. The current portion of reserves for future policy benefits relates to the portion of such reserves which management expects to pay within one year.

POSTRETIREMENT BENEFITS

    The Company currently provides certain health care and life insurance benefits to eligible retirees and their dependents under plans administered by the Company. The Company accrues the estimated costs of retiree health and other postretirement benefits during the periods in which eligible employees render service to earn the benefits.

INTEREST RATE SWAP AGREEMENTS

    The Company uses interest rate swap agreements to manage interest rate exposures. The principal objective of such contracts is to minimize the risks and costs associated with financial activities. The counterparties to these contractual arrangements are major financial institutions with which the Company also has other financial relationships. These counterparties expose the Company to credit loss in the event of nonperformance. However, the Company does not anticipate nonperformance by the counterparties.

    The Company entered into interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate debt under its revolving credit facility. The swap agreements are contracts to exchange floating interest rate payments for fixed interest rate payments periodically over the life of the agreements without the exchange of the underlying notional amounts. The notional amounts of the interest rate swap agreements are used to measure interest to be paid. For interest rate instruments that effectively hedge interest rate exposures, the net cash amounts paid on the agreements are accrued and recognized as an adjustment to interest expense. If an agreement no longer qualifies as a hedge instrument, then it is marked to market and carried on the balance sheet at fair value. The change in fair value of these instruments is included in investment income.

INCOME TAXES

    The Company's provision for income taxes reflects the current and future tax consequences of all events that have been recognized in the financial statements as measured by the provision of currently enacted tax laws and rates applicable to future periods.

                         WELLPOINT HEALTH NETWORKS INC.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RECOGNITION OF PREMIUM REVENUE AND MANAGEMENT SERVICES REVENUE

    For most health care and life insurance contracts, premiums are billed in advance of coverage periods and are recognized as revenue over the period in which services or benefits are obligated to be provided. Premiums include revenue from other contracts, which principally relate to minimum premium contracts, where revenue is recognized based upon the ultimate loss experience of the contract. These contracts obligate the Company to arrange for the provision of health care for the members covered by the related contract and exposes the Company to financial risk based upon its ability to manage health care costs below a contractual fixed attachment point. Premium revenue includes an adjustment for experience rated refunds based on an estimate of incurred claims. Experience rated refunds are paid based on contractual requirements.

    The Company's group life and disability insurance contracts are traditional insurance contracts, which are typically issued only in conjunction with a health care contract. Additionally, WellPoint has a limited number of indemnity health insurance contracts. All of these contracts provide insurance protection for a fixed period ranging from one month to a year.

    The Company has the ability at a minimum to cancel the contract or adjust the provisions of the contract at the end of the contract period. As a result, the Company's insurance contracts are considered short-duration contracts.

    Premiums applicable to the unexpired contractual coverage periods are reflected in the accompanying consolidated balance sheet as unearned premiums.

    Management services revenue is earned as services are performed and consists of administrative fees for services provided to third parties, including management of medical services, claims processing and access to provider networks. Under administrative service contracts, self-funded employers retain the full risk of financing benefits. Funds received from employers are equal to amounts required to fund benefit expenses and pay earned administrative fees. Because benefit expenses are not the obligation of the Company, premium revenue and benefit expenses for these contracts are not included in the Company's financial statements. Administrative service fees received from employer groups are included in the Company's revenues.

LOSS CONTRACTS

    The Company monitors its contracts for the provision of medical care and recognizes losses on those contracts when it is probable that expected future health care and maintenance costs, under a group of existing contracts, will exceed anticipated future premiums on those contracts. The estimation of future health care medical costs includes all costs related to the provision of health care to members covered by the related group of contracts. In determining whether a loss has been incurred, the Company reviews contracts either individually or collectively, depending upon the Company's method of establishing premium rates for such contracts.

    The Company further monitors its life insurance contracts and recognizes losses on those contracts for which estimated future claims costs and maintenance costs exceed the related unearned premium.

                         WELLPOINT HEALTH NETWORKS INC.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
HEALTH CARE SERVICES AND OTHER BENEFITS

    Health care services and other benefits expense includes the costs of health care services, capitation expenses and expenses related to risk sharing agreements with participating physicians, medical groups and hospitals and incurred losses on the disability and life products. The costs of health care services are accrued as services are rendered, including an estimate for claims incurred but not yet reported.

ADVERTISING COSTS

    The Company uses print and broadcast advertising to promote its products. The cost of advertising is expensed as incurred and totaled approximately
$61.8 million, $40.8 million and $43.3 million for the years ended December 31, 2000, 1999 and 1998, respectively.

EARNINGS PER SHARE

    Basic earnings per share is computed excluding the impact of potential common stock and earnings per share assuming full dilution is computed including the impact of potential common stock.

STOCK-BASED COMPENSATION

    The Company accounts for stock-based compensation using the intrinsic method. Accordingly, compensation cost for stock options under existing plans is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

COMPREHENSIVE INCOME

    Comprehensive income encompasses all changes in stockholders' equity (except those arising from transactions with stockholders) and includes net income and net unrealized gains or losses on available-for-sale securities and foreign currency adjustments. Comprehensive income is net of reclassification adjustments to adjust for items currently included in net income, such as realized gains on investment securities.

START-UP COSTS

    Effective January 1, 1999, the Company changed its method of accounting for start-up costs related to the Company's provider and sales network development to comply with the AICPA Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities". The change involves expensing these costs as incurred, rather than capitalizing and subsequently amortizing such costs. The total amount of deferred start-up costs reported as a cumulative effect of a change in accounting principle was $20.6 million, net of a tax benefit of $14.3 million for the year ended December 31, 1999.

RECLASSIFICATIONS

    Certain amounts in the prior years consolidated financial statements have been reclassified to conform to the 2000 presentation.

                         WELLPOINT HEALTH NETWORKS INC.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NEW ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133, as amended by SFAS Nos. 137 and 138, establishes the accounting and reporting standards for derivative instruments and for hedging activities. Upon adoption of SFAS
No. 133, all derivatives must be recognized on the balance sheet at their then fair value. Any deferred gains and losses remaining on the balance sheet under previous hedge-accounting rules must be removed from the balance sheet and all hedging relationships must be designated anew and documented pursuant to the new accounting. The new standard will be effective in the first quarter of 2001.

    Based upon the Company's review of its operations, the adoption of SFAS No. 133 on January 1, 2001, resulted in an after tax increase to net income of $0.2 million and an after-tax decrease to other comprehensive income of $4.2 million.

4. INVESTMENTS

INVESTMENT SECURITIES

    The Company's investment securities consist of the following (in thousands):

                                                                  DECEMBER 31, 2000
                                                    ---------------------------------------------
                                                     COST OR      GROSS UNREALIZED
                                                    AMORTIZED    -------------------   ESTIMATED
                                                       COST       GAINS      LOSSES    FAIR VALUE
                                                    ----------   --------   --------   ----------
U.S. Treasury and agency..........................  $  136,051   $  3,852   $    42    $  139,861
Foreign government securities.....................     128,367      2,065       122       130,310
Mortgage-backed securities........................     886,972     14,136     3,552       897,556
Corporate and other securities....................   1,546,369     18,999    29,445     1,535,923
                                                    ----------   --------   -------    ----------
  Total debt securities...........................   2,697,759     39,052    33,161     2,703,650
Equity and other investments......................     312,225    102,192    21,717       392,700
                                                    ----------   --------   -------    ----------
    Total investment securities...................  $3,009,984   $141,244   $54,878    $3,096,350
                                                    ==========   ========   =======    ==========

                                                                   DECEMBER 31, 1999
                                                     ---------------------------------------------
                                                      COST OR      GROSS UNREALIZED
                                                     AMORTIZED    -------------------   ESTIMATED
                                                        COST       GAINS      LOSSES    FAIR VALUE
                                                     ----------   --------   --------   ----------
U.S. Treasury and agency...........................  $  178,350   $    --    $ 2,091    $  176,259
Foreign government securities......................      98,435       470      3,507        95,398
Mortgage-backed securities.........................     783,736       957     19,133       765,560
Corporate and other securities.....................   1,341,928     1,582     49,732     1,293,778
                                                     ----------   -------    -------    ----------
  Total debt securities............................   2,402,449     3,009     74,463     2,330,995
Equity and other investments.......................     266,972    60,396     12,991       314,377
                                                     ----------   -------    -------    ----------
    Total investment securities....................  $2,669,421   $63,405    $87,454    $2,645,372
                                                     ==========   =======    =======    ==========

                         WELLPOINT HEALTH NETWORKS INC.

4. INVESTMENTS (CONTINUED)
    The amortized cost and estimated fair value of debt securities as of December 31, 2000, based on contractual maturity dates are summarized below (in thousands). Expected maturities for mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       AMORTIZED    ESTIMATED
                                                          COST      FAIR VALUE
                                                       ----------   ----------
Due in one year or less..............................  $  131,265   $  131,840
Due after one year through five years................   1,099,514    1,099,293
Due after five years through ten years...............     612,545      615,188
Due after ten years..................................     854,435      857,329
                                                       ----------   ----------
Total debt securities................................  $2,697,759   $2,703,650
                                                       ==========   ==========

    For the years ended December 31, 2000, 1999 and 1998, proceeds from the sales and maturities of debt securities were $2,760.8 million, $2,713.8 million and $2,569.1 million, respectively. Gross gains of $12.0 million and gross losses of $28.8 million were realized on the sales of debt securities for the year ended December 31, 2000. For 1999, gross realized gains and gross realized losses from sales of debt securities were $16.2 million and $52.6 million, respectively. In 1998, gross realized gains and gross realized losses from sales of debt securities were $28.2 million and $10.8 million, respectively.

    For the years ended December 31, 2000, 1999 and 1998, proceeds from the sales of equity securities were $310.3 million, $262.4 million and $203.7 million, respectively. Gross gains of $11.0 million and gross losses of $15.3 million were realized on the sales of equity securities in 2000. For 1999, gross realized gains and gross realized losses on the sales of equity securities were $30.9 million and $26.5 million, respectively. In 1998, gross realized gains and gross realized losses on the sales of equity securities were $15.5 million and $64.9 million, respectively.

    Securities on loan under the Company's securities lending program are included in its cash and investment portfolio shown on the accompanying consolidated balance sheets. Under this program, broker/dealers are required to deliver substantially the same security to the Company upon completion of the transaction. The balance of securities on loan as of December 31, 2000 and 1999 was $101.9 million and $127.2 million, respectively, and income earned on security lending transactions for the years ended December 31, 2000, 1999 and 1998 was $0.3 million, $0.6 million and $1.0 million, respectively.

                         WELLPOINT HEALTH NETWORKS INC.

4. INVESTMENTS (CONTINUED)
LONG-TERM INVESTMENTS

    The Company's long-term investments consist of the following (in thousands):

                                                                              DECEMBER 31, 2000
                                                            ------------------------------------------------------
                                                             COST OR          GROSS UNREALIZED
                                                            AMORTIZED      -----------------------      ESTIMATED
                                                              COST          GAINS         LOSSES        FAIR VALUE
                                                            ---------      --------      ---------      ----------
Mortgage-backed securities............................      $ 95,950         $632        $     --        $ 96,582
Equity and other investments..........................        20,229           --              --          20,229
                                                            --------         ----        ---------       --------
      Total long-term investments.....................      $116,179         $632        $     --        $116,811
                                                            ========         ====        =========       ========

                                                                              DECEMBER 31, 1999
                                                            ------------------------------------------------------
                                                             COST OR          GROSS UNREALIZED
                                                            AMORTIZED      -----------------------      ESTIMATED
                                                              COST           GAINS         LOSSES       FAIR VALUE
                                                            ---------      ---------      --------      ----------
U.S. Treasury and agency securities...................      $ 24,500       $     --         $140         $ 24,360
Mortgage-backed securities............................        71,450             --          478           70,972
Equity and other investments..........................        12,948             --           --           12,948
                                                            --------       ---------        ----         --------
    Total long-term investments.......................      $108,898       $     --         $618         $108,280
                                                            ========       =========        ====         ========

    At December 31, 2000 the Company's debt securities had contractual maturity dates: due in one through five years, amortized cost of $95.9 million and market value of $96.6 million. Expected maturities for mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

    In 1997, the Company owned an interest in the stock of Health Partners Inc. ("HPI") which was accounted for under the equity method. In October 1997, HPI entered into a business combination with FPA Medical Management Inc. ("FPA"), a publicly traded company, which was accounted for as a pooling of interests. As a result of the transaction, the Company exchanged its HPI stock for FPA stock and recognized a gain of $30.3 million at the date of the transaction. In 1998, the Company's investment in FPA experienced an "other than temporary" decline in market value. As a result, the Company recognized a pretax loss of $48.7 million.

5. RECEIVABLES, NET

    Receivables consist of the following:

                                                             DECEMBER 31,
                                                          -------------------
                                                            2000       1999
                                                          --------   --------
                                                            (IN THOUSANDS)
Premiums receivable.....................................  $373,616   $291,743
Investment income and other receivables.................   385,175    271,775
                                                          --------   --------
                                                           758,791    563,518
Less: allowance for doubtful accounts...................    58,923     50,439
                                                          --------   --------
Receivables, net........................................  $699,868   $513,079
                                                          ========   ========

                         WELLPOINT HEALTH NETWORKS INC.

6. PROPERTY AND EQUIPMENT, NET

    Property and equipment, at cost, consist of the following (in thousands):

                                                              DECEMBER 31,
                                                           -------------------
                                            USEFUL LIFE      2000       1999
                                           -------------   --------   --------
Equipment................................     5 years      $123,994   $100,454
Software.................................     5 years        94,371     69,489
Leasehold improvements...................  Term of Lease     67,931     63,263
Furniture and fixtures...................     8 years        58,338     49,990
Building.................................    30 years         3,373         --
Land.....................................                       382         --
                                                           --------   --------
                                                            348,389    283,196
Less: accumulated depreciation and
  amortization...........................                   197,358    157,279
                                                           --------   --------
Property and equipment, net..............                  $151,031   $125,917
                                                           ========   ========

    Depreciation and amortization expense for the years ended December 31, 2000, 1999 and 1998 was $38.5 million, $39.3 million and $36.8 million, respectively.

7. INTANGIBLE ASSETS AND GOODWILL

    The intangible asset balance consists of the following components (in thousands):

                                                             DECEMBER 31,
                                                          -------------------
                                                            2000       1999
                                                          --------   --------
Employer group relationships............................  $160,609   $ 85,691
Self-developed software.................................     7,280      7,280
Provider contracts......................................    13,247      9,208
Miscellaneous intangible assets.........................    11,197      5,728
                                                          --------   --------
                                                           192,333    107,907
Less: accumulated amortization..........................    27,169     11,609
                                                          --------   --------
Intangible assets, net..................................  $165,164   $ 96,298
                                                          ========   ========

    The goodwill balance consists of the following components (in thousands):

                                                             DECEMBER 31,
                                                          -------------------
                                                            2000       1999
                                                          --------   --------
Goodwill................................................  $492,804   $359,975
Less: accumulated amortization..........................    74,684     52,328
                                                          --------   --------
Goodwill, net...........................................  $418,120   $307,647
                                                          ========   ========

    During the fourth quarter of 1998, the Company re-evaluated the useful life of the intangible assets and goodwill related to its acquisitions of the Group Benefits Operations of John Hancock Mutual Life Insurance Company ("GBO") and the Life and Health Benefits Management Division of

                         WELLPOINT HEALTH NETWORKS INC.

7. INTANGIBLE ASSETS AND GOODWILL (CONTINUED) the Massachusetts Mutual Life Insurance Company ("MMHD") and reduced such composite lives from 35 to 20 years.

    In May 1999, the Company entered into an agreement with Omni Healthcare ("Omni"), a Sacramento, California-based health plan to transition Omni members to the Company's Blue Cross of California subsidiary. The Company paid
$7.7 million, subject to adjustment, in exchange for Omni's cooperation in transferring its approximately 124,000 members. The entire amount has been allocated to intangible assets and was originally being amortized over 3 years. During the second quarter of 2000, the Company re-evaluated the useful life of intangible assets related to its acquisition of Omni and reduced its related useful life to 1.5 years.

    On March 1, 2000, the Company completed its acquisition of Rush Prudential Health Plans ("Rush Prudential"). Subsequent to the acquisition, the business has operated under the name UNICARE Health Plans. The transaction is valued at approximately $204 million, subject to certain post-closing adjustments. This acquisition was accounted for under the purchase method of accounting. Cash of $104.0 million and debt totaling $100.0 million were used to purchase net assets with a fair value of approximately $19.2 million, resulting in goodwill and other intangibles totaling $217.1 million. The resulting goodwill includes
$32.3 million of deferred tax liabilities relating to preliminary identified intangibles. As of December 31, 2000 the purchase price allocation between goodwill and identifiable intangible assets had not been finalized.

    Amortization charged to operations was $38.1 million, $25.5 million and $19.9 million for the years ended December 31, 2000, 1999 and 1998, respectively.

8. LONG-TERM DEBT

REVOLVING CREDIT FACILITY

    As of December 31, 2000, the Company has a $1.0 billion five-year revolving credit facility with a consortium of financial institutions. The facility expires as of May 15, 2002, although it may be extended for an additional one-year period under certain circumstances. At December 31, 2000 and 1999, $250.0 million and $200.0 million, respectively, was outstanding under this facility.

    The agreement provides for interest on committed advances at rates determined by reference to the bank's base rate or to the London Interbank Offered Rate ("LIBOR") plus a margin determined by reference to the Company's leverage ratio (as defined in the credit agreement) or the then-current rating of the Company's unsecured long-term debt by specified rating agencies. Interest is determined using whichever of these methods is the most favorable to the Company. The effective interest rate was 6.87% at December 31, 2000. Borrowings under the credit facility are made on a committed basis or pursuant to an auction-bid process. A facility fee based on the facility amount, regardless of utilization, is payable quarterly. The facility fee rate is also determined by the unsecured debt ratings or the leverage ratio of the Company.

ZERO COUPON CONVERTIBLE SUBORDINATED DEBENTURES

    On July 2, 1999, the Company issued $299.0 million aggregate principal amount at maturity of zero coupon convertible subordinated debentures due 2019 (the "Debentures"). The proceeds totaled approximately $200.8 million. The Debentures accrue interest at a yield to maturity of 2.0% per year compounded semi-annually. Holders have the option to convert the Debentures into the Company's

                         WELLPOINT HEALTH NETWORKS INC.

8. LONG-TERM DEBT (CONTINUED)
Common Stock at any time prior to maturity at a rate of 6.797 shares per $1,000 principal amount at maturity. In lieu of delivering shares of common stock upon conversion of any Debentures, the Company may elect to pay cash for the Debentures in an amount equal to the last reported sales price of its Common Stock on the trading day preceding the conversion date. The Debentures are subordinate in right of payment to all existing and future senior indebtedness.

    On October 6, 1999, the Board of Directors authorized the repurchase of some or all of the Company's Debentures for cash. The Company did not repurchase any Debentures during the year ended December 31, 2000. During the year ended December 31, 1999, the Company repurchased $81.0 million in aggregate principal amount at maturity of the Debentures at a total purchase price of $49.8 million. The gain on such repurchase is shown on the Company's income statement as an extraordinary gain, net of applicable tax.

    As of December 31, 2000 and 1999, the Company had $150.9 million and $147.9 million (based upon the original issue price plus accreted interest), respectively, of Debentures outstanding. For the years ended December 31, 2000 and 1999, the Company accrued $3.1 million and $1.5 million, respectively, of interest related to the Debentures.

MATURITIES

    At December 31, 2000, the Company's long-term debt maturities were as follows: 2001--zero; 2002--$250 million; 2003--zero; 2004--zero; 2005--zero;
2019--$218 million.

DEBT COVENANTS

    The Company's revolving credit facility requires the maintenance of certain financial ratios and contains other restrictive covenants, including restrictions on the occurrence of additional indebtedness and the granting of certain liens, limitations on acquisitions and investments and limitations on changes in control. As of December 31, 2000, the Company was in compliance with the requirements in these agreements.

INTEREST RATE SWAPS

    As described in Note 15, as of December 31, 2000, the Company is a party to two separate interest rate swap agreements, which convert underlying variable-rate debt into fixed-rate debt.

INTEREST PAID

    Interest paid on long-term debt for the years ended December 31, 2000, 1999 and 1998 was $21.5 million, $22.1 million and $25.9 million, respectively.

                         WELLPOINT HEALTH NETWORKS INC.

9. INCOME TAXES

    The components of the provision (benefit) for income taxes are as follows (in thousands):

                                                   YEAR ENDED DECEMBER 31,
                                                ------------------------------
                                                  2000       1999       1998
                                                --------   --------   --------
Current:
  Federal.....................................  $226,606   $106,036   $ 97,231
  State.......................................    56,608     42,987     30,929
                                                --------   --------   --------
                                                 283,214    149,023    128,160
                                                --------   --------   --------
Deferred:
  Federal.....................................   (54,552)    43,968    (51,398)
  State.......................................    (8,383)    (2,881)    (4,324)
                                                --------   --------   --------
                                                 (62,935)    41,087    (55,722)
                                                --------   --------   --------
Valuation Allowance:..........................     1,747         --         --
                                                --------   --------   --------
Provision for income taxes from continuing
  operations..................................  $222,026   $190,110   $ 72,438
                                                ========   ========   ========

    The overall effective tax rate differs from the statutory federal tax rate as follows (percent of pretax income from continuing operations):

                                                             YEAR ENDED DECEMBER 31,
                                                      --------------------------------------
                                                        2000           1999           1998
                                                      --------       --------       --------
Tax provision based on the federal statutory rate...    35.0%          35.0%          35.0%
State income taxes, net of federal benefit..........     5.6            5.3            4.4
Non-deductible expenses/non-taxable items...........    (0.1)          (0.4)           0.9
Tax benefit from IRS ruling in excess of noncurrent
  intangible assets related to business
  combination.......................................      --             --          (21.8)
Change in valuation allowance.......................     0.3             --             --
Other, net..........................................    (1.5)          (0.9)            --
                                                        ----           ----          -----
Effective tax rate..................................    39.3%          39.0%          18.5%
                                                        ====           ====          =====

                         WELLPOINT HEALTH NETWORKS INC.

9. INCOME TAXES (CONTINUED)
    Net deferred tax assets are comprised of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Gross deferred tax assets:
  Net operating loss........................................  $  4,420   $     --
  Market valuation on investment securities.................        --      7,951
  Vacation and holiday accruals.............................     6,224      9,549
  Incurred claim reserve discounting........................    23,038     13,237
  Provision for doubtful accounts...........................    22,472     19,010
  Unearned premium reserve..................................    18,644     17,469
  State income taxes........................................    21,068     14,039
  Postretirement benefits...................................    29,138     28,075
  Deferred gain on building.................................     3,456      5,260
  Deferred compensation.....................................    25,114     15,091
  Expenses not currently deductible.........................    73,774     28,645
  Intangible asset impairment...............................     6,439      7,190
  Capital loss carryover....................................    26,708     23,483
  Start-up costs............................................     4,327      6,114
  Deferred acquisition costs................................     8,904         --
  Other, net................................................     4,733      9,686
                                                              --------   --------
    Total gross deferred tax assets.........................   278,459    204,799
                                                              --------   --------
Gross deferred tax liabilities:
  Market valuation on investment securities.................   (35,687)        --
  Depreciation and amortization.............................    (5,582)    (5,912)
  Bond discount and basis differences.......................    (6,947)    (6,778)
  Internally developed software.............................   (13,119)   (13,491)
  Purchased intangibles of subsidiary stock.................   (32,330)        --
  Lease expense.............................................    (6,239)        --
  Other, net................................................    (1,728)    (1,781)
                                                              --------   --------
    Total gross deferred tax liabilities....................  (101,632)   (27,962)
                                                              --------   --------
Valuation allowance:
  Net operating loss carryover..............................    (4,341)        --
  Capital loss carryover....................................    (1,747)        --
                                                              --------   --------
                                                                (6,088)        --
                                                              --------   --------
Net deferred tax assets.....................................  $170,739   $176,837
                                                              ========   ========

    For year ended December 31, 2000, a $32.3 million deferred tax liability and a $7.4 million net deferred tax asset were recorded as a result of the Company's acquisition of Rush Prudential. The result of these tax adjustments is an increase to goodwill of approximately $25 million, which includes a valuation allowance for an operating loss carryforward acquired in such transaction.

                         WELLPOINT HEALTH NETWORKS INC.

9. INCOME TAXES (CONTINUED)
    In addition, management recorded a valuation allowance for its California capital loss carryforward as discussed below. Management believes it is more likely than not that the recorded deferred tax assets, net of valuation allowance provided, will be realized.

    Expenses not currently deductible include various financial statement charges and expenses that will be deductible for income tax purposes in future periods.

    Income taxes paid (refunded) for the years ended December 31, 2000, 1999 and 1998 were $283.8 million, ($57.0) million and $103.0 million, respectively.

INCOME TAXES

    In September 1998, the Company received a private letter ruling from the Internal Revenue Service with respect to the treatment of certain payments made at the time of WellPoint's 1996 Recapitalization and acquisition of the BCC Commercial Operations. The ruling allowed the Company to deduct as an ordinary and necessary business expense an $800.0 million cash payment made by BCC in May 1996 to one of two newly formed charitable foundations. As a result of the ruling in 1998, the Company reduced the remaining intangible asset of $194.5 million arising from the acquisition of certain assets and liabilities of BCC Commercial Operations at the time of the Recapitalization and recognized a reduction in its income tax expense of $85.5 million. As a result, the Company filed amended tax returns for prior years requesting a refund of approximately $200.0 million and anticipated that current and future income tax payments would be reduced by approximately $80.0 million and, therefore, recognized an income tax recoverable and a deferred tax asset, respectively, in its financial statements for the year ended December 31, 1998. In August 1999, the Company received a cash refund (including applicable accrued interest) of approximately $183.0 million.

    As of December 31, 2000, the Company had a Federal capital loss carryforward of $53.5 million and a California capital loss carryforward of $145.2 million. The Company has established a valuation allowance of $1.8 million related only to the California capital loss carryforward. The carryforward amounts begin to expire on December 31, 2003.

    In addition, as of December 31, 2000 the Company had a federal net operating loss carryforward of $10.2 million and an Illinois net operating loss carryforward of $16.6 million. The Company has established a valuation allowance of $4.3 million related to these carryforwards. These carryforwards begin to expire in year 2014.

    Management believes that the ability to use the carryforward amounts may be limited by federal and state statutes. As a result, the aforementioned valuation allowances were established during 2000.

                         WELLPOINT HEALTH NETWORKS INC.

10. PENSION AND POSTRETIREMENT BENEFITS

PENSION BENEFITS

    The Company covers substantially all employees through two non-contributory defined benefit pension plans. One plan covers employees of a bargaining unit, while the second plan, which was established on January 1, 1987, covers all eligible employees (employees covered under a collective bargaining agreement participate if the terms of the collective bargaining agreement permits) meeting certain age and service requirements. Plan assets are invested primarily in pooled income funds. The Company's policy is to fund its plans according to the applicable Employee Retirement Income Security Act of 1974 and income tax regulations. The Company uses the unit credit method of cost determination.

    The funded status of the plans is as follows:

                                                              DECEMBER 31,
                                                           -------------------
                                                             2000       1999
                                                           --------   --------
                                                             (IN THOUSANDS)
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year..................  $ 77,656   $77,503
Service cost.............................................     8,008     8,117
Interest cost............................................     6,456     5,583
Actuarial gain...........................................       (59)   (8,643)
Benefits paid............................................    (5,381)   (4,904)
                                                           --------   -------
Benefit obligation at end of year........................  $ 86,680   $77,656
                                                           ========   =======
CHANGE IN PLAN ASSETS
Fair value at beginning of year..........................  $ 72,128   $65,799
Actual return on fair value..............................    (3,206)     (949)
Employer contributions...................................     8,639    12,182
Benefits paid............................................    (5,381)   (4,904)
                                                           --------   -------
Fair value at end of year................................  $ 72,180   $72,128
                                                           ========   =======
Funded status............................................  $(14,500)  $(5,528)
Unrecognized prior service cost..........................       424       437
Unrecognized actuarial loss..............................    20,252    10,447
                                                           --------   -------
Net amount recognized....................................  $  6,176   $ 5,356
                                                           ========   =======

    Amounts recognized in the statement of financial position consist entirely of prepaid benefit costs of $6.2 million and $5.4 million for the years ended December 31, 2000 and 1999, respectively.

WEIGHTED AVERAGE ASSUMPTIONS
Discount rate...............................................  7.75%     7.75%
Expected return on plan assets..............................  9.50%     9.50%
Rate of compensation increases..............................  5.00%     5.00%

                         WELLPOINT HEALTH NETWORKS INC.

10. PENSION AND POSTRETIREMENT BENEFITS (CONTINUED)
    Net periodic pension expense for the Company's defined benefit pension plans includes the following components:

                                                       YEAR ENDED DECEMBER 31,
                                                    ------------------------------
                                                      2000       1999       1998
                                                    --------   --------   --------
                                                            (IN THOUSANDS)
Service cost--benefits earned during the year.....  $ 8,008    $ 8,117    $ 8,045
Interest cost on projected benefits obligations...    6,456      5,583      5,183
Expected return on plan assets....................   (6,946)    (6,603)    (4,908)
Amortization of prior service cost................       15         14          9
Recognized net actuarial loss.....................      286         81        196
                                                    -------    -------    -------
Net periodic pension expense......................  $ 7,819    $ 7,192    $ 8,525
                                                    =======    =======    =======

    The Company sponsors the WellPoint 401(k) Retirement Savings Plan (the "401(k) Plan"). Employees (excluding temporary employees working less than 1,000 hours and leased employees) over 18 years of age are eligible to participate in the 401(k) Plan if they meet certain length of service requirements. Under this plan, employees may contribute a percentage of their pre-tax earnings to the 401(k) Plan. After one year of service, employee contributions up to 6% of eligible compensation are matched by an employer contribution equal to 75% on the employee's contribution. Matching contributions are immediately vested. One third of the employer contribution is in the Company's common stock. The employer contribution is 85% for those employees with 10 to 19 years of service as of January 1, 1997 and 100% for those employees with 20 years or more of service as of such date. Company expense related to the 401(k) Plan totaled $16.5 million, $15.9 million and $13.0 million for the years ended December 31, 2000, 1999 and 1998, respectively.

POSTRETIREMENT BENEFITS

    The Company currently provides certain health care and life insurance benefits to eligible retirees and their dependents. Employees outside of California and certain employees in California acquired as a result of the acquisitions and all employees hired, rehired or reinstated after January 1, 1997 are not covered under the Company's postretirement benefit plan. All other Company employees are fully eligible for retiree benefits upon attaining
10 years of service and a minimum age of 55. The plan, in effect for those retiring prior to September 1, 1994, provides for Company-paid life insurance for all retirees based on age and a percent of salary. In addition, the majority of retirees from age 62 or greater currently receive fully paid health benefit coverage for themselves and their dependents. For employees retiring on or after September 1, 1994, the Company currently subsidizes health benefit coverage based on the retiree's years of service at retirement and date of hire. Life insurance benefits for retirees hired on or after May 1, 1992 are set at $10,000 upon retirement and are reduced to $5,000 at age 70.

                         WELLPOINT HEALTH NETWORKS INC.

10. PENSION AND POSTRETIREMENT BENEFITS (CONTINUED)
    The accumulated postretirement benefit obligation ("APBO") and the accrued postretirement benefits as of December 31, 2000 and 1999 are as follows (in thousands):

                                                               DECEMBER 31,
                                                            -------------------
                                                              2000       1999
                                                            --------   --------
Benefit obligation at the beginning of the year...........  $54,932    $56,324
Service cost..............................................    1,520      1,650
Interest cost.............................................    4,234      3,933
Actuarial (gain) loss.....................................    1,063     (3,655)
Benefits paid.............................................   (2,458)    (3,320)
                                                            -------    -------
Accumulated postretirement benefits obligation............   59,291     54,932
Unrecognized net gain from accrued postretirement benefit
  cost....................................................   12,219     13,971
                                                            -------    -------
Accrued postretirement benefits...........................  $71,510    $68,903
                                                            =======    =======

    The Company currently pays for its postretirement benefit obligations as they are incurred. As such, there are no plan assets.

    The above actuarially determined APBO was calculated using a discount rate of 7.75%. The medical trend rate is assumed to decline gradually from 8.5% (under age 65) and 7% (age 65 and over) to 6% by the year 2002. These estimated trend rates are subject to change in the future. The medical trend rate assumption has a significant effect on the amounts reported. For example, an increase in the assumed health care trend rates of one percent in each year would increase the APBO as of December 31, 2000 by $6.7 million and would increase service and interest costs by $0.8 million. Conversely, a decrease in the assumed health care trend rate of one percent in each year would decrease the APBO as of December 31, 2000 by $5.8 million and would decrease service and interest costs by $0.7 million. For life insurance benefit calculations, a compensation increase of 5.0% was assumed.

    Net periodic postretirement benefit cost includes the following components (in thousands):

                                                         YEAR ENDED DECEMBER 31,
                                                      ------------------------------
                                                        2000       1999       1998
                                                      --------   --------   --------
Service cost........................................   $1,520     $1,650     $1,780
Interest cost.......................................    4,234      3,933      3,843
Net amortization and deferral.......................     (689)      (418)      (550)
                                                       ------     ------     ------
Net periodic postretirement benefit cost............   $5,065     $5,165     $5,073
                                                       ======     ======     ======

                         WELLPOINT HEALTH NETWORKS INC.

11. COMMON STOCK

STOCK OPTION PLANS

    In 1996, the Company adopted an Employee Stock Option Plan (the "Employee Option Plan"). In May 1996, all eligible employees were granted options to purchase common stock under the Employee Option Plan. The exercise price of options granted under the Employee Option Plan is the fair market value of the Common Stock on the date of the grant. Each option granted has a maximum term of 10 years. Options granted under the Employee Option Plan vest in accordance with the terms of the applicable grant.

    In 1996, the Company also implemented a Stock Option/Award Plan (the "Stock Option/Award Plan") for key employees, officers and directors. The exercise price per share is fixed by a committee appointed by the Board of Directors to administer the Stock Option/Award Plan, but for any incentive stock option, the exercise price will not be less than the fair market value on the date of grant. The maximum term for an option is ten years. Options granted will vest in accordance with the terms of each grant. The Stock Option/Award Plan also allows the grant or award of restricted stock, performance units and phantom stock.

    On May 11, 1999, the stockholders of the Company approved a new Stock Incentive Plan (the "Plan") for key employees, officers and directors. This new plan serves as the successor to the Company's Stock Option/Award Plan and Employer Stock Option Plan (the "Predecessor Plans"). All options granted under the Predecessor Plans and outstanding on the Plan's effective date were incorporated into the Plan and treated as outstanding awards under the Plan. The exercise price is determined by the plan administrator; however, it will generally not be less than the fair market value on the date of grant. The maximum term for an option is ten years. Options granted will vest in accordance with the terms of each grant. The Plan also allows the grant or award of restricted stock, performance units and phantom stock. As of December 31, 2000 the maximum number of shares issuable under the Plan, subject to subsequent adjustments for certain changes in the Company's capital structure, was
6.1 million shares in addition to the number of shares of Common Stock remaining for issuance under the Predecessor Plans.

    Effective as of February 17, 2000, the Company adopted the 2000 Employee Stock Option Plan (the "2000 Employee Plan") for employees and non-executive officers of the Company. The exercise price and maximum term of any stock option granted under the 2000 Employee Plan are determined by the plan administrator. Options granted will vest in accordance with the terms of each grant. The maximum number of shares issuable under the 2000 Employee Plan, subject to subsequent adjustments for certain changes in the Company's capital structure, is 3 million shares.

                         WELLPOINT HEALTH NETWORKS INC.

11. COMMON STOCK (CONTINUED)
    The following summarizes activity in the Company's stock option plans for the years ended December 31, 2000, 1999 and 1998:

                                                                 WEIGHTED AVERAGE
                                                                  EXERCISE PRICE
                                                      SHARES        PER SHARE
                                                    ----------   ----------------
Outstanding at January 1, 1998....................   4,098,723        $38.12
Granted...........................................   1,533,908         56.86
Canceled..........................................    (296,993)        43.66
Exercised.........................................    (836,400)        37.67
                                                    ----------
Outstanding at December 31, 1998..................   4,499,238         44.23
                                                    ----------
Granted...........................................   1,957,605         73.85
Canceled..........................................    (141,604)        52.58
Exercised.........................................  (1,014,479)        39.08
                                                    ----------
Outstanding at December 31, 1999..................   5,300,760         55.94
                                                    ----------
Granted...........................................   2,185,095         72.22
Canceled..........................................    (248,941)        67.46
Exercised.........................................  (1,910,815)        46.42
                                                    ----------
Outstanding at December 31, 2000..................   5,326,099         65.46
                                                    ==========

Exercisable at:
December 31, 1998.................................   1,801,311         40.65
December 31, 1999.................................   2,464,325         47.92
December 31, 2000.................................   2,462,112         61.97

    The options outstanding at December 31, 2000 have exercise prices ranging from $26.85 to $123.63 per share.

                                      OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                        -----------------------------------------------   ----------------------------
                          NUMBER      WEIGHTED AVERAGE      WEIGHTED        NUMBER         WEIGHTED
     ACTUAL RANGE       OUTSTANDING      REMAINING          AVERAGE       OUTSTANDING      AVERAGE
  OF EXERCISE PRICES    AT 12/31/00   CONTRACTUAL LIFE   EXERCISE PRICE   AT 12/31/00   EXERCISE PRICE
----------------------  -----------   ----------------   --------------   -----------   --------------
$ 26.85 -  39.68           754,490          5.3             $ 38.19          754,490       $ 38.19
$ 42.31 -  62.19           894,571          7.0             $ 55.77          526,550       $ 55.42
$ 65.38 -  96.13         3,479,333          8.3             $ 71.33          993,267       $ 74.35
$100.56 - 123.63           197,705          7.7             $110.23          187,805       $110.43
                        ----------                                         ---------
                         5,326,099          7.6             $ 65.46        2,462,112       $ 61.97
                        ==========                                         =========

STOCK PURCHASE PLAN

    On May 18, 1996, the Company's stockholders approved the Company's Employee Stock Purchase Plan (the "ESPP"). The stockholders approved an amendment and restatement of the ESPP on May 9, 2000. The ESPP allows eligible employees to purchase Common Stock at the lower of 85% of the market price of the stock at the beginning or end of each offering period. The aggregate amount of common stock that may be issued pursuant to the ESPP shall not exceed 1,400,000 shares, subject to adjustment pursuant to the terms of the ESPP. During the years ended December 31, 2000, 1999 and

                         WELLPOINT HEALTH NETWORKS INC.

11. COMMON STOCK (CONTINUED)
1998, approximately 111,400, 93,400 and 99,300 shares of Common Stock were purchased under the ESPP. There are offering periods for the first half and second half of the year and accordingly, two purchase prices. For the year ended December 31, 2000, the purchase prices were $56.10 and $61.68 per share. For the year ended December 31, 1999, the purchase prices were $72.14 and $56.05 per share. For the year ended December 31, 1998, the purchase prices were $35.91 and $57.35 per share.

SFAS NO. 123 DISCLOSURE

    In accordance with the provisions of SFAS No. 123, the Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation cost. If the Company had elected to recognize the compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS No. 123, net income and earnings per share for the years ended December 31, 2000, 1999 and 1998 would have been reduced to the pro forma amounts indicated in the table which follows:

                                                                    2000          1999          1998
                                                                  --------      --------      --------
                                                                          (IN MILLIONS, EXCEPT
                                                                           PER SHARE AMOUNTS)
Net income--as reported.....................................       $342.3        $278.5        $231.3
Net income--pro forma.......................................       $315.7        $256.3        $218.6
Earnings per share--as reported.............................       $ 5.47        $ 4.22        $ 3.35
Earnings per share--pro forma...............................       $ 5.05        $ 3.88        $ 3.16
Earnings per share assuming full dilution--as reported......       $ 5.29        $ 4.10        $ 3.29
Earnings per share assuming full dilution--pro forma........       $ 4.88        $ 3.76        $ 3.11

2000                                                    OFFICERS     EMPLOYEES
----                                                   ----------   -----------
ASSUMPTIONS
Expected dividend yield..............................          --            --
Risk-free interest rate..............................       6.38%         6.37%
Expected stock price volatility......................      40.00%        40.00%
Expected life of options.............................  four years   three years

1999                                                    OFFICERS     EMPLOYEES
----                                                   ----------   -----------
ASSUMPTIONS
Expected dividend yield..............................          --            --
Risk-free interest rate..............................       5.02%         4.86%
Expected stock price volatility......................      38.00%        38.00%
Expected life of options.............................  four years   three years

1998                                                    OFFICERS     EMPLOYEES
----                                                   ----------   -----------
ASSUMPTIONS
Expected dividend yield..............................          --            --
Risk-free interest rate..............................       5.38%         5.35%
Expected stock price volatility......................      37.00%        37.00%
Expected life of options.............................  four years   three years

                         WELLPOINT HEALTH NETWORKS INC.

11. COMMON STOCK (CONTINUED)
    The above pro forma disclosures may not be representative of the effects on reported pro forma net income for future years. The weighted average fair value of options granted during 2000, 1999 and 1998 is $26.18, $23.76, and $18.72 per share, respectively.

TREASURY STOCK

    As of December 31, 2000, the Company was authorized to repurchase approximately 12.7 million shares of its Common Stock. As of December 31, 2000,
10.3 million shares of Common Stock had been repurchased pursuant to this authorization.

12. DISCONTINUED OPERATIONS

    During 1998, the Company discontinued its workers' compensation business segment. On July 29, 1998, the Company entered into an agreement to sell its workers' compensation business to Fremont Indemnity Company ("Fremont") for approximately $110.0 million. The Company received proceeds of $101.4 million as of the closing date, representing the initial purchase price as defined in the agreement. The transaction closed on September 1, 1998. In the first quarter of 1999, the Company paid Fremont $6.7 million, representing the settlement of the sales price.

    Revenues for the workers' compensation segment totaled $24.0 million for the period beginning July 1, 1998, the measurement date, through the date of sale, and $94.6 million for the period beginning January 1, 1998 through the date of sale.

                         WELLPOINT HEALTH NETWORKS INC.

13. EARNINGS PER SHARE

    The following is an illustration of the dilutive effect of the Company's potential common stock on earnings per share ("EPS"). There were no antidilutive securities in any of the three periods presented.

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                              (IN THOUSANDS, EXCEPT EARNINGS
                                                                        PER SHARE)
BASIC EARNINGS PER SHARE CALCULATION:
NUMERATOR
Income from continuing operations before extraordinary gain
  and cumulative effect of accounting change................  $342,287   $297,211   $319,548
Loss from discontinued operations...........................        --         --    (88,268)
Extraordinary gain from early extinguishment of debt,
  net of tax................................................        --      1,891         --
Cumulative effect of accounting change, net of tax..........        --    (20,558)        --
                                                              --------   --------   --------
Net Income..................................................  $342,287   $278,544   $231,280
                                                              ========   ========   ========
DENOMINATOR
Weighted average shares outstanding.........................    62,531     66,070     69,099
                                                              ========   ========   ========
EARNINGS PER SHARE
Income from continuing operations before extraordinary gain
  and cumulative effect of accounting change................  $   5.47   $   4.50   $   4.63
Loss from discontinued operations...........................        --         --      (1.28)
Extraordinary gain from early extinguishment of debt, net of
  tax.......................................................        --       0.03         --
Cumulative effect of accounting change, net of tax..........        --      (0.31)        --
                                                              --------   --------   --------
Net Income..................................................  $   5.47   $   4.22   $   3.35
                                                              ========   ========   ========
EARNINGS PER SHARE ASSUMING FULL DILUTION CALCULATION:
NUMERATOR
Income from continuing operations before extraordinary gain
  and cumulative effect of accounting change................  $342,287   $297,211   $319,548
Interest expense on zero coupon convertible subordinated
  debentures, net of tax....................................     1,890        930         --
                                                              --------   --------   --------
Adjusted income from continuing operations before
  extraordinary gain and cumulative effect of accounting
  change....................................................   344,177    298,141    319,548
Loss from discontinued operations...........................        --         --    (88,268)
Extraordinary gain from early extinguishment of debt, net of
  tax.......................................................        --      1,891         --
Cumulative effect of accounting change, net of tax..........        --    (20,558)        --
                                                              --------   --------   --------
Adjusted Net Income.........................................  $344,177   $279,474   $231,280
                                                              ========   ========   ========
DENOMINATOR
Weighted average shares outstanding.........................    62,531     66,070     69,099
Net effect of dilutive stock options........................     1,097      1,077      1,160
Assumed conversion of zero coupon convertible subordinated
  debentures................................................     1,481        949         --
                                                              --------   --------   --------
Fully diluted weighted average shares outstanding...........    65,109     68,096     70,259
                                                              ========   ========   ========
EARNINGS PER SHARE ASSUMING FULL DILUTION
Income from continuing operations before extraordinary gain
  and cumulative effect of accounting change................  $   5.29   $   4.38   $   4.55
Loss from discontinued operations...........................        --         --      (1.26)
Extraordinary gain from early extinguishment of debt, net of
  tax.......................................................        --       0.02         --
Cumulative effect of accounting change, net of tax..........        --      (0.30)        --
                                                              --------   --------   --------
Net Income..................................................  $   5.29   $   4.10   $   3.29
                                                              ========   ========   ========

                         WELLPOINT HEALTH NETWORKS INC.

14. LEASES

   Effective January 1, 1996, the Company entered into a new lease agreement for a 24-year period for its former corporate headquarters, expiring in December 2019, with two options to extend the term for up to two additional five-year terms. In addition to base rent, beginning in January 1997, the Company must pay a contingent amount based upon annual changes in the consumer price index. The Company paid $30 million to the owner of the building in connection with this lease agreement which is being amortized on a straight-line basis over the life of the new lease.

    The Company's other lease terms range from one to 19 years with certain options to renew. Certain lease agreements provide for escalation of payments which are based on fluctuations in certain published cost-of-living indices.

    Future minimum rental payments under operating leases utilized by the Company having initial or remaining noncancellable lease terms in excess of one year at December 31, 2000 are as follows:

YEAR ENDING DECEMBER 31, (IN THOUSANDS)                       OPERATING LEASES
---------------------------------------                       ----------------
2001........................................................      $ 75,387
2002........................................................        62,850
2003........................................................        46,396
2004........................................................        34,202
2005........................................................        29,245
Thereafter..................................................       257,937
                                                                  --------
  Total minimum payments required...........................      $506,017
                                                                  ========

    Rental expense for the years ended December 31, 2000, 1999 and 1998 for all operating leases was $47.5 million, $41.8 million and $43.4 million, respectively. Contingent rentals included in the above rental expense for the years ended December 31, 2000, 1999 and 1998 were $1.2 million, $0.9 million and $0.6 million, respectively.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

    CASH AND CASH EQUIVALENTS. The carrying amount approximates fair value, based on the short-term maturities of these instruments.

    INVESTMENT SECURITIES. The carrying amount approximates fair value, based on quoted market prices for the same or similar instruments.

    LONG-TERM INVESTMENTS. The carrying amount approximates fair value, based on quoted market prices for the same or similar instruments and at cost for certain equity investments.

    REVOLVING CREDIT FACILITY. The carrying amount for the revolving credit facility approximates fair value as the underlying instruments have variable interest rates at market value.

    CONVERTIBLE DEBT. The fair value for the convertible debt is based upon quoted market prices. The carrying value is based on the face value adjusted for accretion of original issue discount.

                         WELLPOINT HEALTH NETWORKS INC.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    INTEREST RATE SWAPS. The fair value of the interest rate swaps is based on its quoted market prices by the financial institutions which are the counterparties to the swaps.

    FORWARD EXCHANGE CONTRACTS. The carrying value for forward exchange contracts represents the fair value of such contracts that exceed the fair value of the related foreign denominated bond position. The fair value of such contracts is determined by the counterparties to the contracts.

    The carrying amounts and estimated fair values of the Company's financial instruments as of December 31, 2000 are summarized below:

                                                        CARRYING    ESTIMATED
                                                         AMOUNT     FAIR VALUE
                                                       ----------   ----------
                                                           (IN THOUSANDS)
Cash and cash equivalents............................  $  566,889   $  566,889
Investment securities................................   3,096,350    3,096,350
Long-term investments................................     116,811      116,811
Revolving credit facility............................     250,000      250,000
Convertible debt.....................................     150,855      165,612
Interest rate swaps..................................          --       (7,155)
Forward exchange contracts...........................      (5,196)      (5,196)

16. HEDGING ACTIVITIES

    The Company uses interest rate swap agreements and foreign currency contracts to manage interest rate and foreign currency exposures. The principal objective of such contracts is to minimize the risks and/or costs associated with financial and investing activities. The Company does not use financial instruments for trading or speculative purposes. The counterparties to these contractual arrangements are major financial institutions with which the Company also has other financial relationships. These counterparties expose the Company to credit loss in the event of non-performance. However, the Company does not anticipate non-performance by the other parties.

    INTEREST RATE SWAP AGREEMENTS: The Company uses interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate debt under its revolving credit facility. The swap agreements are contracts to exchange variable-rate (weighted average rate for 2000 of 6.6%) for fixed-rate interest payments (weighted average rate for 2000 of 5.7%) without the exchange of the underlying notional amounts. In 1999, the Company entered into an additional interest rate swap agreement with a notional amount of $100.0 million to exchange three month LIBOR (the index associated with the aforementioned swap) for one month LIBOR (the index associated with the Company's revolving credit facility), in order to hedge against rising interest rates at the end of the year. This agreement matured February 28, 2000.

    The notional amounts of the interest rate swap agreements are used to measure interest to be paid and do not represent the amount of exposure to credit loss. For interest rate instruments that effectively hedge interest rate exposures, the net cash amounts paid on the agreements are accrued and recognized as an adjustment to interest expense. If an agreement no longer qualifies as a hedge instrument, then it is marked to market and carried on the balance sheet at fair value. As of December 31, 2000 and 1999, no such condition existed.

                         WELLPOINT HEALTH NETWORKS INC.

16. HEDGING ACTIVITIES (CONTINUED)

    As of December 31, 2000 the Company had the following interest rate swap agreements in effect (notional amount in thousands):

   NOTIONAL AMOUNT               STRIKE RATE            EXPIRATION DATE
   ---------------               -----------            ---------------
      $150,000                    6.99  %               October 17, 2003
      $ 50,000                    7.06  %               October 17, 2006

    FOREIGN EXCHANGE CONTRACTS: As part of the Company's investment strategy to diversify and obtain a higher rate of return on its investment portfolio, the Company has invested in certain fixed maturity securities denominated in foreign currencies. In order to mitigate the foreign currency risk, the Company has entered into two types of foreign currency derivative instruments. The first type of instrument is a forward exchange contract which is entered into to hedge the currency risk of a foreign currency investment transaction between the trade date and the settlement date. Gains and losses related to such instruments are recognized in the Company's income statement. The Company recognized a loss of $0.5 million and $1.9 million and a gain of $0.5 million from such hedging activities for the years ended December 31, 2000, 1999 and 1998, respectively.

    The Company has also entered into foreign currency contracts for each of the fixed maturity securities owned as of December 31, 2000 to hedge asset positions denominated in other currencies. As of December 31, 2000, the Company had the following foreign currency contracts in effect (notional amount in thousands of U. S. dollars):

                                            NOTIONAL AMOUNT       SETTLEMENT DATE
                                          -------------------   -------------------
CURRENCY                                    BUY        SELL       BUY        SELL
--------                                  --------   --------   --------   --------
British pound...........................   $8,321    $ 8,321    01/16/01   01/16/01
British pound...........................             $ 8,291               03/27/01
Canadian dollar.........................             $ 8,355               03/27/01
Danish kroner...........................             $ 3,421               01/23/01
Euro dollar.............................             $20,655               01/16/01
Euro dollar.............................             $32,456               01/29/01
Euro dollar.............................             $24,363               03/05/01
Japanese yen............................   $8,319    $25,482    01/16/01   01/16/01
Japanese yen............................             $ 4,247               02/09/01
Japanese yen............................             $10,727               03/05/01

    The unrealized gains and losses from effective forward exchange contracts are reflected in other comprehensive income. As of December 31, 2000, the unrealized losses arising from the above forward exchange contracts amounted to $1.8 million. As of December 31, 1999, the unrealized gains arising from the above forward exchange contracts amounted to $1.5 million. As of December 31, 1998 the unrealized losses arising from the above forward exchange contracts amounted to $1.7 million. The unrealized gains and losses from ineffective foreign currency contracts are reflected in the Company's income statement. For the years ended December 31, 2000, 1999 and 1998, the Company recognized gains from such hedging activities of $2.7 million, $0.3 million and $2.7 million, respectively.

                         WELLPOINT HEALTH NETWORKS INC.

17. CONTINGENCIES

    From time to time in the ordinary course of business, the Company and certain of its subsidiaries are parties to various legal proceedings, many of which involve claims for coverage. The Company, like HMOs and health insurers generally, excludes certain health care services from coverage under its HMO, PPO and other plans. The Company is, in its ordinary course of business, subject to the claims of its enrollees arising out of decisions to restrict reimbursement for certain services. The loss of even one such claim, if it results in a significant punitive damage award, could have a material adverse effect on the Company. In addition, the risk of potential liability under punitive damage theories may increase significantly the difficulty of obtaining reasonable settlements of coverage claims.

    In June 2000, the California Medical Association filed a lawsuit in U.S. district court in San Francisco against the Company's subsidiary, Blue Cross of California ("BCC"). The lawsuit alleges that BCC violated the federal Racketeering Influenced and Corrupt Organizations ("RICO") Act through various misrepresentations to and inappropriate actions against health care providers. In late 1999, a number of class-action lawsuits were brought against several of the Company's competitors alleging, among other things, various misrepresentations regarding their health plans and breaches of fiduciary obligations to health plan members. In August 2000, the Company was added as a party to SHANE V. HUMANA, ET AL., a class-action lawsuit brought on behalf of health care providers nationwide. In addition to the RICO claims brought in the California Medical Association lawsuit, this lawsuit also alleges violations of ERISA, federal and state "prompt pay" regulations and certain common law claims. In October 2000, the federal Judicial Panel on Multidistrict Litigation issued an order consolidating the California Medical Association lawsuit, the SHANE lawsuit and various other pending managed care class-action lawsuits against other companies before District Court Judge Federico Moreno in the Southern District of Florida for purposes of the pretrial proceedings. In March 2001, Judge Moreno dismissed the plaintiffs' claims based on violation of the RICO Act, although the dismissal was made without prejudice to the plaintiffs' ability to subsequently refile their claims. Judge Moreno also dismissed, with prejudice, the plaintiffs' federal prompt pay law claims. The Company currently expects that a hearing on the plaintiffs' motion to certify a class will be held in early May 2001. On March 26, 2001, the California Medical Association filed an amended complaint in its lawsuit, alleging, among other things, revised RICO claims and violations of California law. The financial and operational impact that these and other evolving theories of recovery will have on the managed care industry generally, or the Company in particular, is at present unknown.

    Certain of such legal proceedings are or may be covered under insurance policies or indemnification agreements. Based upon information presently available, management of the Company believes that the final outcome of all such proceedings should not have a material adverse effect on the Company's results of operations, cash flows or financial condition.

18. REGULATORY REQUIREMENTS

    Certain of the Company's regulated subsidiaries must comply with certain minimum capital or tangible net equity requirements in each of the states in which they operate. As of December 31, 2000, the Company and its regulated subsidiaries were in compliance with these requirements.

    The ability of the Company's licensed insurance company subsidiaries to pay dividends is limited by the Departments of Insurance in their respective states of domicile. Generally, dividends in any 12-month period are limited to the greater of the prior year's statutory net income or 10% of statutory surplus. Larger dividends, classified as extraordinary, require a special request of the applicable Departments of Insurance. The maximum dividend payable in 2001 without prior approval by WellPoint's licensed insurance company subsidiaries is estimated to be $112.9 million.

                         WELLPOINT HEALTH NETWORKS INC.

19. DISCONTINUATION OF MEDICARE FISCAL INTERMEDIARY ACTIVITIES IN CALIFORNIA

    Under an agreement with the BCBSA, the Company's wholly-owned subsidiary Blue Cross of California ("BCC") previously contracted to administer Part A of Title XVIII of the Social Security Act (Medicare) in certain regions or for certain health care providers. The agreement was renewable annually unless terminated by the parties involved. As fiscal intermediary under the agreement, BCC made disbursements to providers for medical care from funds provided by the Federal Government and was reimbursed for these expenses incurred under the agreement. BCC disbursed approximately $7.6 billion, $8.8 billion and $8.5 billion and received administrative fees of approximately $39.1 million, $40.7 million and $34.3 million for the years ended December 31, 2000, 1999 and 1998, respectively. The reimbursement is treated as a direct recovery of general and administrative expenses.

    Effective December 1, 2000, BCC ceased to participate as a Medicare fiscal intermediary. This action does not affect the Company's offering of Medicare risk HMO and Medicare supplement products.

20. BUSINESS SEGMENT INFORMATION

    Effective April 1, 1999, the Company effected a modification of its internal business operations. As a result of this modification, the Company has two reportable segments: the Large Employer Group business segment and the Individual and Small Employer Group business segment. The Large Employer Group and Individual and Small Employer Group segments provide a broad spectrum of network-based health plans, including HMOs, PPOs, POS plans, other hybrid plans and traditional indemnity products to large and small employers and individuals. The Company's senior and specialty businesses are included in the Corporate and Other segment.

    The Company's management identified its reportable segments based upon the following factors: (1) the Company's organizational structure contains senior executives that oversee each of these segments, (2) the Company's chief operating decision maker (Chief Executive Officer) reviews the results of operations for each of the following segments and holds each Division President accountable for results, and (3) a Division President's overall compensation is based upon the related segment's results.

    The accounting policies of the segments are the same as those described in the summary of significant accounting policies and are consistent with generally accepted accounting principles with the exception of the exclusion of allocated corporate overhead to the reportable segments.

                         WELLPOINT HEALTH NETWORKS INC.

20. BUSINESS SEGMENT INFORMATION (CONTINUED)
    The following tables present segment information for the Large Employer Group and Individual and Small Employer Group for the years ended December 31, 2000, 1999 and 1998:

2000

                                                LARGE       INDIVIDUAL &
                                               EMPLOYER    SMALL EMPLOYER   CORPORATE
                                                GROUP          GROUP         & OTHER     CONSOLIDATED
                                              ----------   --------------   ----------   ------------
                                                                  (IN THOUSANDS)
Premium revenue.............................  $5,011,562     $3,030,503     $  541,598    $8,583,663
Management services revenue.................     379,142          2,865         69,840       451,847
                                              ----------     ----------     ----------    ----------
Total revenue from external customers.......   5,390,704      3,033,368        611,438     9,035,510
Intercompany revenues.......................      12,375           (583)       (11,792)           --
Investment income...........................     102,037         77,886         13,525       193,448
Interest expense............................      23,244            310            424        23,978
Depreciation and amortization expense.......      38,167         17,014         20,221        75,402
Income tax expense (benefit)................     176,342        131,027        (85,343)      222,026
Segment net income (loss)...................  $  210,221     $  172,051     $  (39,985)   $  342,287
                                              ==========     ==========     ==========    ==========
Segment Assets..............................  $2,323,129     $1,067,692     $2,113,885    $5,504,706
                                              ==========     ==========     ==========    ==========

1999

                                                LARGE       INDIVIDUAL &
                                               EMPLOYER    SMALL EMPLOYER   CORPORATE
                                                GROUP          GROUP         & OTHER     CONSOLIDATED
                                              ----------   --------------   ----------   ------------
                                                                  (IN THOUSANDS)
Premium revenue.............................  $3,889,032     $2,551,961     $  455,864    $6,896,857
Management services revenue.................     367,060          4,579         57,697       429,336
                                              ----------     ----------     ----------    ----------
Total revenue from external customers.......   4,256,092      2,556,540        513,561     7,326,193
Intercompany revenues.......................      19,941          2,500        (22,441)           --
Investment income...........................      98,410         53,627          7,197       159,234
Interest expense............................      20,949            278         (1,049)       20,178
Depreciation and amortization expense.......      36,829         14,641         13,328        64,798
Income tax expense (benefit)................     145,973        105,347        (61,210)      190,110
Extraordinary gain / cumulative effect......     (12,328)        (7,685)         1,346       (18,667)
Segment net income (loss)...................  $  167,435     $  134,828     $  (23,719)   $  278,544
                                              ==========     ==========     ==========    ==========
Segment Assets..............................  $2,300,056     $  998,060     $1,295,118    $4,593,234
                                              ==========     ==========     ==========    ==========

                         WELLPOINT HEALTH NETWORKS INC.

20. BUSINESS SEGMENT INFORMATION (CONTINUED)
1998

                                                LARGE       INDIVIDUAL &
                                               EMPLOYER    SMALL EMPLOYER   CORPORATE
                                                GROUP          GROUP         & OTHER     CONSOLIDATED
                                              ----------   --------------   ----------   ------------
                                                                  (IN THOUSANDS)
Premium revenue.............................  $3,467,742     $2,114,094     $  352,976    $5,934,812
Management services revenue.................     388,301          4,627         41,032       433,960
                                              ----------     ----------     ----------    ----------
Total revenue from external customers.......   3,856,043      2,118,721        394,008     6,368,772
Intercompany revenues.......................      13,922             --        (13,922)           --
Investment income...........................      91,284         43,281        (24,987)      109,578
Interest expense............................      26,471            351             81        26,903
Depreciation and amortization expense.......      34,773         11,511         10,397        56,681
Income tax expense (benefit)................     118,915         87,517       (133,994)       72,438
Loss from discontinued operations...........     (44,526)       (39,827)        (3,915)      (88,268)
Segment net income (loss)...................  $  138,514     $   91,249     $    1,517    $  231,280
                                              ==========     ==========     ==========    ==========
Segment Assets..............................  $2,299,178     $  783,505     $1,143,151    $4,225,834
                                              ==========     ==========     ==========    ==========

21. COMPREHENSIVE INCOME

    The following summarizes comprehensive income reclassification adjustments included in the statements of changes in stockholders' equity:

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Holding gain (loss) on investment securities arising during
  the period (net of tax expense of $53,624, tax benefit of
  $6,295 and tax expense of $24,218, respectively)..........  $ 83,691   $ (9,847)  $ 35,579

Holding gain (loss) related to foreign exchange transactions
  (net of tax expense of $222 and tax benefit of $1,013,
  respectively).............................................       350     (1,584)        --

Add:
Reclassification adjustment for realized losses on
  investment securities (net of tax benefit of $10,004,
  $10,442 and $14,237, respectively)........................   (15,646)   (16,332)   (20,916)

Reclassification adjustment related to foreign exchange
  gains (losses) on investment securities (net of tax
  benefit $204 and tax expense of $1,160, respectively).....      (319)     1,815         --
                                                              --------   --------   --------

Net gain (loss) recognized in other comprehensive income
  (net of tax expense of $43,638, tax benefit of $16,590 and
  tax expense of $9,981, respectively)......................  $ 68,076   $(25,948)  $ 14,663
                                                              ========   ========   ========

                         WELLPOINT HEALTH NETWORKS INC.

22. EXTRAORDINARY GAIN

    On October 6, 1999, the Board of Directors authorized the repurchase of some or all of the Company's Debentures for cash. During the year ended December 31, 1999, the Company repurchased $81.0 million aggregate principal amount at maturity of the Company's Debentures at a total purchase price of $49.8 million. This repurchase resulted in an extraordinary gain of $1.9 million, or $0.02 per share assuming full dilution, net of tax expense totaling $1.2 million.

23. SUBSEQUENT EVENT

    On March 15, 2001, WellPoint completed its acquisition of Cerulean Companies, Inc., the parent company of Blue Cross and Blue Shield of Georgia, Inc., which serves approximately 1.8 million persons in the State of Georgia. Under the terms of the transaction, Cerulean shareholders received cash of $700 million.

                                                                         ANNEX I

                         WELLPOINT HEALTH NETWORKS INC.
                                AUDIT COMMITTEE
                                    CHARTER

I.  REPORTS TO:

    Board of Directors.

II. RESPONSIBILITIES:

    A. Designated by the Board of Directors of WellPoint Health Networks, Inc. (the Company) to assist the Board in fulfilling its fiduciary responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board of Directors have established, and the audit process. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the Company.

    B.  Meet not less than two (2) times annually.

    C. Recommend to the Board of Directors the selection, evaluation, and, where appropriate, the replacement of the Company's external auditor. In this regard, the external auditor ultimately is accountable to the Board of Directors and the Audit Committee as representatives of the shareholders.

    D. Review the overall scope and fee estimates for all audit services to be performed by the external auditor.

    E. Review with management and the Company's external auditor at the completion of the annual financial statement audit:

       - The Company's annual financial statements and related footnotes.

       - The external auditor's audit of the financial statements and his/her report thereon.

       - Any significant changes required in the external auditor's audit plan.

       - Any serious difficulties or disputes with management encountered during the course of the audit.

       - Other matters related to the conduct of the audit which are to be communicated to the Audit Committee under generally accepted auditing standards.

       Based on its review of the audited financial statements, the Committee will recommend to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K.

    F. Confirm and assure the independence of the external auditor, including ensuring that the external auditor submits on an annual basis a written statement disclosing all relationships between the Company and the external auditor and, where appropriate, undertaking a review of disclosed business relationships between the auditor and the Company and the nature of non-audit services and related fees. The Audit Committee shall recommend to the Board of

       Directors that the Board take appropriate action to satisfy itself of the external auditor's independence.

    G. Inquire of management, the director of internal auditing, and the external auditor about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

    H. Review with the independent auditors, the internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

    I. Review the activities of the Company's internal audit department, including:

       - The annual internal audit plan and the scope of the work to be performed.

       - Significant findings during the year and management's responses thereto.

       - Any difficulties encountered in the course of the department's audits, including any restrictions on the scope of its work or access to required information.

       - Any changes required in the planned scope of its audit plan.

       - The internal audit department budget and staffing.

       - The internal audit department charter.

       - The standards of objectivity followed by the internal auditors and how those compare to the standards set by the Institute of Internal Auditors.

    J. Review and concur in the appointment, replacement, reassignment, and retention of the Director of Internal Audit.

    K. Receive reports on the results of regulatory audits and management's corrective action where applicable.

    L. Review and assess the internal and external auditors' and management's periodic audits of compliance with the Company's code of conduct.

    M. Review with the Director of Internal Audit and the external auditor the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

    N. Meet with the Director of Internal Audit, the external auditor, and management in separate executive sessions to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee.

    O. Periodically report to the Board of Directors on the Committee's activities.

    P. Review and update on an annual basis the Committee's charter, which shall be approved by the entire Board of Directors annually.

    Q. Perform such other functions as may be assigned by law, the Company's certificate of incorporation or bylaws, or the Board of Directors. The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

III. MEMBERSHIP:

    A. The Audit Committee will be composed of no less than three (3) members of the Board of Directors, all of whom are independent from management of the Company, and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as a committee member. In determining independence of Committee members, the Board of Directors shall take into account any applicable laws or regulations and standards of any exchange or trading market in which the Company's securities are included.

    B. Each member should have the ability to read and understand fundamental financial statements. Such ability may have been developed through prior business and board experience or acquired through training programs within a reasonable time after appointment. At least one member will have accounting or financial management expertise. Two members of the Committee will constitute a quorum for any Committee meeting.

IV. CONFIDENTIALITY:

    A. Audit Committee members are required to execute written confidentiality agreements, whereby they agree not to disclose information received in any form (written, oral, visual, etc.) in their conduct of Committee business.

V.  REMOVAL:

    A. Audit Committee members may have their committee membership status terminated by majority vote of the Board for conduct which in the opinion of the Board disturbs the order, dignity, business or harmony, or impairs the good name, financial prospects or character of the Company, or for any conduct in violation of this charter or any rules or regulations which may be adopted from time to time. Action for termination may be taken upon the initiative of any Committee member and the proceedings at the special meeting in such matter shall be final and conclusive.

       Any Audit Committee member absenting himself or herself without reasonable cause from two (2) consecutive Committee meetings which have been regularly and properly called shall automatically be removed from the Committee and the position declared vacant.

                                                                        ANNEX II

                         WELLPOINT HEALTH NETWORKS INC.
                  1999 EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

1.  PURPOSE

    The purpose of the 1999 WellPoint Health Networks Inc. Executive Officer Annual Incentive Plan (the "Plan") is to motivate and reward for performance with tax deductible payments certain executive officers of WellPoint Health Networks Inc. (the "Company") who may be subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

2.  EFFECTIVE DATE

    The Plan shall be effective for the Company's 2000 fiscal year and for each of the subsequent four fiscal years, unless earlier terminated by the Board of Directors (the "Board"), provided that the Plan is approved by the Company's stockholders at the Company's 1999 Annual Meeting of Stockholders.

3.  PARTICIPANTS

    The individuals who may receive payments under the Plan based on performance for any fiscal year while the Plan is in effect shall be those officers of the Company who are selected for participation by the committee described in
Section 4 from among the following officers: the Company's chief executive officer and any other officers subject to the short-swing profit restrictions of
Section 16(b) of the Securities Exchange Act of 1934, other than an officer who is designated as such solely by reason of his or her position as Controller. The selection of participants for any fiscal year shall be made within the first ninety (90) days of such fiscal year (or, in the case of a short fiscal year within the first one-quarter of such fiscal year).

4.  COMMITTEE ADMINISTRATION

    The Plan shall be administered by a committee consisting of at least two non-employee directors, each of whom satisfies the requirements for an "outside director" as that term is defined under Code Section 162(m). The Committee shall have the sole authority and discretion to administer and interpret the Plan in good faith to satisfy the requirements for tax deductibility of payments in accordance with Section 162(m). Such authority includes selection of participants and the performance criterion or criteria for any applicable fiscal year pursuant to Section 5 and the determination of the amount, if any, payable to each participant in accordance with the terms of this Plan. Decisions of the Committee shall be final, conclusive and binding on all parties including the Company, its stockholders and participants, and their beneficiaries and heirs.

5.  PERFORMANCE CRITERIA

    Within the first ninety (90) days of each fiscal year (or, in the case of a short fiscal year within the first one-quarter of such fiscal year), the Committee shall select the performance criterion or criteria for any individual position for such fiscal year and the formula or formulas for determining the amount of payment that the Committee may award for performance during such year. The performance criteria which the Committee may use are: operating profits (including EBITDA), net profits, earnings per share, profit returns and margins, revenues, stockholder return and/or value (including economic value added or stockholder value added), stock price and working capital. Performance criteria may be measured solely on a corporate, subsidiary or business unit basis, or a combination thereof. Further, performance criteria may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or other external measure of the selected performance criteria. Profit, earnings and revenues used for any performance criteria measurements shall exclude: gains or losses on operating asset sales or dispositions; asset write-downs; litigation or claim judgments or settlements; accruals for historic environmental obligations; effect of changes in tax law or rate on deferred tax liabilities; accruals for reorganization and restructuring programs; uninsured catastrophic property losses; the cumulative effect of changes in accounting principles; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial performance appearing in the Company's Annual Report on Form 10-K or annual report to stockholders for the applicable year.

6.  PERFORMANCE GOALS

    Prior to the end of the first quarter of each fiscal year during which the Plan is in effect, the Committee shall establish in writing the performance goals, based on one or more of the performance criteria set forth in Section 5, and payment schedules or formulas tied to such goals for the individuals described in Section 3.

7.  PAYMENTS

    The Committee must certify in writing the attainment of the applicable performance goals before making any payments for the applicable performance year. The Committee, at its sole discretion, may reduce the amount of payment below that determined using the applicable payment schedule(s) or formula(s) for a given participant. No participant may receive an aggregate payment for performance relating to any consecutive two fiscal year period in excess of $15,000,000. Payments may be made in cash, shares of common stock of the Company or a combination.

8.  PAYMENT DEFERRALS

    The Committee may mandate and/or provide for the deferral of all or a portion of any payment earned under the Plan. Deferred payment accounts may be denominated in cash amounts with the crediting of interest; phantom mutual fund accounts; or Company common stock unit accounts, provided that any crediting of interest or dividend equivalents shall not be permitted if it would cause the eventual payment to be nondeductible under Code Section 162(m) as determined in good faith by the Committee at the time of such crediting.

9.  PLAN AMENDMENT

    The Board may amend or otherwise modify the Plan from time to time as it deems appropriate to serve the Plan's purposes. However, the Board shall not amend the Plan, without the appropriate approval of stockholders of the Company, if such amendment would otherwise result in payments not qualifying for deductibility under Code Section 162(m) as determined by the Board in good faith.

10. OTHER INCENTIVE PLANS

    The Board may provide that persons specified in Section 3 may participate in and receive payments under other incentive compensation plans, programs and arrangements maintained by the Company as it deems appropriate and necessary.

11. GOVERNING LAW

    The validity, construction and effect of the Plan and any agreements or other instruments issued under it shall be determined in accordance with the laws of the state of California without reference to the principles of conflict of laws.

_______________________________________________________________________________

PROXY/VOTING INSTRUCTION CARD

                        WELLPOINT HEALTH NETWORKS INC.
                     2001 ANNUAL MEETING OF STOCKHOLDERS

               THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED
                      ON BEHALF OF THE BOARD OF DIRECTORS

     Leonard D. Schaeffer and Thomas C. Geiser, or either of them, are hereby constituted and appointed as lawful attorneys and proxies of the undersigned, each with full power of substitution to vote and act as proxy with respect to all shares of Common Stock of WellPoint Health Networks Inc. ("WellPoint") standing in the name of the undersigned on the books of WellPoint at the close of business on March 16, 2001, at the Annual Meeting of Stockholders to be held at 10:00 A.M. on May 8, 2001, at the Hyatt Westlake Plaza, 880 South Westlake Boulevard, Westlake Village, CA 91361, or at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in WellPoint's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

     The powers hereby granted may be exercised by both of said attorneys or proxies or their substitutes present and acting at the Annual Meeting of Stockholders or any adjournment or postponement thereof or, if only one be present and acting, then by that one. The undersigned hereby revokes any and all proxies heretofore given by the undersigned to vote at said meeting.

     THIS PROXY/VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED FOR THE NOMINEES LISTED ON THE REVERSE AND FOR PROPOSAL 2 AND PROPOSAL 3. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD BY ANY WELLPOINT BENEFIT PLAN, SUCH AS THE WELLPOINT 401(K) RETIREMENT SAVINGS PLAN OR THE WELLPOINT COMPREHENSIVE EXECUTIVE NON-QUALIFIED RETIREMENT PLAN, AND IF YOU DO NOT SIGN AND RETURN THIS CARD OR ATTEND THE MEETING AND VOTE BY BALLOT, SUCH SHARES WILL BE VOTED IN ACCORDANCE WITH THE DIRECTION OF THE APPLICABLE PLAN'S TRUSTEE.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
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                             FOLD AND DETACH HERE



                               ADMISSION TICKET
                        WELLPOINT HEALTH NETWORKS INC.
                     2001 ANNUAL MEETING OF STOCKHOLDERS

                             TUESDAY, MAY 8, 2001
                                  10:00 A.M.

                             HYATT WESTLAKE PLAZA
                         880 SOUTH WESTLAKE BOULEVARD
                          WESTLAKE VILLAGE, CA 91361



PLEASE ADMIT                                                   NON-TRANSFERABLE

A VOTE FOR THE FOLLOWING PROPOSALS IS                     Please mark
RECOMMENDED BY THE BOARD OF DIRECTORS:                    vote in the
                                                           following       /X/
                                                          manner using
                                                         dark ink only


                                       FOR                   WITHHOLD AUTHORITY
                               all nominees listed            to vote for all
                           (except as indicated below)     nominees listed below


1. Election of the two (2)         /   /                         /   /
   Class II directors proposed
   in the accompanying Proxy
   Statement to serve until the
   2004 Annual Meeting (or until
   their successors are elected).

   Nominees: Stephen L. Davenport, Warren Y. Jobe


                                            FOR          AGAINST         ABSTAIN

2. Approves an amendment to the             /  /          /  /            /  /
   Company's Executive Officer
   Annual Incentive Plan in order to
   increase the maximum bonus that
   may be awarded to a single
   participant over a certain period.

                                            FOR          AGAINST         ABSTAIN

3. Ratification of the apointment of        /  /         /  /             /  /
   PricewaterhouseCoopers LLP as the
   Company's independent public
   accountants for the fiscal year ending
   December 31, 2001.



(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, CROSS HIS OR HER NAME OUT ABOVE.)


Signature(s) _________________________________________    Dated __________, 2001

SIGN EXACTLY AS YOUR NAME(S) APPEARS ON YOUR STOCK CERTIFICATE. IF SHARES OF STOCK STAND OF RECORD IN THE NAMES OF TWO OR MORE PERSONS, OR IN THE NAME OF HUSBAND AND WIFE, WHETHER AS JOINT TENANTS OR OTHERWISE, BOTH OR ALL OF SUCH PERSONS SHOULD SIGN THE PROXY. IF SHARES OF STOCK ARE HELD OF RECORD BY A CORPORATION, THE PROXY SHOULD BE EXECUTED BY THE PRESIDENT OR VICE PRESIDENT AND THE SECRETARY OR ASSISTANT SECRETARY, AND THE CORPORATE SEAL SHOULD BE AFFIXED THERETO. EXECUTORS OR ADMINISTRATORS OR OTHER FIDUCIARIES WHO EXECUTE TO ABOVE PROXY FOR A DECEASED SHAREHOLDER SHOULD GIVE THEIR FULL TITLE. PLEASE DATE THE PROXY.
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                             FOLD AND DETACH HERE